PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-259509

Up to 18,833,298 Shares of Common Stock
and
Up to 154,334,253 Shares of Common Stock
and
Up to 6,333,334 Warrants
Offered by the Selling Securityholders

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This prospectus relates to the issuance by us of an aggregate of up to 18,833,298 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of up to (i) 6,333,334 shares of Common Stock issuable upon the exercise of 6,333,334 warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of NextGen Acquisition Corporation (“NextGen”) by the holders thereof other than the initial holder and (ii) 12,499,964 shares of Common Stock issuable upon the exercise of 12,499,964 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) originally issued in the initial public offering of NextGen by the holders thereof. We will receive the proceeds from the exercise of any Warrants for cash.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 154,334,253 shares of Common Stock (including (A) up to 6,333,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (B) up to 16,421,919 shares of Common Stock issuable as Earnout Shares (as defined below) and (C) 21,600,000 shares of Common Stock issued in the PIPE Investment) and (ii) up to 6,333,334 Private Placement Warrants. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus. We provide more information about how the Selling Securityholders may sell the shares of Common Stock or Warrants in the section entitled “Plan of Distribution.”

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “XOS” and “XOSWW,” respectively. On September 22, 2021, the closing price of our Common Stock was $7.35 and the closing price for our Public Warrants was $1.17.

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See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2021.

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You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

On August 20, 2021, as contemplated by the Agreement and Plan of Merger, as amended on May 14, 2021 (the “Merger Agreement”), by and among NextGen Acquisition Corporation, a Cayman Islands exempted company limited by shares (“NextGen”), Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (now known as Xos Fleet, Inc., “Legacy Xos”), consummated the merger transactions contemplated by the Merger Agreement, whereby (i) Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of NextGen (“Xos” or the “Company,” and such transaction the “Merger” and, collectively with the Domestication, the “Business Combination”). As a result of the Merger, among other things, all outstanding shares of common stock of Legacy Xos (“Legacy Xos Common Stock”) as of immediately prior to the Closing, together with shares of Legacy Xos Common Stock reserved in respect of Legacy Xos Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing or resulting from the conversion of shares of Legacy Xos’ preferred stock, and, that were converted into awards based on shares of common stock of the Company (“Common Stock”), par value $0.0001 per share, were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 127,626,116 shares of Common Stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Common Stock. With respect to the Legacy Xos Awards, all (i) options to purchase shares of Legacy Xos Common Stock, (ii) restricted stock units based on shares of Legacy Xos Common Stock and (iii) restricted shares of Legacy Xos Common Stock outstanding as of immediately prior to the Merger (together, the “Legacy Xos Awards”) were converted into (a) options to purchase shares of Common Stock, (b) restricted stock units based on shares of Common Stock (“RSUs”) and (c) restricted shares of Common Stock, respectively. Additionally, certain eligible securityholders of Legacy Xos may receive up to 16,421,919 shares of Common Stock (the “Earnout Shares”) upon the achievement of Earnout Triggering Events (as defined below) during the time period between February 21, 2021 and August 20, 2026 (the “Earnout Period”). The Earnout Triggering Events are the dates on which the volume-weighted average closing sale price of one share of our Common Stock quoted on Nasdaq (or such other exchange on which the shares of our Common Stock are then listed) is greater than or equal to $14.00, $20.00 and $25.00 for any 10 trading days within any 20 consecutive trading day period within the Earnout Period.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Xos,” “we,” “us,” “our” and similar terms refer to Xos, Inc. (f/k/a NextGen Acquisition Corporation) and its consolidated subsidiaries (including Legacy Xos). References to “NextGen” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of present or historical fact included in this prospectus regarding our future financial performance, as well as our strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of such terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        our ability to recognize anticipated benefits of the Business Combination;

•        changes in domestic and foreign business, market, financial, political, legal conditions and applicable laws and regulations;

•        the outcome of any legal proceedings against us;

•        our financial and business performance, including risk of uncertainty in our financial projections and business metrics and any underlying assumptions thereunder and our ability to convert backlog orders into deliveries;

•        changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        our ability to maintain an effective system of internal controls over financial reporting;

•        our ability to grow market share in its existing markets or any new markets it may enter;

•        our ability to respond to general economic conditions;

•        our ability to manage its growth effectively;

•        our ability to achieve and maintain profitability in the future;

•        our ability to access sources of capital to finance operations, growth and future capital requirements;

•        our ability to maintain and enhance its products and brand, and to attract customers;

•        our ability to execute our business model, including market acceptance of our planned products and services and achieving sufficient production volumes at acceptable quality levels and prices;

•        market acceptance of our Fleet-as-a-Service offering and potential changes to the regulatory requirements and restrictions on the use of customer data;

•        our ability to find new partners for our Fleet-as-a-Service offering;

•        the success of strategic relationships with third parties;

•        our ability to scale in a cost-effective manner;

•        developments and projections relating to our competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on our business and the actions we may take in response thereto;

•        the impact of global economic conditions, such as supply chain disruptions which the COVID-19 pandemic has contributed to;

•        our expectations regarding our ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended;

•        our ability to find and retain critical employee talent needed to continue our product innovation;

•        our ability to decarbonize our supply chain; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Additional cautionary statements or discussions of risks and uncertainties that could affect our results or the achievement of the expectations described in forward-looking statements may also be contained in any accompanying prospectus supplement.

Should one or more of the risks or uncertainties described in this prospectus, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in the section entitled “Risk Factors” and in our periodic filings with the SEC. Our SEC filings are available publicly on the SEC’s website at www.sec.gov.

You should read this prospectus and any accompanying prospectus supplement completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights selected information appearing in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Business” and the consolidated financial statements and related notes included elsewhere in this prospectus before making an investment decision.

The Company

We are a mobility solutions company manufacturing Class 5 to 8 battery-electric commercial vehicles and facilitating fleet ownership both with fleet owners’ transition from traditional internal combustion engine vehicles to electric vehicles and their continued operation through our subscription package for services such as vehicle maintenance and financing. Our mission is to decarbonize commercial transportation by developing innovative technologies and intelligent mobility solutions at the intersection of energy and software. We developed the X-Platform (our proprietary, purpose-built vehicle chassis platform) and the X-Pack (our proprietary battery system) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Our “Fleet-as-a-Service” package offers our customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.

Our innovative X-Platform and X-Pack provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients industry-leading total cost of ownership. The X-Platform, our chassis platform, and X-Pack, our battery technology, are available for purchase as part of our vehicles. The X-Platform and X-Pack were both engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range) for minimal additional cost. In addition to a competitive vehicle purchase price, our technology can also drive savings throughout ownership through increased vehicle uptime, greater payload capacity and reduced service and maintenance expense. Ninety percent of vehicles in our targeted segments operate on routes under 200 miles per shift (referred to as “last-mile” routes). Vehicles that fulfill these predictable last-mile routes generally return to base hubs on a daily basis. Such vehicles are ideal candidates for electrification as operators are able to connect them to dedicated charging infrastructure. Our modular and cost-effective vehicles have been on the road and in customers’ hands since 2018, validating the durability and low-cost design of our vehicles. As of June 30, 2021, we have entered into binding agreements and non-binding letters of intent, memorandums of understanding and other similar agreements with over a dozen customers. Under our binding agreements, our customers have agreed to purchase, subject to certain modification and cancellation provisions, a total of over 2,000 vehicle units with the option to purchase an additional 4,000 units which expires at the end of 2022, for a total backlog of over 6,000 vehicle units. We have delivered 34 vehicles and powertrains combined as of June 30, 2021 and expect to deliver a total of 116 units in 2021. We expect to deliver over 90% of the aforementioned contracted non-option orders, which is over 1,800 vehicles, by the end of 2022. We anticipate that a portion of the aforementioned 4,000 optional orders, if exercised, may not be produced and delivered until 2023.

We have taken a conservative approach to capital deployment with our Flex manufacturing strategy. This strategy leverages our strategic partners’ existing facilities and labor to assemble up to 5,000 vehicles annually per facility once they are fully ramped up at an estimated average future cost of approximately $45 million dollars per facility build out. This strategy will enable us to scale our operations in a capital efficient manner and in lockstep with market demand. As of June 30, 2021, we have partnered with two third-party contract manufacturer partners — Metalsa and Fitzgerald — to operate two Flex facilities with the combined capacity to manufacture approximately up to 10,000 vehicles per year once fully ramped up. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Our Fleet-as-a-Service product facilitates the transition from traditional internal combustion engine vehicles to battery electric vehicles and provides fleet operators with a comprehensive set of solutions and products (including, but not limited to, energy services, service and maintenance, vehicle telematics, OTA updates and financing) to transition to and operate an electric vehicle fleet. This product offering will combine traditionally disaggregated services into a bundled service package, thus reducing the cost and friction associated with electrifying commercial fleets. Services to be offered in our Fleet-as-a-Service offerings include our proprietary technology and in-house services (X-Platform, digital fleet management products, over-the-air software update technology, and a wide-range of service products) and offerings from our industry leading partners, such as Dickinson Fleet Services for service and maintenance and DLL for financing. Fleet-as-a-Service is expected to increase the lifetime revenue of each vehicle sold by us.

We believe our growth in the coming years is supported by the strong secular tailwinds of climate change and e-commerce. Commercial trucks are the largest emitters of greenhouse gases per capita in the transportation industry. The U.S. federal, state and foreign governments, along with corporations such as UPS, FedEx and Amazon, have set ambitious goals to reduce greenhouse gas emissions. Simultaneously, e-commerce continues to grow rapidly and has been accelerated by changes in consumer purchasing behavior during the COVID-19 pandemic. We believe the increased regulation relating to commercial vehicles, the launch of sustainability initiatives from leading financial and corporate institutions and the rapid growth of last-mile logistics will fuel accelerated adoption of our products worldwide.

Our principal executive office is located at 3550 Tyburn Street, Unit 100, Los Angeles, CA 90065. Its telephone number is (818) 316-1890.

For more information, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Background

We were previously known as NextGen Acquisition Corporation. On August 20, 2021, as contemplated by the Merger Agreement, by and among NextGen, Merger Sub and Legacy Xos, consummated the merger transactions contemplated by the Merger Agreement, whereby (i) Merger Sub merged with and into Legacy Xos, the separate corporate existence of Merger Sub ceased and Legacy Xos became the surviving corporation and a wholly owned subsidiary of Xos. As a result of the Merger, among other things, all outstanding shares of Legacy Xos Common Stock as of immediately prior to the Closing, together with shares of Legacy Xos Common Stock reserved in respect of Legacy Xos Awards (as defined below and as described further in the immediately succeeding paragraph) outstanding as of immediately prior to the Closing or resulting from the conversion of shares of Legacy Xos’ preferred stock, and, that were converted into awards based on shares of Common Stock were cancelled in exchange for the right to receive, or the reservation of, an aggregate of 127,626,116 shares of Common Stock (at a deemed value of $10.00 per share) or, as applicable, shares underlying awards based on Common Stock. With respect to the Legacy Xos Awards, all (i) options to purchase shares of Legacy Xos Common Stock, (ii) restricted stock units based on shares of Legacy Xos Common Stock and (iii) restricted shares of Legacy Xos Common Stock outstanding as of immediately prior to the Merger were converted into (a) options to purchase shares of Common Stock, (b) RSUs and (c) restricted shares of Common Stock, respectively. Additionally, certain eligible securityholders of Legacy Xos may receive up to 16,421,919 shares of Common Stock upon the achievement of Earnout Triggering Events during the Earnout Period.

In connection with the Business Combination (the “Closing”), (1) each of the then issued and outstanding NextGen Class A Ordinary Shares converted automatically, on a one-for-one basis, into one share of Common Stock; (2) each then issued and outstanding NextGen Warrants converted automatically into a Warrants; and (3) each of the then issued and outstanding NextGen Units, were cancelled and each holder received one share of Common Stock and one-third of one Warrant.

On August 20, 2021 (the “Closing Date”), and in connection with the Closing, NextGen changed its name to Xos, Inc. Legacy Xos was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While NextGen was the legal acquirer in the Business Combination, because Legacy Xos was deemed the accounting acquirer, the historical financial statements of Legacy Xos became the historical financial statements of the combined company, upon the consummation of the Business Combination.

Risks Associated with Our Business

Our ability to implement our business strategy is subject to numerous risks that you should be aware of before making an investment decision. These risks are described more fully in the section entitled “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:

•        We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        We will require significant capital to develop and grow our business, and we may be unable to adequately control the costs associated with our operations.

•        We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

•        Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

•        Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

•        Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•        Our limited operating history makes evaluating its business and future prospects difficult and may increase the risk of your investment.

•        Our Fleet-as-a-Service offering is novel in the industry and has yet to be tested in the long-term. Any failure to commercialize our strategic plans could have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•        We may experience significant delays in the design, manufacturing and wide-spread deployment of our vehicles, which could harm our business, prospects, financial condition and operating results.

•        Our ability to develop and manufacture vehicles and battery packs of sufficient quality and appeal to customers on schedule and on a large scale will require significant capital expenditures and is unproven and still evolving.

•        We have no experience to date in high volume manufacturing of our vehicles and battery packs, and we currently rely and will continue to rely on third-party contract manufacturing partners to manufacture our vehicles, and to supply critical components and systems, which expose us to a number of risks and uncertainties outside our control.

•        We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•        We are dependent on our suppliers, some of which are limited source suppliers, and the inability of these suppliers, due to increased demand or other factors, to deliver necessary components of our vehicles and battery packs at prices and volumes, performance and specifications acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results.

•        Our vehicles use lithium-ion battery cells, a class of batteries which have been observed to catch fire or vent smoke and flame.

•        If we fail to manage our growth effectively, we may not be able to further design, develop, manufacture and market our vehicles or battery packs successfully.

Corporate Information

NextGen was incorporated on July 29, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. NextGen completed its initial public offering in October 2020. In August 2021, Merger Sub merged with and into Legacy Xos, whereupon the separate limited liability company existence of Merger Sub ceased and Legacy Xos became the surviving company and continued in existence as a subsidiary of NextGen. Prior to the Closing Date, NextGen changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and domesticating and continuing as a corporation formed under the laws of the State of Delaware.

On the Closing Date, and in connection with the Closing, NextGen changed its name to Xos, Inc. Legacy Xos was deemed to be the accounting acquirer in the Business Combination based on an analysis of the criteria outlined in Accounting Standards Codification 805. While NextGen was the legal acquirer in the Business Combination, because Legacy Xos was deemed the accounting acquirer, the historical financial statements of Legacy Xos became the historical financial statements of the combined company, upon the consummation of the Business Combination.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company under the JOBS Act until the earliest of (a) the last day of our first fiscal year following the fifth anniversary of NextGen’s initial public offering, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

As a result, the information in this prospectus and that we provide to our investors in the future may be different than what you might receive from other public reporting companies.

THE OFFERING

Issuer	Xos, Inc. (f/k/a NextGen Acquisition Corporation).
Issuance of Common Stock
Shares of Common Stock Offered by us

18,833,298 shares of Common Stock, including shares of Common Stock issuable upon the exercise of the Warrants, consisting of (i) 6,333,334 shares of Common Stock issuable upon the exercise of 6,333,334 Private Placement Warrants by the holders thereof other than the initial holder and (ii) 12,499,964 shares of Common Stock issuable upon the exercise of 12,499,964 Public Warrants by the holders thereof.

Shares of Common Stock Outstanding Prior to Exercise of All Warrants	162,184,621 shares (as of August 20, 2021).
Shares of Common Stock Outstanding Assuming Exercise of All Warrants	181,017,919 shares (based on total shares outstanding as of August 20, 2021).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $216.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See the section entitled “Use of Proceeds.”

Resale of Common Stock and Warrants
Shares of Common Stock Offered by the Selling Securityholders

154,334,253 shares of Common Stock (including (A) up to 6,333,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (B) up to 16,421,919 shares of Common Stock issuable as Earnout Shares and (C) 21,600,000 shares of Common Stock issued in the PIPE Investment).

Warrants Offered by the Selling Securityholders	6,333,334 Private Placement Warrants.
Redemption	The Warrants are redeemable in certain circumstances. See the section entitled “Description of our Securities — Warrants” for further discussion.
Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions — Lock-Up Agreements” for additional information.

Market for Common Stock and Warrants	Our Common Stock and Public Warrants are currently traded on Nasdaq under the symbols “XOS” and “XOSWW,” respectively.
Risk Factors	See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus or any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Summary of Risks:

Our business is subject to a number of risks of which you should be aware before making a decision to invest in our common stock. These risks include, among others, the following:

•        We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

•        We will require significant capital to develop and grow our business, and we may be unable to adequately control the costs associated with our operations.

•        We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

•        Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

•        Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

•        Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

•        Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

•        Our Fleet-as-a-Service offering is novel in the industry and has yet to be tested in the long-term. Any failure to commercialize our strategic plans could have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

•        We may experience significant delays in the design, manufacturing and wide-spread deployment of our vehicles, which could harm our business, prospects, financial condition and operating results.

•        Our ability to develop and manufacture vehicles and battery packs of sufficient quality and appeal to customers on schedule and on a large scale will require significant capital expenditures and is unproven and still evolving.

•        We have no experience to date in high volume manufacturing of our vehicles and battery packs, and we currently rely and will continue to rely on third-party contract manufacturing partners to manufacture our vehicles, and to supply critical components and systems, which expose us to a number of risks and uncertainties outside our control.

•        We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•        We are dependent on our suppliers, some of which are limited source suppliers, and the inability of these suppliers, due to increased demand or other factors, to deliver necessary components of our vehicles and battery packs at prices and volumes, performance and specifications acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results.

•        Our vehicles use lithium-ion battery cells, a class of batteries which have been observed to catch fire or vent smoke and flame.

•        If we fail to manage our growth effectively, we may not be able to further design, develop, manufacture and market our vehicles or battery packs successfully.

Risks Related to our Business and Industry

We are an early stage company with a history of losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred a net loss of $16.7 million for the year ended December 31, 2020. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin wide-scale deliveries of our vehicles and realize increased adoption of our Fleet-as-a-Service products, which is not expected to occur until 2023, and may occur later or not at all. If we are unable to scale to wide-scale deliveries and realize increased adoption of our Fleet-as-a-Service products, we expect to continue to incur operating and net losses. Based on our current estimates, we expect to continue to incur operating and net losses until we achieve approximately $1.5 billion in annualized revenue, which we estimate to correspond to approximately 10,000 annualized vehicle deliveries, equating to approximately $1.3 billion in annual vehicle sales, and $200 million of annual Fleet-as-a-Service revenue from subscriptions for delivered vehicles. We anticipate achieving this milestone in the first half of 2023. Since inception through June 30, 2021, we have delivered 34 vehicles and powertrains combined to our customers. Our Flex manufacturing strategy leverages our strategic partners’ existing local facilities and labor with the flexibility to increase or decrease our manufacturing capacity with minimal lead time. As of June 30, 2021, we have partnered with Metalsa, S.A. de C.V. (“Metalsa”) and Fitzgerald Collision and Repair, LLC (“Fitzgerald”) — our third-party contract manufacturer partners — to operate two Flex facilities that are projected to cost us $45 million per facility to fully develop. The Fitzgerald Flex facility in Tennessee has a footprint of approximately 144,000 square feet. We are currently in discussions with Metalsa to transition from our current manufacturing space to a new facility with approximately 150,000 square feet by year-end 2021 as we pivot from alpha-phase production to full production. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Even if we can successfully develop our vehicles and attract additional customers, there can be no assurance that we will be financially successful. Our potential profitability is dependent upon the successful development and acceptance of our vehicles, which may not occur.

We expect the rate at which we will incur losses to be significantly higher in future periods as we:

•        continue to design, develop, manufacture and market our vehicles;

•        continue to utilize our third-party partners for supply and manufacturing;

•        expand our manufacturing capabilities, including costs associated with contracting the assembly of our vehicles;

•        build up inventories of parts and components for our vehicles;

•        manufactures an inventory of our vehicles;

•        expands our design, development, installation and servicing capabilities;

•        further develop our proprietary battery and chassis technology;

•        increases our sales and marketing activities and develop our distribution infrastructure; and

•        increases our general and administrative functions to support our growing operations and to operate as a public company.

Because we will incur the costs and expenses from these efforts before we receive any incremental revenues with respect thereto, our losses in future periods will be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses.

We have entered and may continue to enter into agreements and non-binding purchase orders, letters of intent and memorandums of understanding or similar agreements for sales of our vehicles, which are cancellable at the option of our customers.

We have entered and may continue enter into agreements, purchase orders, letters of intent and memorandums of understanding or similar agreements for the sale of our vehicles that include various cancellation rights in favor of the customer. For example, we have entered into binding distribution and purchase agreements for the purchase of vehicles; however, they are subject to the further entry into a definitive agreement with final pricing, warranty coverage and other terms. These purchase obligations may also be cancelled by the customer with six months’ written notice. As a result, we cannot assure that we will be able to enter into a definitive agreement or that our customers will not exercise their cancellation rights. In addition, we have entered and may continue to enter into purchase orders, letters of intent and memorandums of understanding or similar agreements that are not binding on our customer and may also be subject to modification and cancellation provisions. Any of these adverse actions related to these agreements, purchase orders, letters of intent, memorandums of understanding or any future customer contracts could harm our business, prospects, financial condition and operating results.

We will require significant capital to develop and grow our business, and we may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and manufacturing our vehicles, establishing or expanding design, research and development, manufacturing, sales and service facilities and building our brand. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses (including related to developing and commercializing our vehicles), raw material procurement costs, sales and distribution expenses as we build our brand and market our vehicles, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company our ability to become profitable in the future will not only depend on our ability to complete the design and development of our vehicles to meet projected performance metrics, identify and investigate new areas of demand and successfully market our vehicles, but also to sell our vehicles at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our vehicles, our margins, profitability and prospects may be materially and adversely affected.

We have yet to achieve positive operating cash flow and, given our projected funding needs, our ability to generate positive cash flow is uncertain.

We had negative cash flow from operating activities of $12.3 million for the year ended December 31, 2020. We may continue to have negative cash flow from operating and investing activities for 2021 as we expect to incur research and development, sales and marketing, and general and administrative expenses and make capital expenditures in our efforts to increase sales, engage in development work and ramp up operations. Our business also will at times require significant amounts of working capital to support our expected future growth and expansion of products. An inability to generate positive cash flow for the near term may adversely affect our ability to raise needed capital for our business on reasonable terms, diminish supplier or customer willingness to enter into transactions with us, and have other adverse effects that may decrease our long-term viability. There can be no assurance that we will achieve positive cash flow in the near future or at all.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs, product demand and other factors.

We expect our period-to-period financial results to vary based on our operating costs and product demand, which we anticipate will fluctuate as the pace at which we continue to design, develop and manufacture new vehicles, increase manufacturing capacity and establish or expand design, research and development, manufacturing, sales and service facilities. Additionally, our revenues from period to period may fluctuate as we identify and investigates areas of demand, adjust volumes and add new product derivatives based on market demand and margin opportunities, develop and introduce new vehicles or introduce existing vehicles to new markets for the first time. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies or investors, who may be focused only on quarterly financial results. If any of this occurs, the trading price of our Common Stock could fall substantially, either suddenly or over time.

Our operating and financial results forecast relies in large part upon assumptions and analyses developed by us. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

The projected financial and operating information appearing elsewhere in this prospectus reflect current estimates of future performance and incorporate certain financial and operational assumptions, including the level of demand for our vehicles, the performance and utilization of our vehicles and our battery packs, the utilization of our Fleet-as-a-Service offering, vehicle downtime, useable vehicle or battery life and related maintenance and repair costs. These assumptions are preliminary and there can be no assurance that the actual results upon which our assumptions are based will be in line with our expectations. The projections cover multiple years and such financial projections, by their nature, become subject to greater uncertainty with each succeeding year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of factors, many of which are outside our control, including, but not limited to:

•        whether we can obtain sufficient capital to sustain and grow our business;

•        our ability to manage our growth;

•        whether we can manage relationships with key suppliers and partners;

•        the ability to obtain necessary regulatory approvals;

•        the timing and costs of new and existing marketing and promotional efforts;

•        competition, including from established and future competitors;

•        our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;

•        the overall strength and stability of domestic and international economies;

•        demand for current products and future derivatives built off of the X-Platform;

•        regulatory, legislative and political changes; and

•        consumer preferences and spending habits.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, results of operations and financial results.

Our business plans require a significant amount of capital. In addition, our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or introduce covenants that may restrict our operations or our ability to pay dividends.

We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by customer demand for our vehicles and Fleet-as-a-Service offering. We expect that we will have sufficient capital to fund our currently planned operations until we generate positive free cash flow contingent on our ability to execute on key projected capital strategy initiatives, such as the cash flow from advance payments from customers for the Fleet-as-a-Service products generating recurring revenue. The fact that we have a limited operating history means we have limited historical data on the demand for our vehicles. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that may restrict our operations or our ability to pay dividends to our stockholders.

If we cannot raise additional funds when we need or want them, our operations and prospects could be negatively affected.

Our limited operating history makes evaluating our business and future prospects difficult and may increase the risk of your investment.

You must consider the risks and difficulties we face as an early stage company with a limited operating history. If we do not successfully address these risks, our business, prospects, financial condition and operating results may be materially and adversely harmed. We were originally incorporated as a California corporation in October 2015, converted into a Delaware corporation in December 2020 and completed the Business Combination in August 2021. We have a very limited operating history on which investors can base an evaluation of our business, prospects, financial condition and operating results. We intend to derive our revenue from the sale of our vehicles and our Fleet-as-a-Service offering. There are no assurances that we will be able to secure future business with customers.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. In the event that actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially affected. The projected financial information appearing elsewhere in this prospectus has been prepared by our management and reflects current estimates of future performance and incorporate certain financial and operational assumptions, including the level of demand for our vehicles, the performance and utilization of our vehicles and our battery packs, the utilization of our Fleet-as-a-Service offering, vehicle downtime, useable vehicle or battery life and related maintenance and repair costs. The projected results depend on the successful implementation of our management’s growth strategies and are based on assumptions and events over which we have only partial or no control. The assumptions underlying such projected information require the exercise of judgement and may not occur, and the projections are subject to uncertainty due to the effects of economic, business, competitive, regulatory, legislative, political and other changes.

Our Fleet-as-a-Service offering is novel in the industry and has yet to be tested in the long-term. Any failure to commercialize our strategic plans could have a material adverse effect on our operating results and business, harm our reputation and could result in substantial liabilities that exceed our resources.

Our Fleet-as-a-Service offering is novel in the industry, which subjects us to substantial risk if this model requires significant expenditures before receipt of substantial revenue. As of June 30, 2021, five customers have utilized our Fleet-as-a-Service offering. Our financial projections assume pricing, subscription volume and retention of subscribers for our Fleet-as-a-Service products and services based on management’s estimates of market demand. Our financial projections also include some Fleet-as-a-Service products and services that are still in development and not yet available. Our Fleet-as-a-Service offering may not ultimately drive the demand we are forecasting and/or Fleet-as-a-Service products and services in development that are not yet commercially available may never become commercially available which may have a material impact on our ability to achieve our financial projections. You should be aware of the difficulties normally encountered by new services and products, many of which are beyond our control, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations and undertaking marketing activities. The likelihood of our success with our Fleet-as-a-Service offering and our vehicles sales must be considered in light of these risks, expenses, complications, delays and the competitive environment in which we operate. Therefore, there can be no assurances that our business plan will prove successful. We may not be able to generate significant revenue, raise additional capital or operate profitably. In addition, the novelty of our Fleet-as-a-Service offering means that it has yet to be tested in the long-term and we may encounter risks and difficulties, including, but not limited to, providing energy services and related infrastructure, providing financing options, increasing service and maintenance personnel, supplying insurance and other risk products, among others, and may encounter unforeseen expenses, difficulties or delays in connection with developing the Fleet-as-a-Service offering.

We may experience significant delays in the design, manufacturing and wide-spread deployment of our vehicles, which could harm our business, prospects, financial condition and operating results.

As of June 30, 2021, we have two classes of on-highway vehicles and a powertrain product, which can accommodate both on-highway and off-highway applications, available for delivery, as well as an additional two classes of vehicles in development and testing phases. Widespread deliveries of our vehicles to customers is not expected to begin until late 2021 and may occur later or not at all. Any delay in the financing, design, development, manufacturing and release of our vehicles, could materially damage our brand, business, prospects, financial condition and operating results. There are often delays in the design, development, manufacturing and release of new vehicles, and to the extent we delay the launch of our vehicles, our growth prospects could be adversely affected as we may fail to grow our market share. We will rely on our third-party contract manufacturing partners to build our vehicles at scale, and if we are not able to manufacture vehicles that meet our specifications, we will need to partner with other contract manufacturers or expand our manufacturing capabilities, which may cause us to incur additional costs and delay deployment of our vehicles. Furthermore, we rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles, and to the extent we experience any delays, we may need to seek alternative suppliers. If we experience delays by our third-party outsourcing partners or suppliers, we could experience delays in delivering on our timelines.

Our ability to develop and manufacture vehicles and battery packs of sufficient quality and appeal to customers on schedule and on a large scale will require significant capital expenditures and is unproven and still evolving.

Our future business depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our vehicles, which will require significant capital expenditures. Our flex manufacturing, in which we leverage existing local facilities and labor pools through strategic partnerships with third-party manufacturers, is expected to be capital- and time-efficient and is designed to allow for rapid scale and flexibility at a substantial cost reduction compared to traditional automotive manufacturing facilities. However, our flex manufacturing is a novel manufacturing strategy and has not been tested on a large scale and will still require significant expense and time.

We also retain third-party vendors and service providers to engineer, design, develop, test and manufacture some of the critical systems and components of our vehicles. While this allows us to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.

Our continued development and manufacture of our vehicles and battery packs are and will be subject to risks, including with respect to:

•        our ability to acquire and implement the required equipment within our Flex facilities to accurately manufacture our vehicles and battery packs within specified design tolerances

•        long- and short-term durability of our vehicles and battery packs to withstand day-to-day wear and tear;

•        compliance with environmental, workplace safety and similar regulations;

•        engineering, designing and testing and securing delivery of critical systems and components on acceptable terms and in a timely manner;

•        delays in delivery of final systems and components by our suppliers;

•        shifts in demand for our X-Pack battery pack and current products and future derivatives built off the X-Platform;

•        the compatibility of the X-Platform with future vehicle designs;

•        our ability to attract, recruit, hire and train skilled employees;

•        quality controls, particularly as we plan to expand our manufacturing capabilities;

•        delays or disruptions in our supply chain;

•        other delays and cost overruns; and

•        our ability to secure additional funding, if necessary.

We have no experience to date in high volume manufacturing of our vehicles and battery packs, and currently rely and will continue to rely on third-party contract manufacturing partners to manufacture our vehicles, and to supply critical components and systems, which expose us to a number of risks and uncertainties outside our control.

Our Flex manufacturing strategy leverages our strategic partners’ existing local facilities and labor to assemble up to 5,000 vehicles annually per facility once fully ramped up with the flexibility to increase or decrease our manufacturing capacity with minimal lead time. As of June 30, 2021, we have partnered with two third-party contract manufacturer partners — Metalsa and Fitzgerald — to operate two Flex facilities with the combined capacity to manufacture up to approximately 10,000 vehicles per year once fully ramped up. We do not know whether we or our current or future third-party contract manufacturing partners will be able to develop efficient, automated, low-cost manufacturing capabilities and processes that will enable us to meet the quality, price, engineering, design and manufacturing standards, as well as the manufacturing volumes, required to successfully mass market our vehicles and battery packs. Even if we and our third-party contract manufacturing partners are successful in developing our high volume manufacturing capability and processes, we do not know whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control such as problems with suppliers and vendors, or force majeure events, or in time to meet our product commercialization and manufacturing schedules or to satisfy the requirements of customers and potential customers. If our third-party contract manufacturing partners were to experience delays, disruptions, capacity constraints or quality control problems in our manufacturing operations, product shipments could be delayed or rejected or our customers could consequently elect to change product demand. These disruptions would negatively impact our revenues, competitive position and reputation. In addition, our current or future third-party contract manufacturing partners may rely on certain state tax incentives that may be subject to change or elimination in the future, which could result in additional costs and delays in manufacturing if a new manufacturing site must be obtained. Further, if we are unable to successfully manage our relationship with our third-party contract manufacturing partners, the quality and availability of our vehicles and battery packs may be harmed. Our third-party contract manufacturing partners could, under some circumstances, decline to accept new purchase orders from or otherwise reduce their business with us. If our third-party contract manufacturing partners stopped manufacturing our vehicles or battery packs for any reason or reduced their manufacturing capacity, we may be unable to replace the lost manufacturing capacity on a timely and comparatively cost-effective basis, which would adversely impact our operations and ability to meet delivery timelines.

Because we outsource the manufacturing of our vehicles, the cost, quality and availability of third-party contract manufacturing operations is essential to successfully manufacture our vehicles and battery packs. Our reliance on third-party contract manufacturing partners exposes us to a number of risks which are outside our control, including:

•        unexpected increases in manufacturing costs;

•        interruptions in shipments if a third-party contract manufacturing partner is unable to complete production in a timely manner;

•        inability to control delivery schedules;

•        inability to control manufacturing levels and to meet minimum volume commitments to our customers;

•        inability to control manufacturing yield; and

•        inability to maintain adequate manufacturing capacity.

The manufacturing facilities of our third-party contract manufacturing partners and the equipment used to manufacture our vehicles and battery packs would be costly to replace and could require substantial lead time to replace and qualify for use. The manufacturing facilities of our third-party contract manufacturing partners may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, or by health epidemics, such as the recent COVID-19 pandemic, which may render it difficult or impossible for us to manufacture our vehicles or battery packs for some period of time. The inability to manufacture our vehicles or the backlog that could develop if the manufacturing facilities of our third-party contract manufacturing partners are inoperable for even a short period of time may result in the loss of customers or harm our reputation.

Although we promote ethical business practices and our operations personnel periodically visit and monitor the operations of our third-party contract manufacturing partners, we do not control our third-party manufacturing partners or their labor and other legal compliance practices, including their environmental, health and safety practices. If our current or future third-party contract manufacturing partners violate U.S. or foreign laws or regulations, we may be subjected to extra duties, significant monetary penalties, adverse publicity, the seizure and forfeiture of products that we are attempting to import or the loss of our import privileges. The effects of these factors could render the conduct of our business in a particular country undesirable or impractical and have a negative impact on our operating results.

We are or may be subject to risks associated with strategic alliances or acquisitions and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

We have entered into non-binding memoranda of understanding and letters of intent (“MOUs”) with certain key manufacturers, suppliers and development partners to form strategic alliances with such third parties, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third parties for the manufacture of our vehicles and for our Fleet-as-a-Service offering. There is no guarantee that any of our MOUs would lead to any binding agreements or lasting or successful business relationships with such key suppliers and development partners. If these strategic alliances are established, they may subject us to several risks, including risks associated with sharing proprietary information, non-performance by the third-party and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these strategic third parties suffer negative publicity or harm to their reputation from events relating to our business, We may also suffer negative publicity or harm to our reputation by virtue of our association with any such third-party.

Strategic business relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future or our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition and operating results could be materially adversely affected.

When appropriate opportunities arise, we may acquire additional assets, products, technologies or businesses that are complementary to our existing business. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased delay and costs, and may disrupt our business strategy if we fail to do so. Furthermore, acquisitions and the subsequent integration of new assets and businesses into our own require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

We are dependent on our suppliers, some of which are limited source suppliers, and the inability of these suppliers, due to increased demand or other factors, to deliver necessary components of our vehicles and battery packs at prices and volumes, performance and specifications acceptable to us, could have a material adverse effect on our business, prospects, financial condition and operating results.

We rely on third-party suppliers for the provision and development of many of the key components and materials used in our vehicles and battery packs. While we plan to obtain components from multiple sources whenever possible, some of the components used in our products will be purchased by us from a single or limited number of sources. Our third-party suppliers may not be able to meet their product specifications and performance characteristics, which would impact our ability to achieve our product specifications and performance characteristics as well. Additionally, our third-party suppliers may be unable to obtain required certifications for their products for which we plan to use or provide warranties that are necessary for our vehicles, battery packs or services. If we are unable to obtain components and materials used in our products from our suppliers or if our suppliers decide to create or supply competing products, our business could be adversely affected. We have less negotiating leverage with suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms for the foreseeable future. While we believe that we can establish alternate supply relationships and can obtain or engineer replacement components for our limited source components, we may be unable to do so in the short term, or at all, at prices or quality levels that are favorable to us. In addition, if these suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we may be required to provide substantial financial support to ensure supply continuity or would have to take other measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs, which could have a material adverse effect on our business, prospects, financial condition and operating results.

If we fail to manage our growth effectively, we may not be able to further design, develop, manufacture and market our vehicles or battery packs successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

•        expanding the management team;

•        hiring and training new personnel;

•        expanding our product offering across vehicles and Fleet-as-a-Service;

•        controlling expenses and investments in anticipation of expanded operations;

•        establishing or expanding design, research and development, manufacturing, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes; and

•        expanding into new markets.

As of June 30, 2021, we had 188 employees. We intend to continue to hire a significant number of additional personnel across a variety of functions including, but not limited to, sales, marketing, servicing, product, engineering, supply chain, manufacturing and operations. Because our vehicles are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and vehicles may not be available to hire, and as a result, we will need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, manufacturing and servicing vehicles and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition and operating results.

Our vehicles use lithium-ion battery cells, a class of batteries which have been observed to catch fire or vent smoke and flame.

Our battery packs use lithium-ion battery cells. On rare occasions, lithium-ion battery cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion battery cells. While we have taken measures to enhance the safety of our battery designs, a field or testing failure of our vehicles could occur in the future, which could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time-consuming and expensive. Also, negative public perceptions regarding the suitability of lithium-ion battery cells for automotive applications or any future incident involving lithium-ion battery cells such as a vehicle or other fire, even if such incident does not involve our vehicles, could seriously harm our business.

In addition, our manufacturing partners and suppliers are expected to store a significant number of lithium-ion battery cells at their facilities. Any mishandling of battery cells may cause disruption to the operation of such facilities. A safety issue or fire related to the battery cells could disrupt operations or cause manufacturing delays. Such damage or injury could lead to adverse publicity and potentially a safety recall. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for us and our vehicles. Such adverse publicity could negatively affect our brand and harm our business, prospects, financial condition and operating results.

Increases in costs, disruption of supply or shortage of materials, in particular for lithium-ion battery cells, semiconductors and other key components, could harm our business.

We and our suppliers may experience increases in the cost of or a sustained interruption in the supply or shortage of materials. Any such increase, supply interruption or shortage could materially and negatively impact our business, prospects, financial condition and operating results. We and our suppliers use various materials in their businesses and products, including for example lithium-ion battery cells and steel, and the prices for these materials fluctuate. The available supply of these materials may be unstable, depending on market conditions and global demand, including as a result of increased production of electric vehicles by our competitors, and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to lithium-ion battery cells. These risks include:

•        an increase in the cost, or decrease in the available supply, of materials used in the battery cells;

•        disruption in the supply of battery cells due to quality issues or recalls by battery cell manufacturers; and

•        fluctuations in the value of any foreign currencies in which battery cell and related raw material purchases are or may be denominated against the U.S. dollar.

Our business is dependent on the continued supply of battery cells for the battery packs used in our vehicles. Any disruption in the supply of battery cells from our suppliers could disrupt production of our vehicles. Furthermore, fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and material costs. Additionally, we and other vehicle manufacturers who need integrated circuits for vehicles are experiencing various levels of semiconductor impact due to the current shortage of semiconductors, which could last until 2023. A combination of factors, including increased demand for consumer electronics, automotive shutdowns due to the COVID-19 pandemic, the rapid recovery of demand for vehicles, and long lead times for wafer production, are contributing to the shortage of semiconductors. A shortage of semiconductors or other key components could cause a significant disruption to our production schedule. If we are unable to pre-purchase supply for semiconductors or other key components that may experience shortages, or if we cannot find other methods to mitigate the impact of any such shortage, then any such short shortage could have a substantial adverse effect on our financial condition or results of operations generally in the same manner it could cause the same for other vehicle manufacturers. Substantial increases in the prices for our materials or prices charged to it, such as those charged by suppliers of battery cells, semiconductors or other key components, would increase our operating costs, and could reduce our margins if the increased costs cannot be recouped through increased vehicle sales or Fleet-as-a-Service revenue. Any attempts to increase vehicle or Fleet-as-a-Service prices in response to increased material costs could result in cancellations of orders and reservations and therefore materially and adversely affect our brand, image, business, prospects and operating results.

We and our contract manufacturing partners may rely on complex machinery for the manufacture of our vehicles and battery packs, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We and our third-party contract manufacturing partners may rely on complex machinery, for the manufacture and assembly of our vehicles, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our facilities and the facilities of our third-party contract manufacturing partners and suppliers consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire, seismic activity and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition or operating results.

The performance characteristics of our vehicles and battery packs may vary, including due to factors outside of our control, which could harm our ability to develop, market and deploy our vehicles.

The performance characteristics of our vehicles and battery packs, including expected range, may vary, including due to factors outside of our control. Our vehicles and battery packs are subject to further design and development in order to improve them, and there are no assurances that they will be able to meet their projected performance characteristics. External factors may also impact the performance characteristics of our vehicles and battery packs, including, but not limited to, driver behavior, speed, terrain, hardware efficiency, payload, vehicle and weather conditions. These external factors as well as any operation of our vehicles and battery packs other than as intended, may affect performance of our vehicles and battery packs, including range and longevity.

In addition, our vehicles may contain defects in design and manufacturing that may cause them not to perform as expected or may require repair. We currently have a limited frame of reference by which to evaluate the performance of our vehicles upon which our business prospects depend. There can be no assurance that we will be able to detect and fix any defects in our vehicles. We may experience recalls in the future, which could adversely affect our brand and could adversely affect our business, prospects, financial condition and operating results. Our vehicles may not perform consistent with customers’ expectations or consistent with other vehicles which may become available.

If the average performance of our vehicles and battery packs, including the usable life of a battery pack, is less than ours or our customers’ expectations, or if there are product defects or any other failure of our vehicles and battery packs to perform as expected, our reputation could be harmed, which could result in adverse publicity, lost revenue, delivery delays, product recalls, negative publicity, product liability claims and significant warranty and other expenses and could have a material adverse impact on our business, prospects, financial condition and operating results.

Insufficient reserves to cover future part replacement needs or other vehicle repair requirements, including any potential software upgrades, could materially adversely affect our business, prospects, financial condition and operating results.

We will need to maintain reserves to cover part replacement and other vehicle repair needs, including any potential software upgrades or warranty claims. If our reserves are inadequate to cover future maintenance requirements on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected. We may become subject to significant and unexpected expenses as well as claims from our customers, including loss of revenue or damages. There can be no assurances that then-existing reserves will be sufficient to cover all claims.

Future product recalls could materially adversely affect our business, prospects, financial condition and operating results.

Any product recall in the future, may result in negative publicity, damage our brand and materially adversely affect our business, prospects, financial condition and operating results. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our vehicles, or components thereof, prove to be defective or noncompliant with applicable federal motor vehicle safety standards. If a large number of vehicles or components are the subject of a recall or if needed replacement parts are not in adequate supply, we may not be able to deploy recalled vehicles for a significant period of time. These types of disruptions could jeopardize our ability to fulfill existing contractual commitments or satisfy demand for our vehicles and could also result in the loss of business to our competitors. Such recalls also involve significant expense and diversion of management attention and other resources, which could adversely affect our brand image, as well as our business, prospects, financial condition and operating results. Additionally, problems and defects experienced by other electric vehicles from other manufacturers could by association have a negative impact on perception and customer demand for our vehicles or battery packs.

If we are unable to establish and maintain confidence in our long-term business prospects among customers and analysts and within our industry, then our financial condition, operating results, business prospects and access to capital may suffer materially.

Customers may be less likely to purchase our vehicles if they are not convinced that our business will succeed or that our service and support and other operations will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among customers, suppliers, analysts, ratings agencies and other parties in our vehicles, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, customer unfamiliarity with our vehicles, any delays in scaling manufacturing, delivery and service operations to meet demand, competition and uncertainty regarding the future of hybrid electric and vehicles, including our vehicles and our manufacturing and sales performance compared with market expectations, as well as negative publicity with respect to our competitors.

We have limited experience servicing our vehicles and our integrated software. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition and operating results may be materially and adversely affected.

Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques. We have partnered with a third-party to perform certain servicing services on our vehicles. Although our current or future third-party vehicle servicers may have experience in servicing other vehicles, they may initially have limited experience in servicing our vehicles. There can be no assurance that our service arrangements will adequately address the service requirements of our customers to their satisfaction, or that we and our servicing partners will have sufficient resources, experience or inventory to meet these service requirements in a timely manner as the volume of our vehicle deliveries increases. In addition, if we are unable to roll out and establish a widespread service network that complies with applicable laws, customer satisfaction could be adversely affected, which in turn could materially and adversely affect our reputation and thus our sales, results of operations and prospects.

Our customers will also depend on our customer support team to resolve technical and operational issues relating to the integrated software underlying our vehicles. As we continue to grow, additional pressure may be placed on our customer support team or partners, and we may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our operating results. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers, including loss of revenue or damages, and our business, prospects, financial condition and operating results may be materially and adversely affected.

If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, manufacture, market and sell our vehicles successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We expect our future expansion to include:

•        expanding the management team;

•        hiring and training new personnel;

•        leveraging consultants to assist with company growth and development;

•        expanding our product offering across our vehicles and Fleet-as-a-Service offerings;

•        controlling expenses and investments in anticipation of expanded operations;

•        establishing or expanding design, manufacturing, sales and service facilities;

•        implementing and enhancing administrative infrastructure, systems and processes; and

•        expanding into international markets, including Asia.

We intend to continue to hire a significant number of additional personnel across a variety of functions, including, but not limited to, sales, marketing, servicing, product, engineering, supply chain, manufacturing and operations. Because our vehicles and battery packs are based on a different technology platform than traditional internal combustion engines, individuals with sufficient training in alternative fuel and electric vehicles may not be available to hire, and as a result, we may need to expend significant time and expense training any newly hired employees. Competition for individuals with experience designing, developing, manufacturing, selling and servicing electrified vehicles and our software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could materially harm our business, prospects, financial condition and operating results.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

We will incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. The increased costs will increase our net loss. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors (our “Board”), our board committees or as executive officers.

Our management has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the post-combination company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. We are in the process of upgrading our finance and accounting systems to an enterprise system suitable for a public company, and a delay could impact our ability or prevent us from timely reporting our operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We may be required to expand our employee base and hire additional employees to support our operations as a public company which may increase our operating costs in future periods.

We are highly dependent on the services of Dakota Semler and Giordano Sordoni, our co-founders, as well as our key employees and senior management and, if we are unable to attract and retain key employees and hire qualified management, technical and electric vehicle engineering personnel, our ability to compete could be harmed.

Our success depends, in part, on our ability to retain our key personnel. We are highly dependent on the services of Dakota Semler and Giordano Sordoni, our co-founders. Messrs. Semler and Sordoni are the source of many, if not most, of the ideas, strategy and execution driving us. If Messrs. Semler and Sordoni were to discontinue their services to us due to death, disability or any other reason, we would be significantly disadvantaged. Additionally, the unexpected loss of or failure to retain one or more of our key employees could adversely affect our business.

Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense, and our ability to hire, attract and retain them depends on our ability to provide competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and our failure to do so could adversely affect our business, including the execution of our global business strategy. Any failure by our management team and our employees to perform as expected may have a material adverse effect on our business, prospects, financial condition and operating results.

The commercial vehicle market is highly competitive, and we may not be successful in competing in this industry.

We face intense competition in bringing our vehicles to market. We face competition from many different sources in the commercial vehicle market for medium- and heavy-duty last-mile and return-to-base segments, including existing major commercial vehicle OEMs, such as Daimler, Ford, General Motors, Navistar, Paccar, and Volvo, as well as new companies that are developing alternative fuel and electric commercial vehicles. Many of our current and potential competitors, including Nikola Corporation, Arrival Ltd., Workhorse Group, The Lion Electric Company and Proterra Inc. may have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of our products, including our vehicles. Additionally, our competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other resources than we do. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our vehicles. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors. In addition, we also compete with manufacturers of vehicles with internal combustion engines. There are no assurances that customers will choose our vehicles over those of our competitors, or over internal combustion engines vehicles. We expect additional competitors to enter the industry as well.

We expect competition in our industry to intensify from our existing and future competitors in the future considering increased demand and regulatory push for electric vehicle and alternative fuel commercial vehicles.

Our future growth is dependent upon the last-mile and return-to-base segment’s willingness to adopt electric vehicles.

Our growth is highly dependent upon the adoption of electric vehicles by last-mile delivery fleets and companies. If the market for last-mile and return-to-base electric vehicles does not develop at the rate or in the manner or to the extent that we expect, or if critical assumptions we have made regarding the efficiency of our total cost of ownership are incorrect or incomplete, our business, prospects, financial condition and operating results will be harmed. The rapidly evolving market for last-mile and return-to-base electric vehicles is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors. As a result, the market for our vehicles could be affected by numerous factors, such as:

•        perceptions about electric vehicle and battery pack features, quality, safety, performance, reliability and cost;

•        perceptions about the limited range over which electric vehicles may be driven on a single battery charge;

•        government regulations and economic incentives;

•        the availability of tax and other governmental incentives to purchase and operate alternative fuel, hybrid and electric vehicles or future regulation requiring increased use of nonpolluting vehicles;

•        the decline of vehicle efficiency resulting from deterioration over time in the ability of the battery to hold a charge;

•        the availability of service and associated costs for alternative fuel, hybrid or electric vehicles;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid, electric vehicles and high fuel-economy internal combustion engine vehicles;

•        changes or improvements in the fuel economy of internal combustion engines, the vehicle and the vehicle controls or competitors’ electrified systems;

•        fuel prices, including volatility in the cost of fossil fuels;

•        the timing of adoption and implementation of fully autonomous vehicles;

•        access to charging facilities and related infrastructure costs and standardization of electric vehicle charging systems;

•        electric grid capacity and reliability; and

•        macroeconomic factors.

We may not be able to successfully engage target customers or convert early trial deployments with truck fleets into meaningful orders or additional deployments in the future.

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to identify target customers and to convert early trial deployments with truck fleets into meaningful orders or additional deployments in the future. Our vehicles have been delivered to certain customers on an early trial deployment basis, where such customers have the ability to evaluate whether these trucks meet such customers’ performance and other requirements before such customers commit to meaningful orders or additional deployments in the future. If we are unable to meet customers’ performance requirements or industry specifications, identify target customers or convert early trial deployments in truck fleets into meaningful orders or obtain additional deployments in the future, our business, prospects, financial condition and operating results may be materially adversely affected.

Our vehicles rely on software and hardware that is highly technical, and if these systems contain errors, bugs or vulnerabilities, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and will require modification and updates over the life of the vehicle. In addition, our vehicles depend on the ability of such software and hardware to store, retrieve, process and manage immense amounts of data. Our software and hardware may contain, errors, bugs or vulnerabilities, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs or vulnerabilities inherently may be difficult to detect and may only be discovered after the code has been released for external or internal use. Errors, bugs, vulnerabilities, design defects or technical limitations may be found within our software and hardware. Although we attempt to remedy any issues we observe in our vehicles as effectively and rapidly as possible, such efforts may not be timely, may hamper production or may not be to the satisfaction of our customers. Additionally, if we are able to deploy updates to the software addressing any issues but our over-the-air update procedures fail to properly update the software, our customers would then be responsible for installing such updates to the software and their software will be subject to these vulnerabilities until they do so. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in our software and hardware, we may suffer damage to our reputation, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

The last-mile and return-to-base segment and our technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for our vehicles.

The last-mile and return-to-base segment is rapidly evolving and we may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, our competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. As technologies evolve, particularly battery cell technology, we plan to release refreshed versions of our vehicles, which may also negatively impact the adoption of our existing products. Any failure by us to successfully react to changes in existing technologies could materially harm our competitive position and growth prospects.

The demand for electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition and operating results.

We believe that much of the present and projected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles could be reduced, and our business and revenue may be harmed. In addition, demand for our offerings may be negative impacted if stay at home orders related to the COVID-19 pandemic persist or are adopted by additional markets.

Gasoline and other petroleum-based fuel prices have been extremely volatile, and we believe this continuing volatility will persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition and operating results.

The unavailability, reduction or elimination of government and economic incentives due to policy changes or government regulation could have a material adverse effect on our business, prospects, financial condition and operating results.

Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle industry or other reasons may result in the diminished competitiveness of the alternative fuel and electric vehicle industry generally or our vehicles. While certain tax credits and other incentives for alternative energy production, alternative fuel and electric vehicles have been available in the past, there is no guarantee these programs will be available in the future. If current tax incentives are not available in the future, our financial position could be harmed.

We, our outsourcing partners and our suppliers are subject to substantial regulation and unfavorable changes to, or failure by us, our outsourcing partners or our suppliers to comply with, these regulations could substantially harm our business and operating results.

We and our vehicles, and motor vehicles in general, as well as our third-party outsourcing partners and our suppliers are or will be subject to substantial regulation under foreign, federal, state and local laws. We continue to evaluate requirements for licenses, approvals, certificates and governmental authorizations necessary to manufacture, deploy or service our vehicles in the jurisdictions in which we plan to operate and intend to take such actions necessary to comply. We may experience difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, deploy or service our vehicles in any of these jurisdictions.

If we, our third-party outsourcing partners or our suppliers are unable to obtain or comply with any of the licenses, approvals, certifications or other governmental authorizations necessary to carry out our operations in the jurisdictions in which we currently operate, or those jurisdictions in which we plan to operate in the future, our business, prospects, financial condition and operating results could be materially adversely affected. We expect to incur significant costs in complying with these regulations. Regulations related to the electric and alternative energy vehicle industry are evolving and we face risks associated with changes to these regulations, including, but not limited to:

•        increased support for other alternative fuel systems, which could have an impact on the acceptance of our vehicles; and

•        increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote alternative fuel vehicles.

To the extent the laws change, our vehicles may not comply with applicable foreign, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming and expensive. To the extent compliance with new regulations is cost prohibitive, our business, prospects, financial condition and operating results could be adversely affected.

Future changes to regulatory requirements may have a negative impact upon our business.

While our vehicles are subject to substantial regulation under federal, state and local laws, we believe that our vehicles are compliant with all applicable laws. However, to the extent the laws change, new laws are introduced, or if we introduce new vehicles in the future, some or all of our vehicles may not comply with applicable international federal, state or local laws. Further, certain federal, state and local laws and industry standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our vehicles may become subject to international, federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

We have been, and may in the future be, adversely affected by health epidemics and pandemics, including the ongoing global COVID-19 pandemic, the duration and economic, governmental and social impact of which is difficult to predict, which may significantly harm our business, prospects, financial condition and operating results.

We face various risks related to public health issues, including epidemics, pandemics and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales and usage in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. These measures may adversely impact our employees and operations and the operations of our suppliers, vendors and business partners, and may negatively impact our sales and marketing activities and the manufacturing schedule of our vehicles. In addition, various aspects of our business cannot be conducted remotely, including the testing and manufacturing of our vehicles. These measures by government authorities may remain in place for a significant period of time and they are likely to continue to adversely affect our testing, manufacturing and assembly plans, sales and marketing activities, business and results of operations.

The spread of COVID-19 has caused us and many of our contractors and service providers to modify our business practices (including employee travel, recommending that all non-essential personnel work from home and cancellation or reduction of physical participation in testing activities, meetings, events and conferences), and we and our contractors and service providers may be required to take further actions as may be required by government authorities or that it determines are in the best interests of our employees, customers, suppliers, vendors and business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by the virus or otherwise be satisfactory to government authorities. If significant portions of our workforce or contractors and service providers are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, our operations will be impacted.

The extent to which the COVID-19 pandemic impacts our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the pandemic, its severity, the actions to contain the virus or treat its impact and how quickly and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of our customers, suppliers, vendors and business partners to perform, including third-party suppliers’ ability to provide components and materials used in our vehicles. We may also experience an increase in the cost of raw materials used in our manufacture of vehicles. Even after the COVID-19 pandemic has subsided, we may continue to experience an adverse impact to our business as a result of COVID-19’s global economic impact, including any recession that has occurred or may occur in the future.

Specifically, difficult macroeconomic conditions, such as decreases in spending by businesses as a result of the COVID-19 pandemic could have a material adverse effect on the demand for electric vehicles. Under difficult economic conditions, potential customers may seek to reduce spending by foregoing electric vehicles for other traditional options and cancel agreements for our vehicles. Decreased demand for electric vehicles, particularly in the United States, could negatively affect our business.

There are no comparable recent events which may provide guidance as to the effect of the spread of COVID-19 and a pandemic, and, as a result, the ultimate impact of the COVID-19 pandemic or a similar health epidemic is highly uncertain and subject to change. We do not yet know the full extent of COVID-19’s impact on our business, operations, or the global economy as a whole. However, the effects could have a material impact on our results of operations, and we will continue to monitor the situation closely.

If we fail to establish and maintain proper and effective internal control over financial reporting, as a public company our ability to produce accurate and timely financial statements could be impaired, investors or analysts may lose confidence in our financial reporting, the trading price of our Common Stock may decline and we could face regulatory investigations or actions.

We are required to comply with Section 404 of the Sarbanes-Oxley Act beginning with the annual report for our fiscal year ending December 31, 2022, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. When we lose our status as an “emerging growth company” and become an “accelerated filer” or a “large accelerated filer,” an attestation of the independent registered public accounting firm will also be required. As a private company, we were not previously required to conduct an internal control evaluation and assessment. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to, among other things, upgrade our information technology systems; implement additional financial and management controls, reporting systems and procedures; and hire additional accounting and finance staff. If we are unable to hire the additional accounting and finance staff necessary to comply with these requirements, we may need to retain additional outside consultants, which may result in significant additional expenses.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

We cannot assure you that there will not be additional material weaknesses in our internal control over financial reporting now or in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report its financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Common Stock could significantly decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 9, 2020, NextGen’s warrants were accounted for as equity within its previously reported balance sheets, and after NextGen’s discussion and evaluation, including with its independent auditors, NextGen management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

NextGen identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Following the issuance of the SEC Staff Statement, after consultation with NextGen’s independent registered public accounting firm, NextGen’s management and NextGen’s audit committee concluded that, in light of the SEC Staff Statement, that a material weakness was identified relating to the accounting of the Warrants and it was appropriate to restate previously issued and audited financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020 related to the accounting for a significant and unusual transaction related to the Warrants NextGen issued in connection with its initial public offering in October 2020 and the Private Placement Warrants. As a result of this material weakness, NextGen’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of NextGen’s derivative warrant liabilities, change in fair value of derivative warrant liabilities, NextGen Class A ordinary shares subject to possible redemption, accumulated deficit and related financial disclosures for the periods beginning with the period from July 29, 2020 (inception) through December 31, 2020. For a discussion of NextGen’s management’s consideration of the material weakness identified related to NextGen’s accounting for a significant and unusual transaction related to the Warrants, see “Note 2 — Restatement of Previously Issued Financial Statements” to the accompanying financial statements.

NextGen concluded that its internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in its internal control over financial reporting. NextGen, prior to the Business Combination, and we have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weakness in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. If any of these events were to occur, it could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our securities. In addition, we will incur additional costs to remediate the material weakness in our internal control over financial reporting.

We can provide no assurance that the measures NextGen and we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

The Warrants are accounted for as derivative liabilities with changes in fair value each period included in earnings, which may have an adverse effect on the market price of our securities.

We account for the Warrants as derivative warrant liabilities. At each reporting period, (1) the accounting treatment of the Warrants will be re-evaluated for proper accounting treatment as a liability or equity, and (2) the fair value of the liability of the Public Warrants and Private Placement Warrants will be remeasured and the change in the fair value of the liability will be recorded as other income (expense) in our income statement. The impact of changes in fair value on earnings may have an adverse effect on the market price of our securities.

We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

Following the issuance of the SEC Staff Statement, after consultation with NextGen’s independent registered public accounting firm, NextGen’s management and NextGen’s audit committee concluded that it was appropriate to restate NextGen’s previously issued audited financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020 (the “Restatement”). As part of the Restatement, NextGen identified a material weakness in its internal control over financial reporting.

As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims involving the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this prospectus, we are not aware of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations, financial condition and reputation.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our vehicles, customer data, and personal data processed by us or third-party vendors or suppliers and any material failure, weakness, or interruption, cyber event, incident or breach of security could prevent us from effectively operating our business.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our vehicles; and (e) customer data and personal data that we processes or our third-party vendors or suppliers process on our behalf. Such incidents could: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or sensitive information; compromise certain information of customers, employees, suppliers, or others; jeopardize the security of our facilities; divert management’s attention; and affect the performance of in-product technology and the integrated software in our vehicles.

We plan to include in-vehicle services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance on-the-road performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems and those of our third-party vendors and suppliers are vulnerable to damage or interruption from, among others, physical theft; fire; terrorist attacks; natural disasters; power loss; war; telecommunications failures; viruses; denial or degradation of service attacks; malicious third parties’ acts (including those of nation-state supported actors); ransomware; social engineering schemes; insider, error, theft or misuse; or other attempts to harm the relevant systems. We intend to use our in-vehicle services and functionality to log information about each vehicle’s use in order to aid us in vehicle diagnostics and servicing. Our customers may object to the use of this data, which may increase our vehicle maintenance costs and harm our business prospects.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, deliver and service our vehicles, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts.

We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Additionally, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information, personal data or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have enough resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

If the security of the personal information, confidential or proprietary information that we (or our service providers or vendors) collect, store or process is compromised or is otherwise accessed or acquired without authorization, our reputation may be harmed and we may be exposed to liability and loss of business, which could materially adversely affect our financial performance and results of operations or prospects.

We plan to collect, store, transmit and otherwise process data from vehicles, customers, employees and others as part of our business and operations, which may include personal, confidential or proprietary information. We also work with partners and third-party service providers or vendors that collect, store and process such data on our behalf and in connection with our vehicles. There can be no assurance that any security measures that we or our third-party service providers or vendors have implemented will be effective against current or future threats to such data. In addition, due to the COVID-19 pandemic, our employees are temporarily working remotely, which may pose additional data security risks. If a compromise of data were to occur, we may become liable under our contracts with other parties and under applicable law for damages and incur penalties and other costs to respond to, investigate and remedy such an incident. Our systems, networks and physical facilities could be breached, or data could otherwise be compromised. Third parties may also exploit vulnerabilities in, or obtain unauthorized access to, platforms, systems, networks and/or physical facilities utilized by our service providers and vendors.

Our vehicles contain complex information technology systems and built-in data connectivity to accept and install periodic remote updates to improve or update functionality. We have designed, implemented and tested security measures intended to prevent unauthorized access to our information technology networks, our vehicles and related systems. However, unauthorized actors may attempt to gain access to modify, alter and use such networks, vehicles and systems to gain control of or to change our vehicles’ functionality, user interface and performance characteristics, or to gain access to data stored in or generated by the vehicle. A significant breach of our third-party service providers’ or vendors’ or our own network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, regulatory investigations, litigation and harm to our reputation and brand. The risk of breach of our security measures or those of our third-party service providers and vendors has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including, without limitation, the theft or misuse of personal information, counterfeiting, “phishing” or social engineering incidents, ransomware, extortion, publicly announcing security breaches, account takeover attacks, denial or degradation of service attacks and malware. Because the techniques used by bad actors change frequently, we or our third-party service providers or vendors may be unable to anticipate these techniques or implement adequate preventive measures. The costs to respond to a security breach and/or to mitigate any security vulnerabilities that may be identified could be significant, our efforts to address these problems may not be successful, and these problems could result in unexpected interruptions, delays, cessation of service, disrupt management’s attention, negative publicity or other harm to our business. We could be required to fundamentally change our business activities and practices in response to a security breach or related regulatory actions or litigation, which could have an adverse effect on our business.

We may have contractual and other legal obligations to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or change. New laws governing data breaches may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, divert management’s attention, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and alleviate problems caused by the actual or perceived security breach.

A security breach may cause us to breach our customer contracts. Our agreements with certain customers may require us to use industry-standard or reasonable measures to safeguard personal information. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard personal information. A security breach could lead to claims by our customers or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages.

We may not have adequate insurance coverage for security incidents or breaches or other failures to comply with obligations governing data privacy or security. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

We are subject to evolving laws, regulations, standards, policies, and contractual obligations related to data privacy and security, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or otherwise adversely affect our business.

We may be subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards regarding the confidentiality, protection, and appropriate use of personal, proprietary or confidential information. Such obligations govern our collection, storage, retention, destruction, protection, use, processing, transmission, sharing and disclosure of personal information including that of our employees, customers and others. The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. Such frameworks could require notification of data breaches, restrict our use of governed information and hinder our ability to acquire new customers or market to existing customers.

In the United States, these frameworks include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “CCPA”), and other state and federal laws relating to privacy and data security. For example, California requires connected devices to maintain minimum information security standards. Additionally, the CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of the sale of personal information, and provides a private right of action and potential statutory damages for data breaches. As we expand our operations, the CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other jurisdictions in the United States have begun to propose similar laws. Compliance with any applicable privacy or data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations. Moreover, California voters recently approved the California Privacy Rights Act of 2020, or CPRA, that goes into effect on January 1, 2023. It is expected that the CPRA would, among other things, give California residents the ability to limit the use of their sensitive information, provide for penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the law. These laws exemplify our vulnerability to the evolving regulatory environment related to personal information.

We publish privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information and/or other confidential information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, contractors, service providers or vendors fail to comply with our published policies and documentation. Such failures can subject us to potential local, state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices.

Complying with privacy and data protection laws and regulations or other obligations may cause us to incur substantial operational costs or require us to change our business practices. Despite our efforts to bring practices into compliance with these laws and regulations, we may not be successful in our efforts to achieve compliance either due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Because the interpretation and application of privacy and data protection laws are uncertain, it is possible that these laws and other actual or alleged legal obligations, such as contractual or self-regulatory obligations, may be interpreted and applied in a manner that is inconsistent with our existing data management practices or in a manner inconsistent across the jurisdictions in which we operate. Noncompliance could result in proceedings against us by governmental and regulatory entities, customers, data subjects or others. Any inability to adequately address privacy or information security concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, necessitate a change in our business practices, inhibit sales, and adversely affect our business, results of operations, and financial condition.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Our operations are and will be subject to international, federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, disposal of and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and, while we are striving for compliance with all of them, we have limited experience in compliance. Moreover, we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition and operating results. These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury, fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

Contamination at properties we own, will own or operate, we formerly owned or operated or to which hazardous substances were sent by us, may result in liability for us under environmental laws and regulations, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, which can impose liability for the full amount of remediation-related costs without regard to fault, for the investigation and cleanup of contaminated soil and ground water, for building contamination and impacts to human health and for damages to natural resources. The costs of complying with environmental laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future, could have a material adverse effect on our financial condition or operating results.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Business Combination or other ownership changes.

We have incurred losses during our history and do not expect to become profitable soon and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all.

Under the Tax Cuts and Jobs Act, or Tax Act, as modified by the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), these federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in our ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The ability of us utilize net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Business Combination or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes. If we earn taxable income, such limitations could result in increased future income tax liability to us and our future cash flows could be adversely affected. We have recorded a full valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

We may in the future expand internationally and may face risks associated with our international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

If we expand our operations internationally, we may face risks associated with our future international operations, including possible unfavorable regulatory, political, tax and labor conditions, which could harm our business. We anticipate having international operations which would subject us to the legal, political, regulatory and social requirements and economic conditions in any future jurisdictions. However, we have no experience to date selling and servicing our vehicles internationally and such expansion would require us to make significant expenditures, including the hiring of local employees and establishing facilities, in advance of generating any revenue. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our vehicles and require significant management attention. These risks include:

•        conforming our vehicles to various international regulatory requirements where our vehicles are sold;

•        difficulties in obtaining or complying with various licenses, approvals, certifications and other governmental authorizations necessary to manufacture, sell or service our vehicles in any of these jurisdictions;

•        difficulty in staffing and managing foreign operations;

•        difficulties attracting customers in new jurisdictions;

•        foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in the United States, and foreign tax and other laws limiting our ability to repatriate funds to the United States;

•        fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

•        U.S. and foreign government trade restrictions, tariffs and price or exchange controls;

•        foreign labor laws, regulations and restrictions;

•        changes in diplomatic and trade relationships;

•        political instability, natural disasters, global health concerns, including health pandemics such as the COVID-19 pandemic, war or events of terrorism; and

•        the strength of international economies.

If we fail to successfully address these risks, our future business, prospects, financial condition and operating results could be materially harmed.

Changes in U.S. trade policy, including the imposition of tariffs and the resulting consequences, could adversely affect our business, prospects, financial condition and operating results.

The U.S. government has previously imposed tariffs on certain foreign goods, including steel and certain vehicle parts, which have resulted in increased costs for goods imported into the United States. In response to these tariffs, a number of U.S. trading partners have imposed retaliatory tariffs on a wide range of U.S. products, which makes it more costly for us to export our vehicles to those countries. Recent events, including new policy introductions following the 2020 U.S presidential election, may result in substantial regulatory uncertainty regarding international trade and trade policy.

U.S. policies have called for substantial changes to trade agreements, have increased tariffs on certain goods imported into the U.S. and have raised the possibility of imposing significant, additional tariff increases. If we are unable to pass price increases on to our customer base or otherwise mitigate the costs, or if demand for our exported vehicles decreases due to the higher cost, our operating results could be materially adversely affected. While we cannot predict the extent to which the U.S. or other countries will impose quotas, duties, tariffs, taxes or other similar restrictions upon the import or export of our products in the future, a “trade war” of this nature or other governmental action related to tariffs or international trade agreements could have an adverse impact on demand for our services, sales and clients and affect the economies of the U.S. and various countries, having an adverse effect on our business, financial condition and results of operations.

We are subject to governmental export and import controls and laws that could subject us to liability if we are not in compliance with such laws.

Our vehicles are subject to export control, import and economic sanctions laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. Exports of our vehicles and technology must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes to our vehicles, or changes in applicable export control, import, or economic sanctions laws and regulations may create delays in the introduction and sale of our vehicles and solutions or, in some cases, prevent the export or import of our vehicles to certain countries, governments, or persons altogether. Any change in export, import, or economic sanctions laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons, or technologies targeted by such laws and regulations, could also result in decreased use of our vehicles, as well as our decreased ability to export or market our vehicles to potential customers. Any decreased use of our vehicles or limitation on our ability to export or market our vehicles would likely adversely affect our business, financial condition and results of operations.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, agents, contractors and other collaborators from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to recipients in the public or private sector. We can be held liable for the corrupt or other illegal activities of our employees, agents, contractors and other collaborators, even if we do not explicitly authorize or have actual knowledge of such activities. Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, loans and other incentives for which we may apply. As a result, our business, prospects, financial condition and operating results may be adversely affected.

We anticipate applying for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of alternative fuel and electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from federal, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives or that we will be eligible for certain tax or other economic incentives.

We may need to defend ourselves against intellectual property infringement claims or misappropriation claims, which may be time-consuming and expensive and, if adversely determined, could limit our ability to commercialize our vehicles.

Companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that could prevent or limit our ability to make, use, develop or deploy our vehicles, which could make it more difficult for us to operate our business. We may receive inquiries from patent, copyright or trademark owners inquiring whether we infringe upon their proprietary rights. We may also be the subject of more formal allegations that we have misappropriated such parties’ trade secrets or other proprietary rights. Companies owning patents or other intellectual property rights relating to battery packs, electric motors, fuel cells or electronic power management systems may allege infringement or misappropriation of such rights. In response to a determination that we have infringed upon or misappropriated a third-party’s intellectual property rights, we may be required to do one or more of the following:

•        cease development, sales or use of our products that incorporate the asserted intellectual property;

•        pay substantial damages;

•        obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or available at all; or

•        re-design one or more aspects or systems of our vehicles.

A successful claim of infringement or misappropriation against us could materially adversely affect our business, prospects, financial condition and operating results. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Our business may be adversely affected if we are unable to protect our intellectual property rights from unauthorized use by third parties.

Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which could adversely affect our business, prospects, financial condition and operating results. Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we will rely on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect our rights in our technology.

The protection of our intellectual property rights will be important to our future business opportunities. However, the measures we take to protect our intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        as noted below, any patent applications we submit may not result in the issuance of patents;

•        the scope of our patents that may subsequently issue may not be broad enough to protect our proprietary rights;

•        our issued patents may be challenged or invalidated by third parties;

•        our employees or business partners may breach their confidentiality, non-disclosure and non-use obligations to us;

•        third parties may independently develop technologies that are the same or similar to ours;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•        current and future competitors may circumvent or otherwise design around our patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the U.S. Further, policing the unauthorized use of our intellectual property rights in foreign jurisdictions may be difficult. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Also, while we have registered and applied for trademarks in an effort to protect our investment in our brand and goodwill with customers, competitors may challenge the validity of those trademarks and other brand names in which we have invested. Such challenges can be expensive and may adversely affect our ability to maintain the goodwill gained in connection with a particular trademark.

Our patent applications for our proprietary technology, including for the X-Platform and X-Pack battery pack, may not issue, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

We cannot be certain that we are the first inventor of the subject matter disclosure or to file a patent application for our proprietary technology, including for the X-Platform and X-Pack. If another party has filed a patent application to the same or similar subject matter as we have, we may not be entitled to the protection sought by the patent application. We also cannot be certain whether the claims included in a patent application will ultimately be allowed in the applicable issued patent. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our -issued patents, which may adversely affect our business, prospects, financial condition and operating results.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly and indirectly depend upon other companies with unionized work forces, such as our manufacturing partners, parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.

Risks Related to Ownership of Our Securities

The price of our Common Stock and Warrants may be volatile.

The price of our Common Stock, as well as the Warrants, may fluctuate due to a variety of factors, including:

•        changes in the industries in which we and our customers operate;

•        developments involving our competitors;

•        changes in laws and regulations affecting our business;

•        variations in our operating performance and the performance of our competitors in general;

•        actual or anticipated fluctuations in our quarterly or annual operating results;

•        publication of research reports by securities analysts about us or our competitors or our industry;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        actions by stockholders, including the sale by the PIPE Investors of any of their shares of our Common Stock;

•        additions and departures of key personnel;

•        commencement of, or involvement in, litigation involving us;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of our Common Stock available for public sale; and

•        general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of our Common Stock and the Warrants regardless of our operating performance.

We do not expect to declare any dividends in the foreseeable future.

We intend to retain its future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, the price and trading volume of our Common Stock could decline.

The trading market for our Common Stock will depend in part on the research and reports that analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, the price of our Common Stock could decline. If few analysts cover us, the demand for our Common Stock could decrease and the price of our Common Stock and trading volume may decline. Similar results may occur if one or more of these analysts stop covering us in the future or fail to publish reports on us regularly.

We may be subject to securities litigation, which is expensive and could divert management attention.

The market price of our Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.

Future resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In connection with the Business Combination, certain stockholders, officers and directors of Legacy Xos entered into lock-up agreements pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of our Common Stock held immediately following the Closing and (ii) any of their shares of our common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions begin at Closing and end on the date that is 180 days after the Closing.

Additionally, Dakota Semler and Giordano Sordoni (the “Founders”) agreed to additional lock-up restrictions beyond those described above. During the term beginning on the 180th day after the Closing Date and ending two years following the Closing Date, the Founders are only permitted to sell their Lock-Up Shares via written trading plans in compliance with Rule 10b5-1 under the Exchange Act.

NextGen Sponsor LLC (“NextGen Sponsor”) entered into a letter agreement, dated October 6, 2020, by and among NextGen, NextGen Sponsor and the other parties thereto, pursuant to which NextGen Sponsor is subject to a lock-up ending on the earlier of (i) the date that is one year after the Closing Date and (ii) the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

However, following the expiration of such lock-ups, NextGen Sponsor and the holders subject to lock-up agreements will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. As of August 20, 2021, NextGen Sponsor and the holders subject to lock-up agreements collectively beneficially own approximately 71.8% of the outstanding shares of our Common Stock.

The shares held by NextGen Sponsor and the holders subject to lock-up agreements may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

There is no guarantee that the Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our Warrants is $11.50 per share of Common Stock. There is no guarantee that the Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.

The terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment.

The Warrants were issued in registered form under a Warrant Agreement between the warrant agent and NextGen. The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants; provided that any amendment that solely affects the terms of the Private Placement Warrants or any provision of the Warrant Agreement solely with respect to the Private Placement Warrants will also require at least 65% of the then outstanding Private Placement Warrants.

Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of our Common Stock purchasable upon exercise of a Warrant.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making such Warrants worthless.

We have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). Redemption of the outstanding Warrants as described above could force warrant holders to: (i) exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of the Warrants. None of the Private Placement Warrants will be redeemable by us (subject to limited exceptions) so long as they are held by NextGen Sponsor or its permitted transferees.

In addition, we have the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of shares of our Common Stock determined based on the redemption date and the fair market value of our Common Stock. The value received upon exercise of the Warrants (i) may be less than the value the warrant holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of shares received of our Common Stock is capped at 0.361 shares per Warrant (subject to adjustment) irrespective of the remaining life of the warrants.

We may issue additional shares of Common Stock or preferred stock, including under our equity incentive plan. Any such issuances would dilute the interest of our stockholders and likely present other risks.

We may issue a substantial number of additional shares of Common Stock or preferred stock, including under our equity incentive plan. Any such issuances of additional shares of Common Stock or preferred stock:

•        may significantly dilute the equity interests of our investors;

•        may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

•        could cause a change in control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our Common Stock and/or Warrants.

Concentration of ownership among our existing executive officers, directors and their respective affiliates may prevent new investors from influencing significant corporate decisions.

Our affiliates, executive officers, directors and their respective affiliates as a group beneficially own approximately 56.0% of the outstanding Common Stock. As a result, these stockholders are able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our Certificate of Incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of us or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Our Certificate of Incorporation designates specific courts as the exclusive forum for certain stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or our Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit our stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, our stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzburg et al. v. Sciabacucchi, which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have an adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, U.S. federal and state fraud, abuse, data privacy and security laws, other similar non-U.S. laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

We may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve our vehicles, could harm our business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and we face inherent risk of exposure to claims in the event our vehicles do not perform or are claimed to not have performed as expected. As is true for other electric vehicle suppliers, we expect in the future that our vehicles will be involved in crashes resulting in death or personal injury. Additionally, product liability claims that affect our competitors or suppliers may cause indirect adverse publicity for us and our vehicles.

A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our vehicles and business and could have a material adverse effect on our brand, business, prospects, financial condition and operating results. We may self-insure against the risk of product liability claims for vehicle exposure, meaning that any product liability claims will likely have to be paid from company funds, not by insurance.

Investments in us may be subject to U.S. foreign investment regulations which may impose conditions or limitations on certain investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, forced divestiture, or other measures).

Certain investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective on February 13, 2020, among other things expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.” Moreover, other countries continue to strengthen their own foreign direct investment (“FDI”) regimes, and investments and transactions outside of the U.S. may be subject to review by non-U.S. FDI regulators if such investments are perceived to implicate national security policy priorities. Any review and approval of an investment or transaction by CFIUS or another FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory policies and practices are rapidly evolving, and in the event that CFIUS or another FDI regulator reviews one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to such investors. CFIUS or another FDI regulator may seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing our Common Stock, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things).

USE OF PROCEEDS

All of the shares of our Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $216.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “XOSWW.”

We cannot currently determine the price or prices at which shares of our Common Stock or Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “XOS” and “XOSWW,” respectively. Prior to the consummation of the Business Combination, our Common Stock and our Public Warrants were listed on Nasdaq under the symbols “NGAC” and “NGACW,” respectively. As of August 20, 2021, following the completion of the Business Combination, there were 132 holders of record of our Common Stock and two holders of record of our Warrants. We currently do not intend to list the Private Placement Warrants offered hereby on any stock exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of our Common Stock in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

As of August 20, 2021, we did not have any securities authorized for issuance under equity compensation plans. In connection with the Business Combination, our stockholders approved our 2021 Equity Incentive Plan (the “2021 Plan”) on August 18, 2021, which became effective immediately upon the Closing. We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of our Common Stock issued or issuable under the 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover shares of our Common Stock underlying the 2021 Plan. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF XOS

The following tables set forth selected historical consolidated financial information of Xos for the periods presented. The consolidated statement of operations information for the years ended December 31, 2020, 2019 and 2018 and the other financial information as of December 31, 2020 and 2019 have been derived from Xos’ audited consolidated financial statements included in this prospectus. The condensed consolidated statements of operations information for the six months ended June 30, 2021 and 2020 and the other financial information as of June 30, 2021 have been derived from Xos’ unaudited condensed consolidated financial statements and related notes included in this prospectus. The unaudited condensed consolidated financial statements of Xos have been prepared on the same basis as the audited consolidated financial statements of Xos. In the opinion of Xos’ management, the unaudited condensed consolidated interim financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial information in those statements.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read carefully the following selected information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Xos’ historical consolidated financial statements and the related notes related thereto, included in this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018
	(unaudited)
Statements of Operations Data
Revenues	$1,389	$573	$2,641	$1,147	$308
Cost of goods sold	1,257	478	2,341	806	92
Gross profit	132	95	300	341	216

Operating expenses
Research and development	3,630	1,713	4,577	362	1,544
Sales and marketing	151	77	187	207	204
General and administrative	9,369	1,924	7,112	3,907	1,944
Depreciation	380	148	296	239	121
Total operating expenses	13,530	3,862	12,172	4,715	3,813
Loss from operations	(13,398)	(3,767)	(11,872)	(4,374)	(3,597)

Other income (expenses)
Interest expense	(13)	(1,319)	3,285	559	351
Change in fair value of derivative instruments	4,964	—	1,510	—	—
Write off of subscription receivable	(379)	—	—	—	—
Realized loss on extinguishment of debt	(14,104)	—	—	—	—
Miscellaneous	(78)	4	—	—	—
Total other income (expenses)	(9,610)	(1,315)	4,795	559	351
Net loss	$(23,008)	$(5,082)	$(16,667)	$(4,933)	$(3,948)

Per Share Data
Net loss per share, basic and diluted	$(0.62)	$(0.14)	$(0.45)	$(0.14)	$(0.17)
Weighted-average shares outstanding, basic and diluted	37,001,557	36,861,568	36,815,332	35,514,776	23,609,977

(in thousands)	As of June 30, 2021	As of December 31, 2020
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$23,617	$10,359
Working capital (working capital deficit)(1)	$25,872	$(20,253)
Total assets	$34,384	$13,774
Total liabilities	$7,207	$33,109
Total stockholders’ deficit	$(49,821)	$(27,197)

____________

(1)      We define working capital as total current assets minus total current liabilities.

SELECTED HISTORICAL FINANCIAL INFORMATION OF NEXTGEN

The selected historical condensed statements of operations data of NextGen for the period from July 29, 2020 (date of inception) to December 31, 2020 and the condensed balance sheet data as of December 31, 2020 are derived from NextGen’s audited annual condensed financial statements included elsewhere in this prospectus. In NextGen’s management’s opinion, the audited financial statements include all adjustments necessary to state fairly NextGen’s financial position as of December 31, 2020 and the results of operations for the for the period from July 29, 2020 (date of inception) to December 31, 2020.

The selected historical condensed statements of operations data of NextGen for the six months ended June 30, 2021 and the condensed balance sheet data as of June 30, 2021 are derived from NextGen’s unaudited interim condensed financial statements included elsewhere in this prospectus. In NextGen’s management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to state fairly NextGen’s financial position as of June 30, 2021 and the results of operations for the six months ended June 30, 2021.

NextGen’s historical results are not necessarily indicative of the results that may be expected in the future and NextGen’s results for the period from July 29, 2020 (date of inception) to December 31, 2020 are not necessarily indicative of the results that may be expected for any other period. The information below is only a summary and should be read in conjunction with the financial statements, and the notes and schedules related thereto, which are included elsewhere in this prospectus.

Statement of Operations Data	Six Months Ended June 30, 2021	For The Period From July 29, 2020 (inception) through December 31, 2020 (Restated)
Revenue	$—	$—
Total operating expenses	(1,345,611)	(360,420)
Other (expense) income:
Change in fair value of derivative warrant liabilities	(6,341,080)	(5,458,920)
Financing cost – derivative warrant liabilities	—	(862,785)
Net gain from cash equivalents held in Trust Account	21,876	7,974
Net loss	$(7,664,815)	$(6,674,151)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	32,525,950	32,831,343
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	0.00	0.00
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	14,349,050	11,002,709
Basic and diluted net loss per share, non-redeemable ordinary shares	(0.54)	(0.61)
Balance Sheet Data	June 30, 2021	December 31, 2020 (Restated)
Total Assets	$375,417,339	$376,272,470
Total Liabilities	48,558,009	41,748,325
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,314,068 and 4,547,586 shares issued and outstanding (excluding 32,185,932 and 32,952,414 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	532	455
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,375,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	937	937
Total shareholders’ equity	5,000,010	5,000,005

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of the Company present the combination of the financial information of NextGen and Legacy Xos adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NextGen and Legacy Xos have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of NextGen and the historical balance sheet of Legacy Xos on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and the year ended December 31, 2020 combine the historical statements of operations of NextGen and Legacy Xos for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

•        the merger of Xos into a wholly owned subsidiary of NextGen, with Legacy Xos surviving the merger as a wholly-owned subsidiary of NextGen, which the combined company is referred to in this section as “New Xos”;

•        the PIPE Investment of the issuance and sale of 19,600,000 shares of New Xos Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $196.0 million (which excludes the sale by the Founders of 2,000,000 shares in the aggregate for a purchase price of $10.00 per share and an aggregate purchase price of $20.0 million pursuant to the Founders Secondary Offering);

•        the issuance of 3,739,846 shares of Series A redeemable convertible preferred stock of Legacy Xos in exchange for $31.8 million;

•        the conversion of Legacy Xos’ notes payable;

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited financial statements of NextGen as of and for the six-month period ended June 30, 2021 and the related notes included in the Form 10-Q filing on August 17, 2021;

•        the historical audited financial statements of NextGen as of and for the year ended December 31, 2020 and the related notes included in the definitive proxy statement/ final prospectus dated July 30, 2021;

•        the historical unaudited consolidated financial statements of Legacy Xos as of and for the three and six-month period ended June 30, 2021 and the related notes included elsewhere in this prospectus;

•        the historical audited consolidated financial statements of Legacy Xos as of and for the year ended December 31, 2020 and the related notes included in the definitive proxy statement/ final prospectus dated July 30, 2021; and

•        other information relating to NextGen and Legacy Xos contained in this prospectus.

Pursuant to NextGen’s then-existing amended and restated certificate of incorporation, NextGen’s public shareholders were offered the opportunity to redeem, upon the closing of the Business Combination, shares of NextGen’s Class A ordinary shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account. The unaudited pro forma condensed combined financial information reflects NextGen’s shareholders’ approval of the Business Combination and related transactions on August 18, 2021, including actual redemptions.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, NextGen will be treated as the acquired company and Legacy Xos will be treated as the acquirer for financial statement reporting purposes. Legacy Xos has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Legacy Xos’ business will comprise the ongoing operations of New Xos immediately following the consummation of the Business Combination;

•        Legacy Xos’ existing stockholders will have the greatest voting interest in New Xos with over 75% voting interest based on actual redemptions;

•        the largest minority voting stockholder of New Xos is an existing stockholder of Legacy Xos;

•        Legacy Xos’ existing directors and individuals designated by, or representing, Legacy Xos’ existing stockholders will represent two of seats for the New Xos board of directors, with the majority of the New Xos board being independent.

•        Legacy Xos’ existing stockholders will have the ability to control decisions regarding election and removal of directors and officers of New Xos’ executive board of directors;

•        Legacy Xos’ senior management will be the senior management of New Xos; and,

•        New Xos will continue to operate under the Xos tradename and the headquarters of New Xos will be Legacy Xos’ existing headquarters.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New Xos following the completion of the Business Combination. The unaudited pro forma adjustments represent NextGen’s management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF JUNE 30, 2021

(in thousands, except share amounts)	NextGen (Historical)	Legacy Xos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined (Before Redemptions)	Redemptions		Pro Forma Combined
Assets
Cash and cash equivalents	$25	$23,617	$515,630	A	$539,272	$(299,000)	H	$240,272
Accounts receivable, net	—	800	—		800	—		800
Inventories	—	6,808	—		6,808	—		6,808
Prepaid expenses	362	—	—		362	—		362
Other current assets	—	1,753	—		1,753	—		1,753
Total current assets	387	32,978	515,630		548,995	(299,000)		249,995
Investment held in trust	375,030	—	(375,030)	B	—	—		—
Property and equipment, net	—	1,406	—		1,406	—		1,406
Total assets	$375,417	$34,384	$140,600		$550.401	$(299,000)		$251,401

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Accounts payable	$70	$587	$—		$657	$—		$657
Accrued expenses	81	—	—		81	—		81
Current portion of equipment loans payable	—	130	—		130	—		130
Notes payable	440	—	—		440	—		440
Warrant liability	—	3,138	(3,138)	L	—	—		—
Other current liabilities	—	3,251	—		3,251	—		3,251
Total current liabilities	591	7,106	(3,138)		4,559	—		4,559
Equipment loans payable, net of current portion	—	101	—		101	—		101
Derivative liability, net of current portion	34,842	—	—		34,842	—		34,842
Deferred underwriting commissions in connection with the initial public offering	13,125	—	(13,125)	D	—	—		—
Total liabilities	48,558	7,207	(16,263)		39,502	—		39,502

Commitment and Contingencies
Common shares subject to possible redemption	321,859	—	(321,859)	F	—	—		—
Redeemable convertible preferred stock	—	76,998	(76,998)	I	—	—		—

Stockholders’ Equity
Common Stock	1	4	18	G	23	(3)	H	20
Additional paid in capital	19,338	677	541,363	K,M	561,378	(298,997)	H	262,381
Accumulated deficit	(14,339)	(50,502)	14,339	M	(50,502)	—		(50,502)
Total stockholders’ equity (deficit)	5,000	(49,821)	555,720		510,899	(299,000)		211,899
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$375,417	$34,384	$140,600		$550,401	$(299,000)		$251,401

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

(in thousands, except share amounts)	NextGen (Historical)	Legacy Xos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined (Before Redemptions)	Additional Adjustments	Pro Forma Combined
Revenues	$—	$1,389	$—		$1,389	$—	$1,389
Cost of Goods Sold	—	1,257	—		1,257	—	1,257
Gross Profit	—	132	—		132	—	132

Operating Expenses
Research and development	—	3,630	—		3,630	—	3,630
Sales and marketing	—	151	—		151	—	151
General, and administrative	1,286	9,369	—		10,655	—	10,655
General, and administrative – related party	60	—	(60)	AA	—	—	—
Depreciation	—	380	—		380	—	380
Operating Expenses	1,346	13,530	(60)		14,816	—	14,816
Loss from Operations	(1,346)	(13,398)	60		(14,684)	—	(14,684)

Other Income (Expenses)
Net gain from cash equivalents held in Trust Account	22	—	(22)	BB	—	—	—
Interest Expense	—	(13)	—		(13)	—	(13)
Change in fair value of derivatives	(6,341)	4,964	(4,964)	DD	(6,341)	—	(6,341)
Write-off of subscription receivable	—	(379)	—		(379)	—	(379)
Realized loss on debt extinguishment	—	(14,104)	14,104	EE	—	—	—
Miscellaneous	—	(78)	—		(78)	—	(78)
Total Other Income (Expenses)	(6,319)	(9,610)	9,118		(6,811)	—	(6,811)
Net Loss	$(7,665)	$(23,008)	9,178		$(21,495)	—	$(21,495)
Weighted average Class A and Class B ordinary shares outstanding, basic and diluted	14,349,050	37,001,857			162,184,621		162,184,621
Basic and diluted net loss per Class A and Class B ordinary share	$(0.54)	$(0.62)			$(0.13)		$(0.13)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

(in thousands, except share amounts)	NextGen (Restated)	Legacy Xos (Historical)	Transaction Accounting Adjustments		Pro Forma Combined (Before Redemptions)	Additional Adjustments	Pro Forma Combined
Revenues	$—	$2,641	$—		$2,641	$—	$2,641
Cost of Goods Sold	—	2,341	—		2,341	—	2,341
Gross Profit	—	300	—		300	—	300

Costs and Expenses
General, and administrative expense	330	7,112	—		7,442	—	7,442
General, and administrative expense – related party	30	—	(30)	AA	—	—	—
Research and development	—	4,577	—		4,577	—	4,577
Depreciation	—	296	—		296	—	296
Sales and marketing expenses	—	187	—		187	—	187
Total Costs and Expenses	360	12,172	(30)		12,502	—	12,502
Loss from Operations	(360)	(11,872)	30		(12,202)	—	(12,202)

Other Income (Expenses):
Net gain from cash equivalents held in Trust Account	8	—	(8)	BB	—	—	—
Interest Expense	—	(3,285)	3,274	CC	(11)	—	(11)
Financing cost – derivative warrant liabilities	(863)	—	—		(863)	—	(863)
Realized loss on extinguishment of debt	—	—	(14,104)	EE	(14,104)	—	(14,104)
Change in fair value of derivative instruments	(5,459)	(1,510)			(6,969)	—	(6,969)
Total Other Income (Expenses)	(6,314)	(4,795)	(10,838)		(21,947)	—	(21,947)
Net Loss	$(6,674)	$(16,667)	10,808		$(34,149)	—	$(34,149)
Weighted average Class A and Class B ordinary shares outstanding, basic and diluted	11,002,709	36,815,322			194,121,201		158,621,201
Basic and diluted net loss per Class A and Class B ordinary share	$(0.61)	$(0.45)			$(0.18)		$(0.22)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, NextGen will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Legacy Xos issuing stock for the net assets of NextGen, accompanied by a recapitalization.

The net assets of NextGen will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        NextGen’s unaudited balance sheet as of June 30, 2021 and the related notes included in the Form 10-Q filing on August 17, 2021; and,

•        Legacy Xos’ unaudited balance sheet as of June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        NextGen’s unaudited statement of operations for the six-month period ended June 30, 2021 and the related notes included in the Form 10-Q filing on August 17, 2021; and

•        Legacy Xos’ unaudited statement of operations for the six-month period ended June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        NextGen’s restated audited statement of operations for the period from July 29, 2020 (inception) through December 31, 2020 and the related notes included in the definitive proxy statement/ final prospectus dated July 30, 2021; and

•        Legacy Xos’ audited statement of operations for the year ended December 31, 2020 and the related notes included in the definitive proxy statement/ final prospectus dated July 30, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that NextGen and Legacy Xos believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. NextGen and Legacy Xos believe that their assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Xos. They should be read in conjunction with the historical financial statements and notes thereto of NextGen and Legacy Xos.

Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, and (2) factually supportable. NextGen and Legacy Xos have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Xos company filed consolidated income tax returns during the periods presented. The combined companies have a pro forma loss during the periods presented and as such it is assumed that the combined companies would have no taxable income during the periods presented.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:

(A)    Represents pro forma adjustments to the cash balance to reflect the following:

		In thousands
Investments held in trust account	B	375,030
Payment of estimated transaction fees	C	(42,275)
Payment of deferred underwriting fees	D	(13,125)
Proceeds from the PIPE Investment	E	196,000
	A	$515,630

(B)    Reflects the reclassification of $375 million of cash and investments held in the trust account that became available following the Business Combination, prior to effect of actual redemptions.

(C)    Represents transaction costs incurred by New Xos of approximately $42.3 million for advisory, banking, printing, legal, and accounting fees that are not capitalized as a part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash of $42.3 million with a corresponding decrease in additional paid-in capital. These costs are not included in the unaudited pro forma condensed combined statement of operations as they are nonrecurring.

(D)    Represents underwriting expenses that were paid upon completion of the Business Combination in the amount of $13.1 million.

(E)    NextGen entered into Subscription Agreements with the PIPE Investors, pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 20,000,000 shares of New Xos common stock for an aggregate purchase price equal to $200,000,000 (which excludes the sale by the Founders of 2,000,000 shares of New Xos common stock in the aggregate for a purchase price of $10.00 per share and an aggregate purchase price of $20,000,000 pursuant to the Founders Secondary Offering) (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of NextGen Sponsor and certain additional investors (which may include mutual funds and existing shareholders of NextGen). On the actual day of closing the PIPE Investment in conjunction with the Business Combination, one of the PIPE Investors, Grantchester C Change, LLC , did not fund their $4.0 million committed amount under the Subscription Agreement. The Company is currently in discussions with them.

(F)    Represents reclassification of NextGen ordinary shares subject to redemption of 32,185,932 NextGen ordinary shares for $321.9 million allocated to common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share (based on the fair value of investments held in the trust account as of June 30, 2021).

(G)    Represents pro forma adjustments to Legacy Xos common stock and NextGen ordinary shares balance to reflect the following:

		In thousands
Issuance of New Xos common stock pursuant to the PIPE Investment	E	2
Reclassification of NextGen ordinary shares subject to redemption	F	3
Recapitalization of Legacy Xos common stock to New Xos common stock	J	13
	G	18

(H)    Reflects adjustments relating to actual redemptions.

(I)     Reflects the conversion of 26,721,919 shares of Legacy Xos redeemable convertible preferred stock into New Xos common stock to permanent equity.

(J)     Reflects the exchange of Legacy Xos common stock for New Xos common stock.

(K)    Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

		In thousands
Proceeds from the PIPE Investment	E	$195,998
Reclassification of NextGen ordinary shares subject to redemption	F	321,856
Exchange of Legacy Xos preferred shares for New Xos common stock	I	76,999
Exchange of Legacy Xos common stock for New Xos common stock	J	(13)
Conversion of Legacy Xos warrant for New Xos common stock	L	3,138
Payment of estimated transaction fees for Legacy Xos	C	(42,275)
	K	$555,703

(L)    Represents the elimination of warrant liability relating to Series Preferred A shares.

Other adjustment:

In thousands
Reclassification of NextGen’s historical accumulated deficit to additional paid-in capital as part of the reverse capitalization	M	14,339

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six-month period ended June 30, 2021 and the year ended December 31, 2020 are as follows:

(AA) Represents pro forma adjustment to eliminate general and administrative expenses from NextGen’s related parties, which will terminate upon consummation of the Business Combination. NextGen’s general and administrative expenses are not expected to be additive to those reported by Xos’ operations, and have been eliminated as such.

(BB) Represents pro forma adjustment to eliminate investment income related to the investment held in the trust account. Investment income generated by NextGen’s investments held in trust account are not representative of the income that may be generated by Xos upon completion of the Business Combination, and as such, have been eliminated as part of this pro forma.

(CC) Represents pro forma adjustment to add back the interest expense related to convertible securities are expected to be converted into common stock in connection with the consummation of the Business Combination.

(DD) Represents pro forma adjustment to eliminate the change in fair value of derivative liabilities related to extinguished convertible debt.

(EE)  Represents pro forma adjustment to eliminate the recognized loss on extinguishment of convertible debt.

2. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared for the six months ended June 30, 2021 and for the year ended December 31, 2020 (in thousands, except share and per share amounts):

Pro Forma Combined
For the Six Months Ended June 30, 2021
Pro forma net loss	$(21,495)
NextGen’s public shareholders	7,613,884
Xos stockholders	123,595,737
Sponsor and related parties	9,425,000
Third-party PIPE investors	21,550,000
Basic weighted average shares outstanding	162,184,621
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.13)

For the Year Ended December 31, 2020
Pro forma net loss	$(34,149)
NextGen’s public shareholders	37,500,000
Xos stockholders	125,246,201
Sponsor and related parties	9,425,000
Third-party PIPE investors	21,950,000
Basic weighted average shares outstanding	194,121,201
Pro forma net loss per share attributable to ordinary shareholders, basic and diluted(1)	$(0.18)

____________

(1)      Diluted loss per ordinary share is the same as basic loss per ordinary share because the effects of potentially dilutive instruments were anti-dilutive as a result of the Company’s net loss.

The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were 2,034,572 shares issuable under New Xos options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. The discussion should be read together with the section entitled “Selected Historical Financial Information”. The discussion and analysis should also be read together with our pro forma financial information as of June 30, 2021 and for the six months ended June 30, 2021 (see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”). This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section entitled “Risk Factors.”

Overview

We are a mobility solutions company manufacturing Class 5 to 8 battery-electric commercial vehicles and facilitating fleet operations. Our mission is to decarbonize commercial transportation by developing innovative technologies and intelligent mobility solutions at the intersection of energy and software. We developed the X-Platform (our proprietary, purpose-built vehicle chassis platform) and the X-Pack (our proprietary battery system) specifically for the medium and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Our “Fleet-as-a-Service” package offers our customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.

Our innovative X-Platform and X-Pack provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients a lower total cost of ownership compared to traditional diesel fleets. The X-Platform and X-Pack are available for purchase as part of the Xos vehicle. Both the X-Platform and X-Pack were engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their specific commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range). In addition to a competitive purchase price, our technology can also drive savings throughout ownership through increased vehicle uptime, greater payload capacity and reduced service and maintenance expense. Ninety percent of vehicles in our targeted segments operate on routes under 200 miles per shift (referred to as “last-mile” routes). Vehicles that fulfill these predictable last-mile routes generally return to base hubs on a daily basis and are ideal candidates for electrification as operators are able to connect them to dedicated charging infrastructure. Our modular and cost-effective vehicles have been on the road and in customers’ hands since 2018, validating the durability and low-cost design of our vehicles. As of June 30, 2021, we have entered into binding agreements and non-binding letters of intent, memorandums of understanding and other similar agreements with over a dozen customers. Pursuant to binding agreements with both our end-user and dealer customers, our customers have agreed to purchase, subject to certain modification and cancellation provisions, a total of over 2,000 vehicle units with the option to purchase an additional 4,000 units which expires at the end of 2022, for a total backlog of over 6,000 vehicle units. Since inception and up to June 30, 2021, we have delivered 34 vehicles and powertrains combined. We expect to deliver a total of 116 units in 2021. We expect to deliver over 90% of the aforementioned contracted non-option orders, which is over 1,800 vehicles, by the end of 2022. We anticipate that a portion of the aforementioned 4,000 optional orders, if exercised, may not be produced and delivered until 2023.

We have taken a conservative approach to capital deployment with our Flex manufacturing strategy. This strategy leverages our strategic partners’ existing facilities and labor to assemble up to 5,000 vehicles annually per facility once they are fully ramped up at an estimated average future cost of approximately $45 million dollars per facility build out. This strategy will enable us to scale our operations in a capital efficient manner and in lockstep with market demand. As of June 30, 2021, we have partnered with two third-party contract manufacturer partners — Metalsa and Fitzgerald — to operate two Flex facilities with the combined capacity to manufacture approximately up to 10,000 vehicles per year once fully ramped up. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Our Fleet-as-a-Service product facilitates the transition from traditional internal combustion engine vehicles to battery electric vehicles and provides fleet operators with a comprehensive set of solutions and products (including, but not limited to, energy services, service and maintenance, vehicle telematics, OTA updates and financing) to transition to and to operate an electric fleet. This product offering will combine traditionally disaggregated services into a bundled service package, thus reducing the cost and friction associated with electrifying commercial fleets. Services to be offered in our Fleet-as-a-Service offerings include our proprietary technologies and in-house services (energy services, digital fleet management products, over-the-air software update technology, and a wide-range of service products) and offerings from our industry partners, such as Dickinson Fleet Services for service and maintenance and DLL for financing. Our Fleet-as-a-Service is expected to increase the lifetime revenue of each vehicle sold by us. As of June 30, 2021, five customers have utilized our Fleet-as-a-Service offering.

We believe our growth in the coming years is supported by the strong secular tailwinds of climate change and e-commerce. Commercial trucks are the largest emitters of greenhouse gases per capita in the transportation industry. The U.S. federal, state and foreign governments, along with corporations such as FedEx, UPS and Amazon, have set ambitious goals to reduce greenhouse gas emissions. Simultaneously, e-commerce continues to grow rapidly and has been accelerated by changes in consumer purchasing behavior during the COVID-19 pandemic. We believe the increased regulation relating to commercial vehicles, the launch of sustainability initiatives from financial and corporate institutions and the rapid growth of last-mile logistics will fuel accelerated adoption of our products worldwide. We also believe that our distribution strategies will be a key factor to enhancing brand awareness and fueling business growth. We employ a hybrid distribution strategy, that utilizes both direct distribution and indirect distribution, through partnerships with dealer networks. Our dealer distribution network broadens our reach to fleet customers, creates efficiencies within our go-to-market strategy and facilitates other aspects of our Fleet-as-a-Service platform including service and maintenance.

We expect both our capital and operating expenditures and working capital requirements will increase significantly in connection with our ongoing activities, as we:

•        continue to invest in research and development and further develop and commercialize our core proprietary technologies, including our X-Platform chassis platform, X-Pack battery system and Fleet-as-a-Service platform;

•        increase our investment in marketing and advertising, sales and distribution infrastructure, both direct sales and sales through dealer networks, to accelerate the growth in sales of our products and services;

•        continue to invest in servicing our growing portfolio of vehicles on the road including account management, maintenance and service technicians and the Xosphere Intelligence Platform;

•        continue to build out supply chain team as well as additional battery and vehicle Flex assembly lines to bolster manufacturing capacity and meet demand targets;

•        continue to build out finance operations to maintain and improve financial controls, financial planning and risk management;

•        invest in operations functions including IT, administration and human resources to maintain and improve our operational systems, processes and procedures;

•        obtain, maintain, expand, and protect our intellectual property portfolio including patents, trade secrets, trademarks and copyrights; and,

•        further invest in infrastructure to operate in accordance with public company standards and guidelines.

Recent Developments

Consummation of the Business Combination with NextGen

On August 20, 2021, we completed the Closing of the Business Combination with NextGen, which was announced on February 21, 2021. As a result of the Business Combination, Xos Fleet, Inc. will be the accounting predecessor and the combined entity will be the successor SEC registrant, and Xos’ Fleet, Inc.’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The completion of the Business Combination resulted in net proceeds of approximately $216.7 million in cash (including proceeds from NextGen trust account and PIPE investment less transaction costs and redemptions). For further details, see the sections entitled “Introductory Note” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Series A Equity Financing

During the fourth quarter of 2020, Legacy Xos executed the initial closing of a financing round and issued Series A preferred shares (the “Series A Financing”). The Series A Financing included the authorization of 25,794,475 shares of preferred stock in classes A through A-10. Class A was allocated to investors who contributed new money to Legacy Xos, while Class A-1 through A-10 were issued in exchange to convertible note holders. As part of this raise, 1,411,764 preferred Class A shares and one warrant exercisable for 319,411 of preferred Class A shares were issued for aggregate cash proceeds of $9.5 million and a subscription receivable of $2.4 million. As a result of this transaction and other transactions with Legacy Xos’ common stock, Legacy Xos had outstanding subscription receivable balances of $2.8 million as of December 31, 2020. Such subscription receivable balances were presented net of additional paid in capital in these financial statements. Subsequent to December 31, 2020, the Legacy Xos issued an additional 3,739,846 preferred Class A shares raising $31.8 million in cash proceeds, and the conversion of the $30,000 simple agreement for future equity (“SAFE”) Note. This transaction triggered a contractual conversion of all of the convertible debt and accrued interest into preferred stock issuing shares in Class A-1 through A-10.

Supply Chain Disruptions

Global economic conditions, which the COVID-19 pandemic has contributed to, has impacted our ability to source certain of our critical inventory items. The series of restrictions imposed and the speed and nature of the recovery in response to the pandemic has placed a burden on our supply chain management, including but not limited to the following areas:

•        Semiconductor chip shortage:    The global silicon semiconductor industry has experienced a shortage in supply and difficulties in ability to meet customer demand. This shortage has led to an increase in lead-times of production of semiconductor chips and components since the beginning of 2020.

•        Supply limitation on vehicle bodies and aluminum:    Vehicle body suppliers are currently experiencing elevated pricing or a shortage of key materials such as aluminum.

Despite supply chain disruptions, we have continued to source inventory for our vehicles and our purchasing team has been working with vendors to find alternative solutions to areas where there are supply chain constraints, and where appropriate and critical, has placed orders in advance of projected need to ensure inventory is able to be delivered in time for production plans.

However, continued tightness in supply availability could lead to previously unforeseen cost and delivery pressures on certain material and logistical costs in the second half of the year. As the Company accelerates execution of its strategic plans post-merger, we will endeavor to be strategic in our cost action plans, including working with various vendors and service providers to provide us cost-effective arrangements.

Impact of COVID-19

As the COVID-19 pandemic continues to evolve, including the continued spread of the Delta variant in the U.S. and other countries and the potential emergence of other SARS-CoV-2 variants that may prove especially contagious or virulent, the ultimate extent of the impact on our businesses, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies. During the six-month period ended June 30, 2021, despite the continued COVID-19 pandemic, we continued to operate our business at full capacity, including all of our manufacturing and research and development operations, with the adoption of enhanced health and safety practices including an indoor mask policy and vaccination policy for our employees who work onsite. Although we have made our best estimates based upon current information, actual results could materially differ from the estimates and assumptions developed by management. Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and negatively impacted in the near term as a result of these conditions, and if so, we may be subject to future impairment losses related to long-lived assets as well as changes to valuations.

Comparability of Financial Information

Our future results of operations and financial position may not be comparable to historical results as a result of the Business Combination.

Business Combination and Public Company Costs

The Business Combination is accounted for as a reverse recapitalization. Under this method of accounting, NextGen has been treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is an increase in cash by approximately $216.7 million, net of transaction costs and redemptions. Total non-recurring transaction costs will approximately be $55.4 million. For further details, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the completion of the Business Combination, we became the successor to an SEC-registered and Nasdaq-listed company with ticker “XOS”, which has required us and will continue to require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We have incurred and expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”

Successful Commercialization of our Products and Services

We expect to derive future revenue from sales of our vehicles, battery systems and Fleet-as-a-Service offering. As many of these products are in development, we will require substantial additional capital to continue developing our products and services and bring them to full commercialization as well as fund our operations for the foreseeable future. Until we can generate sufficient revenue from product sales, we expect to finance our operations through commercialization and production with proceeds from the Business Combination and the Series A Financing. The amount and timing of our future funding requirements, if any, will depend on many factors, including the pace and results of our commercialization efforts.

Customer Demand

We have sold a limited number of our vehicles to our existing customers, have agreements with future customers and have received interest from other potential customers. We expect that the sales of our vehicles and services to our existing and future customers will be an important indicator of our performance.

Supply Chain Management

As noted in the “Recent Developments” section, there are certain areas in our supply chain management that have been disrupted due to global economic conditions and the prolonged effect of the COVID-19 pandemic. Our ability to find alternative solutions to meet customer demands will affect our financial performance.

Components of Results of Operations

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Xos and its wholly owned subsidiaries, Xos Fleet, Inc. and Rivordak, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. All long-lived assets are maintained in, and all losses are attributable to, the United States. See Note 1 in the accompanying audited consolidated financial statements for more information.

Currently, we conduct business through one operating segment. We are currently an early stage growth company with minimal commercial operations, and our manufacturing activities to-date have been conducted exclusively within the United States and Mexico. For more information about our basis of operations, refer to Note 1 in the accompanying financial statements.

Revenues

To date, we have primarily generated revenues from the sale of electric step van and stripped chassis vehicles and battery systems and the licensing of our software systems. Our stripped chassis is our vehicle offering that comprises our X-Platform electric vehicle base and X-Pack battery systems, which customers can upfit with their preferred vehicle body. As we continue to expand our commercialization, we expect our revenue to come from these products and other vehicle offerings including chassis cabs, which will feature our chassis and powertrain with the inclusion of a proprietarily designed cab, and tractors, a shortened version of the chassis cab designed to haul trailers (also known as “day cabs”), that travel in last-mile use cases. In addition, we will offer a full suite of service offerings including energy services, service and maintenance, telematics and financing.

We recognize revenue consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances. Revenue is measured as the amount of consideration we expect to receive in exchange for delivering products. All revenue is recognized when we satisfy the performance obligations under the contract. We recognize revenue by delivering the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. For shipping and handling charges, revenue is recognized at the time the products are delivered to or picked up by the customer. The majority of our current contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes, to the customer, and are short term in nature.

Cost of Goods Sold

To date, our cost of goods sold has included materials and other direct costs related to production of our vehicles, including components and parts, batteries, and direct labor costs, among others. Materials include inventory purchased from suppliers, as well as assembly components that are assembled by company personnel. Direct labor costs relate to the wages of those individuals responsible for the assembly of vehicles delivered to customers. We are continuing to undertake efforts to find more cost-effective vendors and sources of parts to lower our overall cost of production. Direct labor and overhead costs relate primarily to expenses incurred through our third-party manufacturing partners. We expect these expenses to increase in future periods as production volume increases to meet expected growth in customer demand.

Research and Development Expense

Research and development expenses consist primarily of costs incurred for the design and development of our vehicles and battery systems, which include:

•        Expenses related to materials and, supplies consumed in the development and modifications to existing vehicle designs, new vehicle designs contemplated for additional customer offerings, and our battery pack design; and

•        Fees paid to third parties such as consultants and contractors for engineering and computer-aided design (CAD) work on vehicle designs and other third-party services.

We expect our research and development costs to increase materially for the foreseeable future as we continue to invest in research and development of our battery systems, chassis design and certain other technologies. As such, we expect salaries, benefits, and expenses related to those employees whose primary function is in the design and development of new and redesigned vehicle and battery design (primarily in our engineering department) to increase and be allocated.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of expenses related to our marketing of vehicles and brand initiatives. These marketing efforts include travel expenses of our sales force who are primarily responsible for introducing our platform and offerings to potential customers. Expenses related to web design, marketing and promotional items, and consultants who assist in the marketing of the Company are also included in these expenses.

We expect these expenses to increase for the foreseeable future as travel expands due to the planned expansion of our sales team and increasing deployment of both direct and indirect marketing efforts. We expect an increase in our cost of sales and marketing expenses as we expand our ongoing hybrid distribution strategy, that utilizes both direct distribution and indirect distribution through partnerships with our dealer network.

General and Administrative Expenses

General and administrative expenses (“G&A”) consist of personnel-related expenses, outside professional services, including legal, audit and accounting services, as well as expenses for facilities, non-sales related travel, and general office supplies and expenses. Personnel-related expenses consist of salaries, benefits, stock-based compensation, and associated payroll taxes. Overhead items including rent, insurance, utilities, and other items are included as general and administrative expenses.

We expect our G&A to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to begin to allocate personnel-related expenses to the departments in which employees provide their primary service, including sales and marketing, and research and development. Corporate executives, finance legal and other administrative functions’ personnel-related expenses will remain as general and administrative expense.

Depreciation Expense

Depreciation is provided on property and equipment over the estimated useful lives on a straight-line basis. Upon retirement or disposal, the cost of the asset disposed, and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of loss. No depreciation is allocated to cost of goods sold, research and development, or general and administrative expenses.

Interest Income (Expense)

Interest income (expense) consists primarily of interest received or earned on our cash and cash equivalents and note receivable balances. Interest expense includes interest paid on our equipment loans and convertible notes, as well as the amortization of the associated discount on the convertible notes.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 to the Six Months Ended June 30, 2020

The following table sets forth our historical operating results for the periods indicated:

	For the Six Months Ended June 30,
(in thousands)	2021	2020	$ Change	% Change
Revenues	$1,389	$573	$816	142%
Cost of goods sold	1,257	478	779	163%
Gross profit	132	95	37	39%
Operating Expenses
Research and development	3,630	1,713	1,917	112%
Sales and marketing	151	77	74	96%
General and administrative	9,369	1,924	7,445	387%
Depreciation	380	148	232	157%
Total Operating Expenses	13,530	3,862	9,668	250%
Loss from Operations	(13,398)	(3,767)	(9,631)	256%
Other Income (Expenses)
Interest expense	(13)	(1,319)	1,306	99%
Change in fair value of derivatives	4,964	—	4,964	100%
Write-off of subscription receivable	(379)	—	(379)	100%
Realized loss on debt extinguishment	(14,104)	—	(14,104)	100%
Miscellaneous	(78)	4	(82)	205%
Total Other Income (Expenses)	(9,610)	(1,315)	(8,295)	631%
Net Loss	$(23,008)	$(5,082)	$(17,926)	353%

Revenues

Our total revenue increased by $0.8 million or 142% from $0.6 million in the six months ended June 30, 2020 to $1.4 million in the six months ended June 30, 2021. This increase was the result of an increase in the number of vehicles and powertrains delivered to two different customers. We increased sales by selling three vehicles and six powertrains in the six months ended June 30, 2021 compared to five powertrains in the six months ended June 30, 2020.

Cost of Goods Sold

Cost of goods sold increased by $0.8 million or 163% from $0.5 million in the six months ended June 30, 2020 to $1.3 million in the six months ended June 30, 2021. The increase in the cost of goods sold was directly related to the increased sales of our vehicles. We are continuously working to source materials from more cost-effective sources.

Research and Development

Research and development expenses increased by $1.9 million or 112% from $1.7 million in the six months ended June 30, 2020 to $3.6 million in the six months ended June 30, 2021. The increase was primarily due to the ongoing development of new battery designs and product offerings as well as further refinement of our chassis design. These increased costs were incurred through the utilization of consultants and software licenses who were tasked to assist company personnel in the design, development and testing of our next generation battery design and redesigning existing vehicle designs to accommodate the dimensions and requirements of the new battery packs. We also began classifying the salaries of those individuals responsible for research and development activities from general and administrative to research and development.

General and Administrative

General, and administrative expenses increased by $7.4 million or 387% from $1.9 million in the six months ended June 30, 2020 to $9.4 million in the six months ended June 30, 2021, primarily due to an increase in personnel including sales, legal and accounting personnel relating to the Business Combination. We also increased our spend relating to consultants who assisted in the implementation of our new ERP system, financial processes, and legal consultants who consulted on the Business Combination. We also increased our spend on the previously mentioned new ERP system and our new headquarters.

Interest Expense

Interest expense decreased $1.3 million or 99% from $1.3 million in the six months ended June 30, 2020 to $0.0 in the six months ended June 30, 2021. The interest expense in prior year represents interest on the convertible notes which were converted in January 2021.

Change in Fair Value of Derivatives

The account represents the revaluation of derivative instruments to the fair market at the end of each reporting period.

Write-off of Subscription Receivable

In 2020, we had a promissory note receivable in the amount of $364,000 due from our COO, Giordano Sordoni. The note was utilized to exercise options provided to him by us. The principal balance of the note and the associated accrued interest was subsequently forgiven during the six months ended June 30, 2021. No similar transaction occurred during the six months ended June 30, 2021.

Realized Loss on Debt Extinguishment

This represents the loss on the conversion of convertible debt into preferred shares during the six months ended June 30, 2021. No similar transaction occurred during the six months ended June 30, 2020.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

“EBITDA” is defined as net loss before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other non-recurring items determined by management. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020, respectively:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net loss	$(23,008)	$(5,082)
Interest expense, net	13	1,319
Depreciation	380	148
EBITDA	$(22,615)	$(3,615)
Change in fair value of derivative instruments	(4,964)	—
Realized loss on debt extinguishment	14,104	—
Stock based compensation	3	8
Adjusted EBITDA	$(13,472)	$(3,607)

Liquidity and Capital Resources

Prior to our Series A Financing in December 2020, we had financed our operations primarily from the sales of convertible notes. In December 2020, we had the initial closing of our Series A Financing and in the first quarter of 2021, we completed the Series A Financing, including the conversion of all our convertible notes into shares of redeemable preferred stock. As of June 30, 2021, our principal sources of liquidity were our cash and cash equivalents in the amount of $23.6 million.

As an early stage growth company, the net losses we have incurred since inception are consistent with our strategy and budget. We will continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities with respect to our vehicles and battery systems, scale our operations to meet anticipated demand and establish our Fleet-as-a-Service offering. We have realized recurring losses from operations and have cash outflows from operating activities that raise substantial doubt about our ability to continue as a going concern.

Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

Our existing cash resources, including capital raised in the Series A Financing and Business Combination, are sufficient to support planned operations for at least the next 12 months. As a result, the Xos’ management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements as of and for the six months ended June 30, 2021.

Cash Flows Summary

The following table provides a summary of cash flow data:

	Six Months Ended June 30,
(in thousands)	2021	2020
Net cash used in operating activities	$(20,153)	$(4,040)
Net cash used in investing activities	(702)	(143)
Net cash provided by financing activities	34,113	13,036

Cash Flows from Operating Activities

Our cash flows from operating activities are significantly affected by the growth of our business primarily related to research and development, and general and administrative activities. Our operating cash flows are also affected by our working capital needs to support growth in inventory reserves and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities was $20.2 million for the six months ended June 30, 2021, primarily consisting of a net loss of $23.0 million, non-cash charges of $9.9 million, $4.9 million additional inventory as our production ramps, $0.4 million increase in accounts receivable related to sales, and a $1.7 million increase in current assets primarily an increase in prepaid inventory.

Net cash used in operating activities was $4.0 million for the six months ended June 30, 2020, primarily consisting of a net loss of $3.6 million from normal operations of the Company, $0.3 million increase in accounts receivable, $0.3 million decrease in inventory, $0.3 million increase in other assets primarily related to prepaid inventory, $0.9 million increase in interest payable on convertible debt, and a $0.7 million decrease in accounts payable.

Cash Flows from Financing Activities

We continue to experience negative cash flows from investing activities as we expand our business. Cash flows from investing activities primarily relate to capital expenditures to support our growth. Net cash used in investing activities is expected to continue to expand.

Net cash used in investing activities was $0.7 million for the six months ended June 30, 2021, primarily consisting of property and equipment additions.

Net cash used in investing activities was $0.1 million for the six months ended June 30, 2020, primarily consisting of property and equipment additions.

Cash Flows from Financing Activities

Net cash provided by financing activities was $34.2 million for the six months ended June 30, 2021, primarily consisting of the issuance of convertible preferred shares in the amount of $31.8 million for cash in January and February 2021, and the collection of the outstanding subscription receivable in the amount of $2.4 million.

Net cash provided by financing activities was $13.0 million for the six months ended June 30, 2020, primarily consisting of the issuance of convertible notes payable.

Contractual Obligations and Commitments

We do not have any material contractual obligations or other commitments as of June 30, 2021, other than those disclosed in our consolidated financial statements included in this filing.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, share-based compensation, the fair value of our Common Stock and preferred stock, valuation of the convertible notes and the related embedded derivative, SAFE note and warrant liability on Series A preferred stock. We base our estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to our financial statements.

There have been no material changes to our critical accounting policies and estimates as described in the accompanying financial statements as of and for the six-months ended June 30, 2021.

We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While our significant accounting policies are described in the notes to our financial statements (see Note 2 in the accompanying audited financial statements), we believe that the following accounting policies require a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations.

Share-Based Compensation

We account for share-based payments that involve the issuance of shares of common stock to employees and nonemployees and meet the criteria for equity-classified awards as share-based compensation expense based on the grant-date fair value of the award. Prior to the Business Combination we issued stock option awards to employees and nonemployees. Post-Business Combination, we may issue both stock options and restricted stock units (“RSUs”) to employees and nonemployees, including non-employee directors. Certain employees hired prior to the Business Combination were promised options that will be granted as RSUs post-Business Combination when we have our Form S-8 on file with the SEC. As a result, we expect the compensation expense relating to stock-based awards to increase in the succeeding quarters.

The fair value of the stock options issued to employees and nonemployees was estimated at each grant date using the Black-Scholes model which requires the input of the following subjective assumptions:

(a)     the length of time grantees will retain their vested awards before exercising them for employees and the contractual term of the options for nonemployees (“expected term”);

(b)    The volatility of our common stock price over the expected term;

(c)     the expected dividends rate; and

(d)    the risk-free interest rate over the award’s expected term.

Warrant Liability on Convertible Preferred Stock

Due to proximity of the expected consummation of the Business Combination, the valuation of the warrant as of June 30, 2021 was determined using the probability weighted expected return method (“PWERM”) framework, incorporating the weighting of the likely two scenarios, as described more fully below:

•        Merger/public scenario:    75% probability of occurrence with per share value determined on a discounted basis using post-merger equity value of existing Xos stockholders less expected proceeds from the exercise of the warrant.

•        Private scenario:    25% probability of occurrence with per share value determined based on equal 50-50 weighting of the (i) market approach (i.e., average revenue multiples derived from our peer group under the guideline public company method) and (ii) income approach (i.e., utilizing our projections under the discounted cash flow method).

Recent Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this filing for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one, of their potential impact on our financial condition and our results of operations.

Internal Control Over Financial Reporting

In connection with our internal controls over the financial reporting process we have implemented the below, to appropriately prevent or detect a material misstatement of our annual or interim financial statements, on a timely basis.

•        The entire finance department was replaced and a new team was implemented beginning in mid-2020. The department has been expanded since this time to continue to address and implement additional internal controls, and ensure the ability to have timely financial reporting.

•        We have recruited additional personnel, in addition to utilizing third-party consultants and specialists, to supplement our internal resources.

•        We have expanded cross-functional involvement and input into period end expense accruals, as well as implemented process improvements in both our IT and business cycle processes.

•        We have been and continue to design and implement additional automation and integration in our financially significant systems, most recently with the implementation of our new enterprise resource planning (ERP) system.

We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address matters we identify.

Following the issuance of the SEC Staff Statement, after consultation with NextGen’s independent registered public accounting firm, NextGen’s management and NextGen’s audit committee concluded that, in light of the SEC Staff Statement, that a material weakness was identified relating to the accounting of the Warrants and it was appropriate to restate previously issued and audited financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020. As a result of this material weakness, NextGen’s management has concluded that its internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of NextGen’s derivative warrant liabilities, change in fair value of derivative warrant liabilities, NextGen Class A ordinary shares subject to possible redemption, accumulated deficit and related financial disclosures for the periods beginning with the period from July 29, 2020 (inception) through December 31, 2020.

To respond to this material weakness, NextGen and we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance our system of evaluating and implementing the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects. For additional information, see “Note 2 — Restatement of Previously Issued Financial Statements” to the accompanying financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market and other risks, including the effects of changes in interest rates, inflation, and foreign currency exchange rates, as well as risks to the availability of funding sources, hazard events, and specific asset risks.

Interest Rate Risk

The market risk inherent in our financial instruments and our financial position represents the potential loss arising from adverse changes in interest rates. As of June 30, 2021, we had cash and cash equivalents of $23.6 million which are not invested in interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of U.S. interest rates. Therefore, interest rates would not have a material effect on the fair market value of our cash and cash equivalents.

Foreign Currency Risk

There was no material foreign currency risk for the six months ended June 30, 2021 and 2020.

Inflation Risk

We monitor inflation and the effects of changing prices. Inflation increases the cost of goods and services used. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset these higher costs through price increases or mitigate the impact through alternative solutions. Our inability to do so could harm our business, financial condition and results of operations.

BUSINESS

Overview

We are a mobility solutions company manufacturing Class 5 to 8 battery-electric commercial vehicles and facilitating fleet ownership both with fleet owners’ transition from traditional internal combustion engine vehicles to electric vehicles and their continued fleet operations, including assisting fleet owners with their transition from traditional internal combustion engine vehicles to electric vehicles through our subscription package that provides fleet owners with services for services such as vehicle maintenance and financing for a fixed monthly fee. Our mission is to decarbonize commercial transportation by developing innovative technologies and intelligent mobility solutions at the intersection of energy and software. We developed the X-Pack (our proprietary battery system) and the X-Platform (our proprietary, purpose-built vehicle chassis platform) specifically for the medium- and heavy-duty commercial vehicle segment with a focus on last-mile commercial fleet operations. Our “Fleet-as-a-Service” package offers our customers a comprehensive suite of commercial products and services to facilitate electric fleet operations and seamlessly transition their traditional combustion-engine fleets to battery-electric vehicles.

Our innovative X-Pack and X-Platform provide modular features that allow us to accommodate a wide range of last-mile applications and enable us to offer clients industry-leading total cost of ownership. The X-Platform, our chassis platform, and X-Pack, our battery technology, are available for purchase as part of the Xos vehicle. The X-Platform and X-Pack were both engineered to be modular in nature to allow fleet operators to customize their vehicles to fit their commercial applications (e.g., upfitting with a specific vehicle body and/or tailoring battery range) for minimal additional cost. In addition to a competitive vehicle purchase price, our technology can also drive savings throughout ownership through increased vehicle uptime, greater payload capacity and reduced service and maintenance expense. Ninety percent of vehicles in our targeted segments operate on routes under 200 miles per shift (referred to as “last-mile” routes). Vehicles that fulfill these predictable last-mile routes generally return to base hubs on a daily basis. Such vehicles are ideal candidates for electrification as operators are able to connect them to dedicated charging infrastructure. Our modular and cost-effective vehicles have been on the road and in customers’ hands since 2018, validating the durability and low-cost design of our vehicles. As of June 30, 2021, we have entered into binding agreements and non-binding letters of intent, memorandums of understanding and other similar agreements with over a dozen customers. Under our binding agreements, our customers have agreed to purchase, subject to certain modification and cancellation provisions, a total of over 2,000 units with the option to purchase an additional 4,000 units which expires at the end of 2022, for a total backlog of over 6,000 vehicle units. We have delivered 34 vehicles and powertrains combined as of June 30, 2021 and expect to deliver a total of 116 units in 2021. We expect to deliver over 90% of the aforementioned contracted non-option orders, which is over 1,800 vehicles, by the end of 2022. We anticipate that a portion of the aforementioned 4,000 optional orders, if exercised, may not be produced and delivered until 2023.

We have taken a conservative approach to capital deployment with our Flex manufacturing strategy. This strategy leverages our strategic partners’ existing facilities and labor to assemble up to 5,000 vehicles annually per facility once they are fully ramped up at an estimated average future cost of approximately $45 million dollars per facility build out. This strategy will enable us to scale our operations in a capital efficient manner and in lockstep with market demand. As of June 30, 2021, we have partnered with two third-party contract manufacturer partners — Metalsa and Fitzgerald — to operate two Flex facilities with the combined capacity to manufacture approximately up to 10,000 vehicles per year once fully ramped up. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Our Fleet-as-a-Service product facilitates the transition from traditional internal combustion engine (“ICE”) vehicles to battery electric vehicles and provides fleet operators with a comprehensive set of solutions and products (including, but not limited to, energy services, service and maintenance, vehicle telematics, OTA updates and financing) to transition to and to operate an electric fleet. This product offering will combine traditionally disaggregated services into a bundled service package, thus reducing the cost and friction associated with electrifying commercial fleets. Services to be offered in our Fleet-as-a-Service offerings include our proprietary technology and in-house services (X-Platform, digital fleet management products, over-the-air software update technology, and a wide-range of service products) and offerings from our industry leading partners, such as Dickinson Fleet Services for service and maintenance and DLL for financing. Fleet-as-a-Service is expected to increase the lifetime revenue of each vehicle sold by us. As of June 30, 2021, five customers have utilized our Fleet-as-a-Service offering.

We believe our growth in the coming years is supported by the strong secular tailwinds of climate change and e-commerce. Commercial trucks are the largest emitters of greenhouse gases per capita in the transportation industry. The U.S. federal, state and foreign governments, along with corporations such as UPS, FedEx and Amazon, have set ambitious goals to reduce greenhouse gas emissions. Simultaneously, e-commerce continues to grow rapidly and has been accelerated by changes in consumer purchasing behavior during the COVID-19 pandemic. We believe the increased regulation relating to commercial vehicles, the launch of sustainability initiatives from leading financial and corporate institutions and the rapid growth of last-mile logistics will fuel accelerated adoption of our products worldwide.

Industry Background

Commercial trucks in the United States emit as much greenhouse gas (“GHG”) per year as cars (approximately 750 million tons of GHG or 41% of all GHG emitted from transportation), despite traveling less than 45% the total distance of cars. Governments, corporations and investors are making concerted efforts and setting aggressive targets to phase out fossil fuel use and reduce GHG emissions. Such initiatives include setting timelines for zero-emission targets, establishing caps on CO2 emissions, and instituting certain other environmental sustainability initiatives.

In the U.S., the Biden Administration has declared the following key environmental targets: (i) a carbon-free power sector by 2035, (ii) a net-zero (i.e. carbon reduction is equal to or greater than carbon emissions) economy by 2050 and (iii) the transition of the U.S. federal government’s vehicle fleet to clean electric vehicle alternatives. Individual states have furthered the push for clean energy mobile solutions. California, the most populous U.S. state, issued Executive Order N-79-20 in September 2020, which requires that 100% of medium- and heavy-duty vehicles sales be zero-emission by 2035. Executive Order N-79-20 targets 100% of medium- and heavy-duty vehicles in operation to be zero-emission by 2045. California has also mandated that three percent of model-year 2024 heavy-duty vehicles sold in-state be zero-emission vehicles (“ZEV”), with such percentage increasing to 15% by 2030.

Additionally, approximately twenty other countries, including Canada, France and the United Kingdom, have committed to phase out the use of combustible engine vehicles by 2040 and substitute ICE vehicles with zero-emission alternatives. On February 18, 2019, the European Union agreed to impose on commercial trucks a cap on CO2 emissions, and numerous European countries have introduced incentives to promote electric vehicle sales. Emissions targets in the region remain aggressive in the face of the global pandemic, with heavy-duty vehicles required to reduce emissions by 15% in 2025 and by 30% in 2030. Failure to comply with the 2025 target may result in a fine of up to €38K per vehicle, thus incentivizing fleets to transition to electric vehicles.

Leading financial and corporate institutions have also committed to environmental sustainability initiatives. A 2021 letter to CEOs from Larry Fink — Chairman and CEO of Blackrock — requested that all boards of directors prepare and disclose a plan to be compatible with a net-zero economy and to commit to launching investment products aligned to a net-zero pathway. Established carriers (such as UPS, FedEx and DHL) and leading last-mile fleets (such as Amazon) announced commitments to explore alternative fuel solutions and reduce their respective carbon footprints. UPS, as a part of its sustainability goals, announced plans to invest $450 million within a three-year period through 2022 to expand its alternative fuel vehicle fleet and infrastructure. FedEx announced a goal to achieve carbon-neutral operations by 2040 and designated more than $2 billion of initial investment to vehicle electrification, sustainable energy and carbon sequestration. DHL has committed to reduce its emissions by 50% by 2025. It plans to achieve such goal by employing clean pick-up and delivery solutions for 70% of its first- and last-mile operations and further pledged to eliminate all logistics-related emissions by 2050. In 2019, Amazon co-founded The Climate Pledge — a commitment to achieve company-wide net-zero carbon emissions by 2040.

Our Market Opportunity

Today, our target market, which includes global last-mile Class 5 to 8 vehicle sales (excluding China), accounts for approximately 800,000 annual vehicle sales and a total addressable market of $100 billion, of which $34 billion is attributed to the United States (which reflects an assumed average selling price applied to medium-duty and 20% of heavy-duty commercial truck sales assumed to be used for last-mile applications). Last-mile delivery also represents the fastest growing freight segment, which is expected to grow to $51 billion by 2022, representing a 2019-2022 growth rate of 44%. Same-day delivery is expected to have a 25% market share by 2025. COVID-19 accelerated demand in the last-mile segment due to an increase in shipping volumes and consumer expectations for shortened delivery times. To address heightened demand and evolving customer expectations, delivery fulfillment centers continue to be positioned near end customers. The emphasis on fulfillment center proximity to end-use consumers has been a factor in driving an estimated 34% reduction in the average route length since 2000 and an increase in the number of last-mile routes. Amazon expects its delivery volume in 2022 to be 2.5x greater than volumes in 2019, and UPS and FedEx announced expected growth in delivery volumes over the same period.

Evolving emissions regulations and renewed emphasis from established fleet operators on sustainable vehicle alternatives is projected to drive a 35% CAGR in electric vehicle sales in our target market through 2040. We believe the last-mile delivery segment is a prime market for electrification for the following reasons:

•        Technology Alignment.    Short- and medium-haul routes better align with the range, weight and charging parameters of battery-electric technology compared to long-haul routes that require greater battery capacities to meet range requirements. Allocating more weight to battery systems in long-haul vehicles in turn reduces payload capacity. Furthermore, short and medium driving distances with frequent stop-and-go duty cycles can increase fuel economy by 30 – 40% and reduce maintenance costs by up to 30% versus traditional diesel alternatives. In addition, many short- and medium-haul routes feature diminishing loads in which the vehicle becomes lighter as the route progresses which in turn extends vehicle range.

•        Infrastructure Capabilities.    Our focus on the return-to-base vehicle segment allows us and our customers to deploy charging stations at established local depots rather than route-based charging points. Last-mile vehicles often operate in shifts. Such shift-based operation allows for recharge periods and reduces the need for quick-charge capabilities, which can negatively impact long-term battery health.

•        Battery Range Optimization.    Predictable routes allow fleets to optimize for battery range, reduce the overall cost of the vehicle, maximize payload and increase energy efficiency by avoiding unnecessary battery packs to accommodate unforeseen range requirements. Alignment between battery capacity needs and battery system hardware helps improve TCO.

•        Population Dense Markets.    Last-mile routes are typically located in high-density geographies and in closer proximity to end customers. Electric vehicles emit less GHG compared to fossil fuel vehicles, which not only has a positive environmental impact, but also reduces certain health issues associated with air pollutants.

•        Regulatory Support and Market Tailwinds.    Ambitious environmental regulations and goals set by financial and corporate institutions are primed to accelerate the shift from diesel and gasoline trucks to electric or other alternative fuel vehicles.

We believe that the medium- and heavy-duty last-mile commercial segment remains relatively underserved with a limited number of ZEV OEM competitors. Furthermore, we believe we have a first-mover advantage over other industry competitors in production, vehicle validation, and proprietary intellectual property. To date, most ZEV OEMs have focused on addressing commercial transportation applications outside of our target vehicle classes, such as light-duty package cars and long-haul transportation. The incumbent commercial vehicle OEMs have also been slow to develop their own proprietary technology or have partnered to produce third-party powertrains. We believe such approach by incumbent commercial vehicle OEMs will ultimately lead to premiums on the retail price of their vehicles, leaving such OEMs less competitive in a market that prioritizes TCO.

In addition to the growing $100 billion market opportunity related to vehicle sales, we anticipate opportunities through our Fleet-as-a-Service product. Our Fleet-as-a-Service package includes products sold at the point-of-sale (“POS”) and recurring aftermarket services. We believe that these complementary product and service offerings have the potential to drive customer retention and recurring revenue. Such offerings are expected to facilitate the transition to electric fleets and vehicle sales to customers who otherwise may not have considered battery-electric fleets. As a result of the foregoing, we believe that we are positioned to become the market leader in the rapidly growing medium- and heavy-duty last mile commercial vehicle market segment through our purpose-built technology, first-mover advantage and our comprehensive Fleet-as-a-Service package.

Our Competitive Advantages

Prior to starting Xos, our co-founders operated a fleet of commercial vehicles and experienced common challenges in doing so. Such challenges include rising maintenance expenses, volatile fueling costs and evolving emission regulations. Direct experience as fleet operators enabled our founders to develop a customer-focused company with proprietary technology tailored for commercial fleet applications. Our fleet-focused business is further bolstered by customer feedback and on-the-road validation. We delivered our first fleet vehicle in 2018 and have had production vehicles operating on ordinary business routes with industry-leading commercial fleets such as Loomis.

Commercial fleets require attributes that are distinct from passenger cars and light-duty vehicles. Rather than maximizing range and battery volumetric density, medium- and heavy-duty vehicles in the last-mile sector focus on improved gravimetric density to maximize carrying capacity, increased durability to withstand high-impact driving over long periods and low total cost of ownership to maximize profitability. We believe we are a leader in advanced mobility solutions for medium- and heavy-duty vehicles due in part to the following strengths:

•        Proprietary X-Pack battery technology design is modular with commercial grade uptime performance and limited system warranty exposure.    Our proprietary modular battery systems are purpose-built for the rigors of the commercial last-mile segment. Each X-Pack features its own battery management system (“BMS”) and operates at system voltage which allows each pack to perform independently and irrespective of other packs on the vehicle. This ensures maximum uptime and limited warranty exposure as defects are localized and isolated from the rest of the vehicle and can be addressed at the pack-level (as opposed to requiring a complete system overhaul). This modularity also provides “cut-to-length” capabilities that allow vehicles to be configured and reconfigured post-delivery with the appropriate amount of range and payload capacity with the simple addition and removal of battery packs. Each Xos vehicle can support multiple X-Packs in single-pack increments to tailor battery needs to each user’s unique range and payload requirements, providing maximum operating flexibility for fleet customers.

•        Proprietary X-Platform chassis platform adapts to unique specifications and commercial applications.    The X-Platform chassis is the foundation of our vehicle products and includes stripped chassis, chassis cab and tractor versions. The X-Platform accommodates a wide range of commercial vehicle bodies, which allows our vehicles to be class, industry and application agnostic. Our universal platform allows us to reduce expenses related to testing, validation and research and development that are normally required to launch new truck variants since our chassis platform is similar across each configuration. Our cross-application approach allows us to offer a wide variety of purpose-built vehicle models, including stepvans, armored stepvans, box trucks, beverage trucks, bucket trucks, and day cabs.

•        Expected industry-leading unsubsidized total cost of ownership addresses fleets’ bottom line.    Our core technologies, including the X-Pack and the X-Platform, are developed in-house specifically for the last-mile commercial use case and are modular in nature. As a result, we are able to offer fleets expected industry-leading unsubsidized total cost of ownership relative to traditional diesel, hybrid and zero-emissions alternatives. Our vehicles can save medium-duty fleets approximately $116,000 over 300,000 miles compared to alternative vehicles. Xos vehicles can save heavy-duty fleets approximately $262,000 over 500,000 miles per vehicle. Our vehicles generally price at a slight premium relative to traditional diesel and hybrid alternatives; however, Xos vehicles feature expected payback periods of less than three years and less than one year in certain use cases. Furthermore, our vehicles are generally priced lower than zero-emission competitors. Although our vehicles often qualify for incentives from government-sponsored sustainable energy programs, the aforementioned projected total cost of ownership figures are calculated on an unsubsidized basis and reflect our ability to maintain a long-term competitive edge.

•        Investment in customer validation and durability testing leads to first-mover advantage.    We believe we are years ahead of our competitors in terms of customer validation and durability testing. Customer validation and durability testing is essential for electric vehicle manufacturers to participate in the procurement of the world’s largest fleets and can often take over three years. We have tested and validated our vehicles with large-scale multinational fleets for over three years. We are one of the few emerging zero-emission truck OEMs that have vehicles on the road operating on ordinary business routes. We understand the importance of this process and partnered with large-scale national customers early in our development. We have been able to capitalize on our early mover advantage by securing over 6,000 units in contracted and optional orders across over a dozen fleets, subject to certain modification and cancellation provisions set forth in the applicable agreements. We aim to continue our capture of market share by contracting with large-scale commercial fleets.

•        Flexible manufacturing strategy leveraging smaller more-nimble facilities.    We utilize a flexible manufacturing approach that leverages manufacturing partnerships to develop smaller and adaptable facilities relative to the large-scale greenfield manufacturing plants popular amongst traditional automotive manufacturers. Each of our Flex facilities, which can manufacture an estimated 5,000 vehicles per year once fully ramped up, utilizes our manufacturing partners for their existing assembly facilities and labor and bypasses the capital-intensive process of sourcing such resources as we enter new markets. Each facility’s smaller footprint and our utilization of existing facilities and labor allows us to establish each Flex facility in under one year. We are able to upstart our facilities in lockstep with our order book and address market demand in real-time ahead of competitors with longer lead-time manufacturing strategies. Our nimble Flex facilities can also be strategically positioned in geographies near customers and suppliers — both domestically and internationally — and thereby reduce logistics complexity and shipping costs.

•        Robust network of strategic partners enables turnkey solutions offering.

•        Supply Chain.    We partner with globalized and diversified supply chain companies to mitigate the risk of localized and single-source production issues for key commodities such as battery cells, frame components and axles. Our suppliers include LG Chem (providing battery cells from South Korea), Ashok Leyland (providing stamped commodities from India) and TM4 (providing motors and inverters from Canada), among others.

•        Manufacturing.    We have established relationships with leading global and national commercial vehicle manufacturers that provide facilities and labor to assemble our vehicles. Our partners include Metalsa, a leading worldwide manufacturer of frame and chassis systems for commercial vehicles headquartered in Monterrey, Mexico, and Fitzgerald, the largest manufacturer of glider kits in the United States and partner to our first Flex facility.

•        Vehicle Body.    We purchase vehicle bodies, including step-van or “walk-through” bodies, directly from vehicle body outfitters such as Morgan Olson. Such vehicle bodies are designed to fit the specific commercial needs of our customers and are installed directly onto our vehicle platforms at designated body upfit facilities.

•        Distributors.    We work with leading distribution partners, including Thompson Truck Centers, a Caterpillar dealer (“Thompson Truck Centers”), and Lonestar SV, each of whom has both committed to long-term distribution relationships with Xos and has contracted a combined 6,000 vehicles of committed and optional orders to be distributed through their dealer networks, subject to certain modification and cancellation provisions set forth in the applicable agreements.

•        Financing.    We have partnered with DLL, a leading global vendor finance partner with a portfolio exceeding $30 billion in assets, to facilitate our Xos Financial Services program. Customers will be able to finance their vehicles and certain other Fleet-as-a-Service products through a variety of financial products with partners such as DLL to accommodate their own unique capital needs.

•        Service & Maintenance:    We have partnered with Dickinson Fleet Services, a leading provider of fleet maintenance solutions, to provide customers with comprehensive maintenance and after-sales services to ensure maximum uptime and minimal operational disruption.

•        Competitive financing options eliminate barriers to entry:    Through our financing partners, we offer competitive financing solutions across a wide variety of products to offset the burden of purchasing vehicles outright and to more efficiently realize cost savings. Financial products offered through our financial partners extend beyond vehicle purchases and support our Fleet-as-a-Service products. Customers are able to access financial tools for charging infrastructure, telematics products and vehicle service and maintenance in a bundled contract at a fixed monthly cost. All financing products are underwritten and supplied by our financing partners.

•        Comprehensive Fleet-as-a-Service program drives customer traction and retention:    We challenge the traditional OEM model by manufacturing next-generation battery-electric vehicles and providing a comprehensive suite of fleet management products. Our Fleet-as-a-Service program includes products related to charging infrastructure, vehicle service and maintenance, customer financing, telematics services, and risk mitigation products. By providing a bundled all-in-one product suite, we will enable fleets to access a comprehensive set of tools needed to transition to electrification and operate their electric vehicles through a single point of contact versus a traditional model where these offerings are disaggregated.

•        Highly experienced management team complements visionary founders:    We have built a world-class team composed of industry leaders with decades of experience from some of the most well-known and highly regarded companies in the advanced mobility and commercial vehicle segments. Such honed experience combined with our founders’ fleet operational professional histories has positioned us to disrupt the incumbent commercial fleet model and capitalize on prime opportunities in the last-mile commercial industry.

Our Go-To-Market Strategy

We delivered our first electric commercial vehicle to a globally recognized commercial fleet in 2018 and have made deliveries to five different customers since then. Our customers include some of the largest commercial fleets in the world, such as Loomis. Our vehicles have been used in on-road commercial applications on last-mile routes since 2018. We believe our early commitment to confirmation trials and field use places us ahead of most direct competitors with respect to product validation.

In addition to large-scale national accounts with major commercial fleet operators, we deliver vehicles directly to small- and mid-sized fleets via our in-house sales representatives and established distribution and channel partners. Such accounts include independent service providers (ISPs) who fulfill last-mile routes for enterprise partners. Robust partnerships with established distributors such as Thompson Truck Centers and Lonestar SV facilitate sales to direct accounts and offer our Fleet-as-a-Service products, such as vehicle financing and extended warranty products, to such commercial fleets.

As of June 30, 2021, we have entered into binding agreements and non-binding letters of intent, memorandums of understanding and other similar agreements with over a dozen customers. Under our binding agreements, our customers have agreed to purchase, subject to certain modification and cancellation provisions, a total of over 2,000 vehicle units with the option to purchase an additional 4,000 units which expires at the end of 2022, for a total backlog of over 6,000 vehicle units. We have delivered 34 vehicles and powertrains combined as of June 30, 2021 and expect to deliver a total of 116 units in 2021. We expect to deliver over 90% of the aforementioned contracted non-option orders, which is over 1,800 vehicles, by the end of 2022. We anticipate that a portion of the aforementioned 4,000 optional orders, if exercised, may not be produced and delivered until 2023. Our customer base spans a variety of vocational applications and includes large-scale national accounts (such as AB InBev and Loomis); independent service providers (ISPs) for multinational companies (such as FedEx ISPs BQ Express and Cardenas); distribution partners (such as Thompson Truck Centers and Lonestar SV); and direct accounts (such as Choicelunch and Unifirst).

We believe that our existing contracted customers will continue to procure our vehicles and account for a meaningful portion of projected vehicle deliveries going forward. We are keenly focused on a diversified customer base and are in current discussions with dozens of established and well-known fleets across last-mile delivery, business services, drayage and other vocational industries to continue the growth of our customer base.

Our bundled Fleet-as-a-Service package complements vehicle sales and drives recurring revenue and customer retention after the initial vehicle sale. Our bundled service offering mitigates barriers to entry for commercial fleet electrification and provides critical infrastructure products, energy services, maintenance and service solutions, insurance and warranty packages, financial service options and tailored telematics technologies for purchased and leased vehicles. Our Fleet-as-a-Service allows certain fleet owners to transition to electrification in instances that otherwise would have been cost- or resource-prohibitive. We anticipate to generate approximately $11,500 in average annual recurring revenue per vehicle.

We aim to leverage opportune sustainability programs in foreign markets to expand our international footprint. We have contracted with one of Canada’s largest corporations in the package delivery and supply chain management sector and currently project vehicle delivery to the customer in 2022. We also expect to deliver vehicles in Mexico in 2022.

We believe our business model enables us to meet international opportunities. Our agile Flex manufacturing strategy facilitates quick adoption in new markets. Our modular X-Platform is broadly adaptable to unique use case specifications in foreign markets. Our global partnership network includes existing footprints in target foreign markets and a multinational blue chip customer portfolio with fleet vehicles operating in international regions. Our expected industry leading unsubsidized total cost of ownership provides low-cost vehicle options even without accounting for region- and country-specific economic incentives. Our honed focus on the last-mile commercial segment further provides a competitive advantage as our products are not dependent on non-existent or underdeveloped long-haul transportation infrastructure in less developed regions.

Our Products and Services

We have been committed to advanced mobility solutions for last-mile commercial fleets and innovative approaches to sustainability since our founding in 2015. Our deep-seated expertise and acute fleet operation experience proved critical in the development of our modular X-Platform and Fleet-as-a-Service bundled product offering.

X-Platform (Class 5/6 and Class 7/8):

Our proprietary X-Platform is the core modular chassis platform for Xos vehicles. Our cross-application platform features broad deployment capabilities and accommodates a wide range of vehicle bodies and use-case applications. Our X-Platform can accommodate a large number of vehicle bodies and transform into numerous truck variants, including stepvans, armored body vans, box trucks, beverage trucks, and day cabs. The application flexibility afforded by our X-Platform allows us to address a broad range of commercial last-mile applications and target a broad market segment in the commercial transportation industry.

Fleet-as-a-Service

Our Fleet-as-a-Service package is a bundled offering that provides customers products and services to assist with fleet operations and the transition to electrification including:

•        Energy Services.    We provide a comprehensive energy solution package to facilitate the full life-cycle of the vehicle ownership process. Our services include installation, configuration and implementation of critical on-site vehicle charging infrastructure. Our products and guidance provide clients with stable and economic energy solutions through active energy management capabilities and smart-charge technologies. Advanced on-site energy storage units expected to be launched in 2021 will offer flexible charging solutions to fleet customers. Such solutions provide commercial fleet owners a streamlined and cost-efficient avenue to transition to battery-electric vehicles.

•        Service & Maintenance.    We provide vehicle service and maintenance to our customers through our own internal mobile maintenance team and in partnership with Dickinson Fleet Services — a leading national commercial fleet maintenance service provider. Our service and maintenance bundle maximizes vehicle uptime and minimizes operational disruption.

•        Replacement Parts.    We partner with authorized service providers to offer customers Xos-certified vehicle components (including the X-Pack). The modular nature of our X-Platform and X-Pack maximizes component utility and increases the number of common parts used across vehicle models. Such approach minimizes complexities related to component part sales and procurement logistics. Certain Xos-certified components are required to maintain compliance with our standard OEM battery and vehicle warranties and preserve vehicle performance and reliability.

•        Financing.    We partner with leading lending institutions to provide a comprehensive suite of financing products (including loans, leases and lines of credit) for customers of our product and services. Financing solutions include the option to bundle both Xos vehicle purchases and Fleet-as-a-Service offerings into a single agreement to provide customers full-service financing at a fixed monthly cost. Such financial products are underwritten and supplied by our financing partners.

•        Risk Products.    Risk mitigation products, including GAP insurance, basic extended warranty, and other specialty coverages such as tire and wheel warranty, will be offered in partnership with third-party service providers.

•        Xosphere Intelligence Platform.    We currently provide customers with advanced on-board telematics capabilities. Our upcoming Xosphere Intelligence Platform features a telematics unit to enable remote commissioning, remote software updates, remote service assessments, and transmits data to a proprietary cloud-based software system. Our telematics capabilities provide clients real-time systems metrics such as vehicle location, energy consumption, vehicle performance, driver safety and behavior data, dashcam integration and more. Our telematics platform features over-the-air vehicle software updates to provide customers rapid access to enhanced software features. The Xosphere Intelligence Platform provides customers with advanced vehicle technology that facilitates cost reduction (e.g., lower insurance premiums through driver safety programs) and increases fleet efficiency (e.g. increased vehicle uptime).

Our Proprietary Technologies

We developed proprietary technologies central to our vehicles and service offerings, including the X-Pack advanced battery pack systems, X-Platform modular vehicle chassis platform, next-generation vehicle software and our Xosphere Intelligence Platform.

X-Pack Battery

Our proprietary battery technology is engineered from the cell-up and purpose-built for the last-mile commercial use case. Our battery packs feature “cut-to-length” modular architecture to provide flexibility and meet each customer’s unique range and payload capacity needs. Aside from the commoditized cylindrical battery cells, we design and engineer our advanced battery packs in-house. Each battery pack contains local (independent) cooling functions and a battery management system (BMS). Our state-of-the-art battery packs operate at system voltage and allow each battery pack to perform independently and irrespective of other onboard packs. Such battery pack independence affords Xos vehicles additional reliability and vehicle uptime and reduces vehicle maintenance cost and warranty exposure.

We utilize cylindrical cells for our proprietary battery system. Cylindrical cells outperform other form factors in certain key metrics that are critical in last-mile applications. Cylindrical cells have high energy density driven by advanced chemistry and volumetric design. Furthermore, the form factor of cylindrical cells provides structural flexibility and permits additional scalability. Such features allow the rapid addition and removal of cells, reduce the cost of cell replacement, and mitigates the impact of a single cell failure. Utilization of cylindrical cells helps to maximize pack safety as such cells feature a high surface-to-volume ratio, which improves thermal management, increases performance durability and stress resistance and facilitates cell propagation controls.

Our proprietary battery packs utilize forced refrigerated air cooling, which allows cells to remain more uniform in their thermal behavior. Such thermal uniformity reduces hotspot formation and premature degradation and results in an estimated 200,000-mile battery life span. Our proprietary immersive air-cooling strategy allows for a shorter possible thermal path and more even distribution of cooling compared to ribbon cooling and cold plate cooling. Our sealed system allows for a high degree of control over the internal battery pack temperatures and leverages the larger frame available in commercial applications to cool cells more efficiently. This system optimizes battery weight and reduces cost while driving more consistent performance.

X-Platform Chassis

The X-Platform chassis was built and designed specifically for last-mile commercial use. The X-Platform is the foundation for Xos vehicle products, including our stripped chassis, chassis cab and tractor vehicles. Our modular proprietary chassis accommodates a wide range of commercial use applications and vehicle body upfits. Such modularity provides us with a competitive advantage in the commercial transportation sector in which commercial fleet operators deploy vehicles across an array of use-applications and environments.

Each X-Platform is able to accommodate a sufficient number of X-Packs to provide over 200 miles of range across our current vehicle product variants. Our vehicle range capability allows Xos vehicles to meet the demands of rigorous last-mile routes. Each X-Platform is constructed with high-strength steel and provides enhanced durability relative to other options on the market.

Vehicle Control Software

We designed and developed on-board vehicle control software which leverages basic third-party software and integrates our proprietary powertrain controls, body controls, instrument cluster and infotainment and Xos-Connect software.

•        Powertrain controls.    We developed our powertrain controls, which include, but are not limited to, torque arbitration and power state management, thermal management for our powertrain and high-voltage battery systems, advanced driver assistance and safety (ADAS) and charging system communication and controls.

•        Body controls.    We developed our body controls, which include cabin heater and air conditioning, shifter communication, power steering control, electronic parking brake system and certain other software critical to vehicle controls.

•        Instrument cluster and infotainment.    We designed a fully digital instrument cluster specifically for last-mile commercial electric vehicles. Our custom user interface integrates into all Xos vehicles and is designed to enhance safe vehicle operation and provide critical safety information and driver efficiency guidance.

•        Xos-Connect software.    Our proprietary software connects directly with our vehicles to track telematics data. The software also contains connection modules that feature over-the-air update capabilities through our cloud intelligence platform and allow for remote diagnostics and maintenance services.

Xosphere Intelligence Platform

We are designing and developing the Xosphere Intelligence Platform — our customer-facing fleet operations platform — for commercial fleets with last-mile battery-electric vehicles. Our platform is designed to be an all-in-one vehicle control center. The Xosphere Intelligence Platform connects directly with each fleet’s vehicle and provides vehicle telematics data, such as real-time location, driver performance, vehicle alerts, dashcam integration, battery capacity, energy consumption, fuel cost savings and environmental impact.

In addition to vehicle performance, the Xosphere Intelligence Platform will integrate with third-party systems for service and maintenance, financing, and certain other commercial vehicle applications, providing fleet operators with comprehensive data and analysis to increase operational efficiencies and reduce operating costs.

Dashboard
Today
This Week
This Month
This Year
All time
Total Vehicles
318
↑ 15 %
Total Miles Driven, mi
290.4
↑ 24 %
Total Energy Consumption, kWh/mi
302.1
↓ 13 %
Estimated Fuel Savings
$ 635.7
↑ 33 %
245
Vehicles Operating
20
Charging
34
Offline
19
Requiring
Estimated ESG, CO2
15.3
Total Fuel Consumption, L
10.3 K
Total distance driven
Today
This Week
This Month
This Year
10 125 mi
October
12k
9k
6k
3k
0 mi
Jan
Feb
Mar
Apr
May
June
July
Aug
Sep
Oct
Nov
Dec
Distance
Consumption
Uptime
Energy
XOS truck 9909 AN
30.5 mi
XOS truck 654 UO
25.5 mi
XOS truck 2456 PV
34.5 mi
XOS truck 9043 AN
32.5 mi
XOS truck 9909 AN
30.5 mi
XOS truck 654 UO
25.5 mi
XOS truck 2456 PV
34.5 mi
XOS truck 9043 AN
32.5 mi
XOS truck 2456 PV
34.5 mi
XOS truck 9043 AN
32.5 mi

Sample Dashboard for the Xosphere Intelligence Platform*

____________

*        Sample figures provided, actual data may vary. Figures are sample figures and do not represent any actual data.

Flex Manufacturing

Our agile Flex manufacturing strategy leverages existing facilities and labor talent through strategic manufacturing partnerships. Such approach allows us to assemble vehicles in a more time- and capital-efficient manner relative to traditional, large-scale automotive assembly factories. Each Xos Flex facility is designed to produce up to 5,000 vehicles per year. Our facilities host their own co-located battery and vehicle assembly lines and assemble fully operational vehicles to be directly delivered to customers or final body upfitters. Our Flex manufacturing approach is structured such that manufacturing partners provide real property facilities and vehicle assembly while we coordinate other aspects of the manufacturing process, including supply chain logistics, quality control, battery assembly and manufacturing engineering.

Each of our Flex manufacturing facilities requires will require an estimated $45 million in capital expenditure — approximately 80% less than a traditional large-scale automotive manufacturing facility. Our Flex facilities are operational as quickly as within one year, an estimated two to three years quicker than the built out of traditional greenfield automotive factories. Furthermore, our factory management system and line design require a real estate footprint as small as 150,000 square feet — a footprint more than approximately 90% smaller than traditional automotive assembly facilities.

As of June 30, 2021, we have partnered with two third-party contract manufacturer partners — Metalsa and Fitzgerald — to operate two Flex facilities that are projected to cost us $45 million per facility to fully develop. The Fitzgerald Flex facility in Tennessee has a footprint of approximately 144,000 square feet. We are currently in discussions with Metalsa to transition from our current manufacturing space to a new facility with approximately 150,000 square feet by year-end 2021 as we pivot from alpha-phase production to full production. We anticipate the production of each Flex facility to be up to 5,000 vehicles at peak capacity. We expect our current facilities to satisfy our currently projected vehicle production volumes through 2023.

Our strategic approach to agile manufacturing facilities and shortened production timelines allow us to meet demand in real-time and more quickly than competitors. Our nimble facilities also allow us to establish production facilities in close proximity to customers and body upfitters, which in turn reduces delivery logistics and shipping expenses.

Our battery assembly lines consist of six discrete process steps before proceeding to internal quality control. Each module line incorporates multiple automation stations for each step increasing overall equipment effectiveness and improving overall resiliency during line maintenance.

Due to the X-Platform proprietary design, our assembly lines require no on-site stamping or certain other processes and equipment that typically drive up the cost of traditional automotive assembly. Each assembly line can also accommodate various Xos vehicle products as opposed to being limited and designed for single product use.

Today, we have two Flex facilities operating and producing our vehicles. Our first facility was launched in partnership with Fitzgerald, the largest manufacturer of glider vehicles in the United States, which at one point produced over 5,000 tractor trucks per year. The facility is strategically located in Jamestown, Tennessee near Morgan

Olsen, a provider of stepvan vehicle bodies for over 100 years and the preferred provider of a number of our customers. We also assemble vehicles with Metalsa, a leading global manufacturer of frame and chassis systems for commercial vehicles headquartered in Monterrey, Mexico. Metalsa features facilities across the globe with capacity to manufacture vehicles in our target international markets.

Our Growth Strategy

We intend to leverage our competitive advantages and the following growth strategies to remain a leader in intelligent mobility solutions:

•        Capitalize on increasing regulatory pressure and customer demand for zero-emission vehicles.    Commercial trucks in the United States emit as much GHG as passenger cars, producing over 750 million tons of GHG in the United States annually, despite traveling 45% fewer miles than passenger cars. U.S. federal, state and local regulations have required transitions to clean transportation solutions. In addition, approximately twenty countries have committed to the reduction of phase fossil fuel use in vehicles by 2040. We are prepared to capitalize on such regulatory tailwinds globally.

•        Focus on land-and-expand strategy.    We have built strong customer relationships with more than a dozen contracted customers. All customers with Xos vehicles in their fleets for over one year have committed to binding or non-binding follow-on orders underscoring the efficacy of our next-generation vehicle technologies. We continue to develop long-term relationships with our established customer base and anticipate higher volume vehicles orders as each transitions to net-carbon neutral fleet programs.

•        Acquisition of new customers.    By leveraging existing strategic partnerships, including Thompson Truck Centers and Lonestar, we expect to broaden our customer base and expand into new markets. We expect to capture new fleet customers through our attractive value propositions, advanced vehicle technologies and bundled Fleet-as-a-Service package.

•        International expansion.    We have the ability to expand internationally in a capital efficient manner due in part to the modularity of our broad X-Platform and X-Pack battery system applications and agile Flex manufacturing approach. We currently have contracted vehicles scheduled to be delivered to Canada in 2022 and are in current discussions with numerous fleets in Central America, South America, Europe and Asia. We also intend to leverage the international footprint of our existing global customers to cross-sell to foreign markets.

•        Opportunistic strategic acquisitions.    We may pursue strategic acquisitions to accelerate our growth plans and supplement our existing product and service offerings.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights. In particular, unpatented trade secrets in the fields of research, development and engineering are an important aspect of our business by ensuring that our technology remains confidential. We also pursue patent protection when we believe we have developed a patentable invention and the benefits of obtaining a patent outweigh the risks of making the invention public through patent filings.

As of June 30, 2021, we have five awarded U.S. patents. We pursue the registration of our domain names and material trademarks and service marks in the United States. In an effort to protect our brand, as of June 30, 2021, we had 22 pending or approved U.S. trademark applications.

We regularly review our development efforts to assess the existence and patentability of new inventions, and we are prepared to file additional patent applications when we determine it would benefit our business to do so.

Facilities

Our headquarters are located in a 85,142 square foot facility in Los Angeles, California, where we design, engineer and develop our vehicles and battery packs. The sublease for this facility is set to expire on December 31, 2021. We entered a new lease agreement for the facility with the landlord in August 2021. The new lease commencement date is January 1, 2022 and the date of termination is January 31, 2027.

Human Capital

People Strategy and Governance

We firmly believe an integral part of our growth story is through elevating the most important asset we have: our people. By focusing on the fundamentals of our people strategy, leadership, culture and talent, we remain strong, adaptive, innovative, and well-equipped to respond to the ever-changing commercial vehicle landscape. Our Employee Experience Team and Sustainability and Innovation Committee are and will be responsible for our human capital policies and strategies and their collective recommendations to our CEO and key leadership members allow us to proactively manage our human capital and care for our employees in a manner that is consistent with our values.

Commitment to Diversity, Equity, and Inclusion

At Xos, we believe that creating an inclusive environment for all our employees is foundational to our success and, more importantly, morally the right thing to do. We are committed to creating and maintaining a workplace in which all employees have an opportunity to participate and contribute to the success of our business and are valued for their skills, experience, and unique perspectives. We administer Employee Resource Groups that represent various dimensions of our employee population, including racial, ethnic, gender, religious, sexual orientation and gender identity, ability, and generational communities as well as provide training materials to team leaders on inclusive leadership.

Talent Attraction, Growth, and Capability Assessment

We leverage best practices in assessments and talent management to strengthen and expand our current capabilities and future pipeline while reinforcing a culture of belonging, empowerment, and innovation. We also create targeted learning experiences, democratizing learning and career development opportunities across the organization, and empowering employees to design their own career paths with skill development targeted for the roles of today and the future. Finally, the extent to which our leaders are equipped to care for, inspire, and empower our people plays a vital role in our strategy, and we are committed to helping our leaders strengthen these capabilities with dedicated learning paths and non-traditional learning opportunities.

Employee Wellbeing Initiatives

Our holistic approach to wellbeing encompasses the financial, social, mental/emotional, physical, and professional needs of our employees. Foundational to our wellbeing philosophy is providing a broad array of resources and solutions to educate employees and build capability and support for meeting individual wellbeing needs and goals, including programs to understand employee sentiment on their mental and emotional wellbeing, health & safety, employee experience, culture, diversity, equity and inclusion, leadership and strategic alignment. Our wellbeing programs are an integral part of our total rewards strategy as we work to address business and employee challenges through a multi-channel approach that provides our diverse populations and global regions flexibility and choices to meet their specific needs.

Employment Data

As of June 30, 2021, we had 188 employees. We have not experienced any work stoppages and consider our relationship with our employees to be good. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Government Regulations

We operate in an industry that is subject to extensive environmental regulation, which has become more stringent over time. The laws and regulations to which we are subject govern, among others, vehicle emissions and the storage, handling, treatment, transportation and disposal of hazardous materials and the remediation of environmental contamination. Compliance with such laws and regulations at an international, regional, national, provincial and local level is an important aspect of our ability to continue our operations.

Environmental standards applicable to us are established by the laws and regulations of the countries in which we operate, standards adopted by regulatory agencies and the permits and licenses issued to us. Each of these sources is subject to periodic modifications and what we anticipate will be increasingly stringent requirements. Violations of these laws, regulations or permits and licenses may result in substantial administrative, civil or even criminal fines, penalties, and possibly orders to cease any violating operations or to conduct or pay for corrective works. In some instances, violations may also result in the suspension or revocation of permits or licenses.

Emissions

California has greenhouse gas emissions standards that closely follow the standards of the U.S. Environmental Protection Agency. The registration and sale of ZEVs in California could earn us ZEV credits that we could in turn sell to traditional original equipment manufacturers (“OEMs”) looking to offset emissions from their traditional internal combustion engine vehicles in order to meet California’s emissions regulations. Other U.S. states have adopted similar standards including Colorado, Connecticut, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon, Rhode Island and Vermont. We may take advantage of these regimes by registering and selling ZEVs in these other U.S. states.

ZEV credits in California are calculated under the ZEV regulation and are paid in relation to ZEVs sold and registered in California including battery electric vehicles (“BEVs”) and fuel cell electric vehicles (“FCEVs”). The ZEV program assigns ZEV credits to each vehicle manufacturer. Vehicle manufacturers are required to maintain ZEV credits equal to a set percentage of non-electric vehicles sold and registered in California. Each vehicle sold and registered in California earns a number of credits based on the drivetrain type and the all-electric range (“AER”) of the vehicle under the Urban Dynamometer Driving Schedule Test Cycle. Plug-in hybrid vehicles (“PHEVs”) receive between 0.4 and 1.3 credits per vehicle sold and registered in California. BEVs and FCEVs receive between 1 and 4 credits per vehicle sold in California, based on range. The credit requirement was 7% in 2019 which required about 3% of sales to be ZEVs. The credit requirement will rise to 22% in 2025, which will require about 8% of sales to be ZEVs. If a vehicle manufacturer does not produce enough electric vehicles to meet its quota, it can choose to buy credits from other manufacturers or pay a $5,000 fine for each credit it is short.

EPA Emissions and Certificate of Conformity

The U.S. Clean Air Act requires that we obtain a Certificate of Conformity issued by the U.S. Environmental Protection Agency (“EPA”) or a California Executive Order issued by the California Air Resources Board (“CARB”) certifying that its vehicles comply with all applicable emissions requirements. A Certificate of Conformity is required for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order is required for vehicles sold in states that have adopted California’s stricter standards for emissions controls related to new vehicles and engines sold in such states. States that have adopted the California standards as approved by EPA also recognize the CARB Executive Order for sales of vehicles. In addition to California, there are 13 other states which have either adopted or are in the process of adopting the stricter California standards, including New York, Massachusetts, Vermont, Maine, Pennsylvania, Connecticut, Rhode Island, Washington, Oregon, New Jersey, Maryland, Delaware and Colorado.

Although our vehicles have zero-emissions, we are required to seek an EPA Certificate of Conformity for vehicles sold in states covered by the Clean Air Act’s standards or a CARB Executive Order for vehicles sold in California or any of the other 13 states identified above that have adopted the stricter California standards.

Vehicle Safety and Testing

Our vehicles will be subject to, and will be required to comply with, the National Traffic and Motor Vehicle Safety Act, as amended, and numerous regulatory requirements established by the National Highway Traffic Safety Administration (“NHTSA”), an operating administration of the U.S. Department of Transportation, including applicable U.S. federal motor vehicle safety standards (“FMVSS”). We expect our vehicles to either meet or otherwise be exempt from all applicable FMVSS. Additionally, there are regulatory changes being considered for several FMVSSs, and while we anticipate being in compliance with the proposed changes, there is no assurance until final regulation changes are enacted.

As a U.S.-based manufacturer, we must self-certify that our vehicles meet all applicable FMVSSs, as well as the NHTSA bumper standard, or otherwise are exempt, before the vehicles can be imported or sold in the United States. Numerous FMVSSs will apply to our vehicles, such as crash-worthiness requirements, crash avoidance requirements and EV-specific requirements. We will also be required to comply with other federal laws and regulations administered by NHTSA.

If we expand our offerings outside of the United States, our vehicles will be subject to foreign safety, environmental and other regulations. Many of those regulations are different from those applicable in the United States and may require redesign and/or retesting. For example, the European Union (the “E.U.”) has established new approval and oversight rules requiring that a national authority certify compliance with heightened safety rules, emissions limits and production requirements before vehicles can be sold in each E.U. member state, the initial of which rules were rolled out on September 1, 2020, and there is also regulatory uncertainty regarding how these rules will impact sales in the United Kingdom given its recent withdrawal from the E.U. These changes could impact the rollout of new vehicle features in Europe.

Battery Safety and Testing Regulation

Our battery packs are required to conform to mandatory regulations that govern transport of “dangerous goods,” defined to include lithium-ion batteries, which may present a risk in transportation. The governing regulations, which are issued by the Pipeline and Hazardous Materials Safety Administration, are based on the UN Recommendations on the Safe Transport of Dangerous Goods Model Regulations and related UN Manual Tests and Criteria. The regulations vary by mode of shipping transportation, such as by ocean vessel, rail, truck or air. We use lithium-ion cells in the high voltage battery packs in our vehicles. The use, storage, and disposal of our battery packs is regulated under federal law.

Competition

We have experienced, and expect to continue to experience, intense competition from a number of companies, particularly as the commercial transportation sector increasingly shifts towards low-emission, zero-emission or carbon neutral solutions. Existing commercial diesel vehicle OEMs, such as Daimler, Ford, General Motors, Navistar, Paccar, and Volvo, maintain the largest market shares in the sector. Our management believes incumbent commercial vehicle OEMs are distracted from the development and commercialization of medium- and heavy-duty commercial vehicles due to their sizeable investments in legacy diesel infrastructure. A significant portion of the revenue base for such legacy OEMs includes maintenance and repair services for combustion engines. Commercial electric vehicles represent a potentially less profitable revenue stream for the aforementioned companies due to the lower maintenance requirements of fully electric commercial vehicles. Our management believes most of the traditional diesel OEMs remain in the development stage of commercial electric vehicle development or will rely on third-party solutions to retrofit made-for-diesel platforms for electrification. Our management believes such retrofit solutions diminish the efficiency and efficacy of electric-battery solutions and fail to capture the full total cost of ownership savings potential of platforms designed specifically for electrification.

In addition to competition from traditional diesel OEMs, we face competition from disruptive vehicle manufacturers that are developing alternative fuel and electric commercial vehicles, such as Lion, Nikola, Tesla and Workhorse. Our management believes that many of these electric vehicle competitors are focused on vehicle products that are outside the Class 5-8 last-mile and return-to-base segments that are the primary focus of the Xos vehicle product line. Our management further believes that many of the new electric vehicle manufacturers remain in the early stages of product development or rely on third-party providers for certain product design, development and manufacture that we complete in-house.

We take a hybrid approach to the development of customers based on the size of their fleets. Our client base includes small (<20 vehicles), medium- (20-100 vehicles), and large (>100 vehicles) fleet owners and operators. Many large fleets have clearly defined fleet procurement divisions, which allows us to more easily identify decision-makers using a smaller sales force. Implementation of our vehicles into large national fleets also validates our vehicle products for small and medium fleet operators. However, large national fleets tend to have long sales cycles and pursue a phased approach to new vehicle implementation. Most sizeable fleet operators are in the early stages of adoption of commercial electric vehicle solutions. One approach taken by such fleets, including operators who have publicly announced their intention to electrify their fleets, is to test multiple commercial electric vehicle alternatives. In such a competitive landscape, we believe our proven advantages, including our industry-leading total cost of ownership, will enable our vehicles to out-compete other electric vehicles in such trials.

Small- and medium- fleets often have more streamlined fleet purchase processes than large fleet operators and fewer requests for tailor-made product specifications. We are often able to more quickly engage and complete vehicle sales cycles with such clients. Many small and medium fleets have different vehicle use cases than large fleets, and such companies provide us valuable feedback for product development purposes.

We believe the primary competitive factors in the commercial vehicle market for medium- and heavy-duty last-mile and return-to-base segments include, but are not limited to:

•        total cost of ownership;

•        emissions profile;

•        effectiveness within target applications and use cases;

•        ease of integration into existing operations;

•        product performance and uptime;

•        vehicle quality, reliability and safety;

•        vehicle service and support;

•        technological innovation specifically around battery, software and data analytics; and

•        fleet management

We believe that we compete favorably with our competitors on the basis of these factors; however, most of our current and potential competitors have greater financial, technical, manufacturing, marketing and other resources than us. Our competitors may be able to deploy greater resources to the design, development, manufacturing, distribution, promotion, sales, marketing and support of their alternative fuel and electric vehicle programs. Additionally, some of our competitors also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and other greater tangible and intangible resources than us. These competitors also compete with us in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, our products. Additional mergers and acquisitions may result in even more resources being concentrated in our competitors.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any legal proceedings, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our directors and executive officers as of August 20, 2021:

Name	Age	Position
Executive Officers
Dakota Semler	29	Chief Executive Officer, Chairman
Giordano Sordoni	29	Chief Operating Officer, Director
Robert Ferber	52	Chief Technology Officer
Kingsley Afemikhe	37	Chief Financial Officer
Non-Employee Directors
S. Sara Mathew(1)(2)(3)	66	Director
George N. Mattson(1)(2)(3)	55	Director
Burt Jordan(1)(2)	54	Director
Ed Rapp(1)(2)(3)	64	Director

____________

(1)      Member of our audit committee.

(2)      Member of our compensation committee.

(3)      Member of our nominating and corporate governance committee.

Executive Officers

Dakota Semler.    Mr. Semler has served as our Chief Executive Officer and Chairman of our Board since August 2021. Mr. Semler is a Co-Founder of Xos and has served as Chief Executive Officer and a director of Xos since September 2016. Prior to Xos, Mr. Semler served as Chief Executive Officer of Malibu Management Services, a hospitality operator and Bucket List Experiences, a tour operator company from 2014 to 2016. Mr. Semler was also an independent contractor for TSG Group, a real estate holding company, from 2014 to 2016. Mr. Semler attended California State University Channel Islands and George Washington University.

Giordano Sordoni.    Mr. Sordoni has served as our Chief Operating Officer and a member of our Board since August 2021. Mr. Sordoni is a Co-Founder of Xos and has served as Chief Operating Officer and a director of Xos since September 2016. Prior to Xos, Mr. Sordoni served as Co-Founder at Calibur Inc., a startup consulting business, advising early-stage businesses, from August 2015 to August 2016. Mr. Sordoni was Director of Marketing at Malibu Family Wines, a wine production company, from July 2014 to June 2016. Mr. Sordoni holds a B.A. in International Business and Marketing from George Washington University.

Robert Ferber.    Mr. Ferber has served as our Chief Technology Officer since August 2021. Mr. Ferber has served as Chief Technology Officer of Xos since April 2019. Prior to Xos, Mr. Ferber served in multiple roles at Virgin Hyperloop One, a transportation technology company, from November 2016 to November 2018, including Vice President, Chief Engineer. Mr. Ferber was Chief Technology Officer at KLD Energy Technologies, an electric vehicle propulsion company, from March 2009 to February 2016 and Chief Executive Officer of ElectronVault, a battery systems company, from January 2005 to April 2017. Mr. Ferber also served as Science Director at Tesla, an electric vehicle company, from September 2003 to November 2004. Prior to completing his B.S. at the California Institute of Technology, Mr. Ferber was directly admitted to the Ph.D. program at the California Institute of Technology, but later joined eToys, an Idealab company, as Chief Technical Officer prior to completion of his degree.

Kingsley Afemikhe.    Mr. Afemikhe has served as our Chief Financial Officer since August 2021. Mr. Afemikhe has served as Chief Financial Officer of Xos since July 2020. Prior to Xos, Mr. Afemikhe led Strategy and M&A at MET Group, an integrated energy company, with operations in infrastructure assets, energy sales, and commodity wholesale and trading from June 2017 to July 2019. Previously, Mr. Afemikhe was at UBS, an investment bank, from October 2007 to January 2017 where he served in a variety of positions before becoming Executive Director of EMEA Investment Banking, and prior to that worked at Deutsche Bank, an investment bank, in the same role. Mr. Afemikhe holds a Master of Engineering in Chemical Engineering with Business Management from the University of Birmingham and a Master of Science in Management for Experienced Leaders from the Stanford University Graduate School of Business (where he was a Robert Joss Scholar).

Non-Employee Directors

S.    Sara Mathew.    Ms. Mathew has served as a member of our Board since August 2021. Ms. Mathew has been a director of NextGen since October 2020. Ms. Mathew was Chair and Chief Executive Officer of Dun & Bradstreet Corporation from 2010 to 2013. In this role, she led the transformation of the company into an innovative digital enterprise. Prior to her role as Chair and Chief Executive Officer, she also served as President and Chief Operating Officer, and Chief Financial Officer where she initiated and managed the redesign of the company’s accounting processes and controls. Prior to her career at Dun & Bradstreet Corporation, Ms. Mathew spent 18 years at Procter & Gamble serving as CFO of the Baby Care and Pamper Products businesses and Vice President of Finance in Asia. Previously, Ms. Mathew previously served on the boards of Shire Pharmaceuticals Limited, Campbell Soup Company and Avon. Ms. Mathew is currently serving as a director of Reckitt Benckiser Group and the State Street Corporation, and as the chair of the board of directors of Freddie Mac. Ms. Mathew received her undergraduate degree from the University of Madras in Chennai, India and holds an M.B.A. in Marketing and Finance from Xavier University in Cincinnati, Ohio.

George N. Mattson.    Mr. Mattson has served as a member of our Board since August 2021. Mr. Mattson served as a Partner and Co-Head of the Global Industrials Group in Investment Banking at Goldman, Sachs & Co. from November 2002 through August 2012. Mr. Mattson joined Goldman Sachs in 1994 and served in a variety of positions before becoming Partner and Co-Head of the Global Industrials Group. Mr. Mattson serves as a director of Delta Air Lines, Inc. (NYSE: DAL), where he is chair of the Finance Committee, Virgin Galactic Holdings, Inc. (NYSE: SPCE), where he is chair of the Audit Committee, and NextGen Acquisition Corp. II. Mr. Mattson also served as a director of Air France-KLM S.A. (PAR: AF) from 2017 until February 2021. Mr. Mattson holds a B.S. degree in Electrical Engineering from Duke University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Burt R. Jordan.    Mr. Jordan has served as the President and a director of Atlantic Coastal Acquisition Corp. since December 2020. Mr. Jordan was an executive at Ford Motor Company from 1999 until 2020, where he most recently served as Vice President of Global Purchasing Operations and Supply Chain Sustainability. In this role, Mr. Jordan drove strategy transformation, growth and efficiencies through program delivery, purchasing strategy and supply chain sustainability. In June 2020, Mr. Jordan was named the 2020 Chief Procurement Officer of the Year by the National Minority Supplier Development Council.

Ed Rapp.    Mr. Rapp has served as a member of our Board. Mr. Rapp served as the Group President for Resource Industries and former Chief Financial Officer at Caterpillar Inc. from 2014 until his retirement in 2016. Mr. Rapp previously served at Caterpillar Inc. as Group President, based in Singapore, from 2013 to 2014 and as the Chief Financial Officer from 2010 to 2013. Mr. Rapp serves as a director of AbbVie and previously served as a director of FM Global. Mr. Rapp holds a BSBA in Finance from University of Missouri — Columbia.

Board Composition

Our business and affairs are organized under the direction of our Board. The primary responsibilities of our Board is to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally as required.

In accordance with the terms of our Certificate of Incorporation, our Board is divided into three classes: Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, the Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our Board is divided into the following classes:

•        Class I, which consists of Burt Jordan and Ed Rapp, whose terms will expire at our first annual meeting of stockholders to be held after the Closing;

•        Class II, which consists of George Mattson and Giordano Sordoni, whose terms will expire at our second annual meeting of stockholders to be held after the Closing; and

•        Class III, which consists of S. Sara Mathew of and Dakota Semler, whose terms will expire at our third annual meeting of stockholders to be held after the Closing.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified. This classification of our Board may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least a majority of our voting stock.

Director Independence

Each of the directors on our Board other than Dakota Semler and Giordano Sordoni qualifies as an independent director, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and our Board consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, we are be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Our compensation committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board established an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board adopted a charter for each of these committees, which complies with the applicable requirements of current Nasdaq rules. We will comply with future requirements to the extent they will be applicable to us. Copies of the charters for each committee are available on the investor relations portion of our website.

Audit Committee

Our audit committee consists of Ed Rapp, S. Sara Mathew, George Mattson and Burt Jordan. Our Board determined that each of the members of the audit committee satisfies the independence requirements of Nasdaq and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, our Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Mr. Rapp serves as the chair of the audit committee. Our Board determined that Mr. Rapp and Ms. Mathew qualify as audit committee financial experts within the meaning of SEC regulations and meet the financial sophistication requirements of Nasdaq listing rules. In making this determination, our Board considered Mr. Rapp and Ms. Mathew’s formal education and previous experience in financial roles. Both our independent auditors and management periodically meet privately with our audit committee.

The functions of this committee will include, among other things:

•        evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•        reviewing our financial reporting processes and disclosure controls;

•        reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•        reviewing the adequacy and effectiveness of our internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of our internal audit function;

•        reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by us;

•        obtaining and reviewing at least annually a report by our independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

•        monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•        prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•        reviewing our annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•        reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls and critical accounting policies;

•        reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting, auditing or other matters;

•        preparing the report that the SEC requires in our annual proxy statement;

•        reviewing and providing oversight of any related party transactions in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of ethics;

•        reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

•        reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

The composition and function of our audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of S. Sara Mathew, George Mattson, Burt Jordan and Ed Rapp. Ms. Mathew will serve as the chair of the compensation committee. Our Board has determined that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

•        reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

•        reviewing and approving the compensation and other terms of employment of our executive officers;

•        reviewing and approving performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•        making recommendations to our Board regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by our Board;

•        reviewing and making recommendations to our Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;

•        reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

•        administering our equity incentive plans, to the extent such authority is delegated by our Board;

•        reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for our executive officers;

•        reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;

•        preparing an annual report on executive compensation that the SEC requires in our annual proxy statement; and

•        reviewing and evaluating on an annual basis the performance of the compensation committee and recommending such changes as deemed necessary with our Board.

The composition and function of our compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of George Mattson, S. Sara Mathew and Ed Rapp. Mr. Mattson serves as the chair of the nominating and corporate governance committee. Our Board has determined that each of the members of our nominating and corporate governance committee satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

•        identifying, reviewing and making recommendations of candidates to serve on our Board;

•        evaluating the performance of our Board, committees of our Board and individual directors and determining whether continued service on our Board is appropriate;

•        evaluating nominations by stockholders of candidates for election to our Board;

•        evaluating the current size, composition and organization of our Board and its committees and making recommendations to our Board for approvals;

•        developing a set of corporate governance policies and principles and recommending to our Board any changes to such policies and principles;

•        reviewing issues and developments related to corporate governance and identifying and bringing to the attention of our Board current and emerging corporate governance trends; and

•        reviewing periodically the nominating and corporate governance committee charter, structure and membership requirements and recommending any proposed changes to our Board, including undertaking an annual review of its own performance.

The composition and function of our nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and Nasdaq listing rules. We will comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee have ever been an executive officer or employee of Xos. None of our executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve as a member of our Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates our directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Certificate of Incorporation requires us to indemnify and advance expenses to, to the fullest extent permitted by applicable law, our directors, officers and agents. We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, our Certificate of Incorporation prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, we entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We believe these provisions in our Certificate of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Code of Conduct for Employees, Executive Officers and Directors

Our Board adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.xostrucks.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. The nominating and corporate governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. Any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Non-Employee Director Compensation

None of our directors received any cash compensation for the period ended December 31, 2020.

Our Board reviews director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. We developed a board of directors’ compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to our long-term success.

EXECUTIVE COMPENSATION

The following disclosure concerns the compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving our goals.

We believe our compensation programs should promote the success of the company and align executive incentives with the long-term interests of our stockholders.

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Legacy Xos’ board of directors, with input from its Chief Executive Officer, has historically determined the compensation for Legacy Xos’ named executive officers. For the year ended December 31, 2020, Legacy Xos’ named executive officers were:

Dakota Semler — Chief Executive Officer

Giordano Sordoni — Chief Operating Officer

Robert Ferber — Chief Technology Officer

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020.

	Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Dakota Semler Chief Executive Officer	2020	34,615	—	—		34,615

Giordano Sordoni Chief Operating Officer	2020	119,769	—	—		119,769

Robert Ferber Chief Technology Officer	2020	207,692	—	15,000	(1)	222,692

____________

(1)      Consists of $15,000 paid as a one-time housing allowance.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Legacy Xos’ named executive officers consisted of base salary and, with respect to Mr. Ferber, a housing allowance.

Base Salary

Historically, Messrs. Semler and Sordoni accepted salaries that were below market for each executive’s duties, authorities, contributions and performance to account for the fact that Xos was a start-up with limited funds and to reflect their commitment to Xos’ long-term success. The base salaries for Messrs. Semler and Sordoni were increased in 2020 to reflect each executive’s duties, authorities, contributions, and performance.

Cash Bonus

We do not have any formal arrangements with our named executive officers providing for annual cash bonus awards. Legacy Xos did not award the named executive officers any cash bonuses with respect to 2020 performance but it did provide Mr. Ferber with a one-time housing allowance of $15,000 in 2020.

Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; employee assistance program; life planning, financial and legal resources; and worldwide emergency travel assistance. We do not maintain any executive-specific benefit or executive perquisite programs other than as provided in the agreements described in the section immediately below and Mr. Ferber’s housing allowance.

Other than the director and officer insurance coverage we maintain for our directors and officers, we do not maintain any executive-specific health and welfare benefit or perquisites.

Health and Welfare Benefits and Perquisites

We provide benefits to our named executive officers on the same basis as provided to all of our employees, including: health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; life planning financial and legal resources; and worldwide emergency travel assistance.

Agreements with Xos Named Executive Officers

We currently maintain offer letter agreements with Dakota Semler, Giordano Sordoni, and Robert Ferber as summarized below.

Offer letter agreement with Dakota Semler

On September 6, 2016, Dakota Semler entered into an offer letter agreement with Legacy Xos to serve as Chief Executive Officer, together with a Non-Disclosure Agreement. Mr. Semler’s employment will continue until terminated in accordance with the terms of the offer letter agreement. Pursuant to the offer letter agreement, which authorized discretionary salary increases by Legacy Xos, Mr. Semler accepted a below market base salary of $1.00 annually at the time of the offer letter execution, which was adjusted in 2020 to provide for a base salary of $75,000 per year.

Offer letter agreement with Giordano Sordoni

On September 7, 2016, Giordano Sordoni entered into an offer letter agreement with Legacy Xos to serve as Director of Business Development, together with a Non-Disclosure Agreement. On October 12, 2018, Mr. Sordoni entered into a Proprietary Information and Inventions Agreement with Legacy Xos, effective as of September 1, 2016, containing customary non-solicitation, and intellectual property assignment provisions. Mr. Sordoni’s employment will continue until terminated in accordance with the terms of the offer letter agreement. Pursuant to the offer letter agreement, which authorized discretionary salary increases by Legacy Xos, Mr. Sordoni accepted a below market base salary at the time of the offer letter execution, which was adjusted in 2020 to provide for a base salary of $150,000 per year.

Offer letter agreement with Robert Ferber

On April 10, 2019, Robert Ferber entered into an offer letter agreement with Legacy Xos to serve as Chief Technical Officer, together with Legacy Xos’ standard Confidentiality and Inventions Assignment Agreement containing customary confidentiality, non-solicitation, and intellectual property assignment provisions. Mr. Ferber’s employment will continue until terminated in accordance with the terms of the offer letter agreement. Pursuant to the offer letter agreement, Mr. Ferber’s base salary was $200,000 per year, which was increased to $305,000 per year after the completion of the Series A Financing. Pursuant to the terms of his offer letter, Mr. Ferber was eligible for a grant of 500,000 Legacy Xos stock options if approved by the Legacy Xos board of directors. The Legacy Xos board of directors approved such grant in June of 2019. Under his offer letter agreement, Mr. Ferber is eligible to participate in our standard benefit plans maintained for the benefit of our employees. Mr. Ferber’s offer letter agreement provides that we will arrange for an office in San Mateo County, or San Jose, California, for use by Mr. Ferber. In addition, Mr. Ferber’s weekly travel expenses to our headquarters, and local accommodations in Los Angeles, will be paid by us. Mr. Ferber’s offer letter provides that in the event of his travel on our behalf exceeding four nights away from California, we will pay for certain additional expenses. No such expenses for travel or accommodations were incurred by Mr. Ferber in 2020.

Outstanding Equity Awards at 2020 Year End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date
Robert Ferber	6/7/2019	4/10/2019	10,417	322,917(2)	$0.03	6/6/2029

____________

(1)      All of the option awards were granted with a per share exercise price equal to the fair market value of one share of Legacy Xos’ common stock on the date of grant, as determined in good faith by Legacy Xos’ board of directors.

(2)      25% of the shares subject to the option will vest on the first anniversary of the vesting commencement date and thereafter one-forty-eighth of the shares subject to the option vest monthly, subject to continuous service with Legacy Xos.

Equity Benefit Plans

Xos, Inc. 2021 Equity Incentive Plan

At an extraordinary general meeting of the shareholders of NextGen on August 18, 2021, the shareholders of NextGen considered and approved the Xos, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). The 2021 Plan was previously approved, subject to stockholder approval, by the Board of Directors of NextGen on July 19, 2021, and on the Closing Date, the Board ratified the approval of the 2021 Plan. The 2021 Plan became effective immediately upon the Closing.

Eligibility.    Any individual who is an employee of ours or any of our affiliates, or any person who provides services to us or our affiliates, including consultants and members of the Board, is eligible to receive awards under the 2021 Plan at the discretion of the plan administrator. All of our employees, directors and consultants will be eligible to receive awards.

Awards.    The 2021 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of non-statutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to our employees, directors and consultants, including employees and consultants of our affiliates.

Authorized Shares.    Initially, the maximum number of shares of Common Stock that may be issued under the 2021 Plan will not exceed 19,650,111 shares of Common Stock. In addition, the number of shares of Common Stock reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year, starting on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (1) five percent (5%) of the fully diluted shares of our Common Stock on December 31 of the preceding year, or (2) a lesser number of shares of our Common Stock determined by the Board prior to the date of the increase. The maximum number of shares of our Common Stock that may be issued on the exercise of ISOs under the 2021 Plan is equal to 60,000,000 shares of Common Stock.

The following shares previously issued pursuant to an award and initially deducted from the share reserve will be added back to the share reserve and again become available for issuance under the 2021 Plan: any shares that are forfeited back to or repurchased by us because of a failure to meet a contingency or condition required for vesting; any shares that are reacquired by us to satisfy the exercise, strike or purchase price of an award; and any shares that are reacquired us to satisfy a tax withholding obligation in connection with an award. The following actions do not result in an issuance of shares under the 2021 Plan and accordingly do not reduce the number of shares subject to the share reserve and available for issuance under the 2021 Plan: the expiration or termination of any portion of an award without the shares covered by such portion of the award having been issued; the settlement of any portion of an award in cash; the withholding of shares that would otherwise be issued by us to satisfy the exercise, strike or purchase price of an award; or the withholding of shares that would otherwise be issued by us to satisfy a tax withholding obligation in connection with an award.

Non-Employee Director Compensation Limits.    The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted and cash fees paid by us to such non-employee director, will not exceed $1,000,000 in total value, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration.    Our Board, or a duly authorized committee thereof, administers the 2021 Plan and is referred to as the “plan administrator” herein. Our Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2021 Plan, our Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award.

Stock Options.    ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2021 Plan; provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our Common Stock on the date of grant. Options granted under the 2021 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2021 Plan, up to a maximum of ten years. Unless the terms of an option holder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases for any reason other than disability, death, or cause, the optionholder may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of an optionholder’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if an optionholder’s service relationship with us or any of our affiliates ceases due to death or disability, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months following the date of disability and 18 months following the date of death. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of our Common Stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of our Common Stock previously owned by the optionholder, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options and stock appreciation rights generally are not transferable except by will or the laws of descent and distribution. Subject to approval of the plan administrator or a duly authorized officer, an option may be transferred pursuant to a domestic relations order.

Tax Limitations on ISOs.    The aggregate fair market value, determined at the time of grant, of our Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of our stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our parent or subsidiary corporations unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (2) the term of the option does not exceed five years from the date of grant.

Restricted Stock Unit Awards.    Restricted stock unit awards are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit award may be settled by cash, delivery of shares of our Common Stock , a combination of cash and shares of our Common Stock as determined by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards.    Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of our Common Stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Stock Appreciation Rights.    Stock appreciation rights are granted under stock appreciation right agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of our Common Stock on the date of grant. A stock appreciation right granted under the 2021 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of our Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2021 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with us or any of our affiliates, ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of 12 months following the date of disability and 18 months following the date of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the termination date. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.    The 2021 Plan permits the grant of performance awards that may be settled in stock, cash or other property. Performance awards may be structured so that the stock or cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, our Common Stock.

Other Stock Awards.    The plan administrator may grant other awards based in whole or in part by reference to our Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure.    In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2021 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Corporate Transactions.    The following applies to stock awards under the 2021 Plan in the event of a corporate transaction (as defined in the 2021 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with us or one of our affiliates or unless otherwise expressly provided by the plan administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2021 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by us with respect to the stock award may be assigned to our successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at 100% of the target level) to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the per share amount payable to holders of our Common Stock in connection with the corporate transaction, over (ii) any per share exercise price payable by such holder, if applicable.

Plan Amendment or Termination.    Our Board has the authority to amend, suspend, or terminate the 2021 Plan at any time; provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after the tenth anniversary of the date NextGen’s board of directors adopted the 2021 Plan. No stock awards may be granted under the 2021 Plan while it is suspended or after it is terminated.

Legacy Xos 2018 Stock Option Plan

In November 2018, Legacy Xos’ board of directors adopted, and Legacy Xos’ stockholders approved, the 2018 Stock Plan (the “2018 Plan”). The 2018 Plan was most recently amended in June 2019. We did not grant any additional awards under the 2018 Plan after our 2021 Plan became effective, and we terminated the 2018 Plan and canceled any shares remaining available for future issuance under the 2018 Plan prior to the closing of the Business Combination. However, the 2018 Plan will continue to govern the terms and conditions of the outstanding awards granted under the 2018 Plan. As a result of the Merger, all Legacy Xos Awards were converted into (a) options to purchase shares of Common Stock, (b) RSUs and (c) restricted shares of Common Stock, as applicable. As of August 20, 2021, no shares of our Common Stock were reserved for issuance under the 2018 Plan.

Executive Officer and Director Compensation

We have developed an executive and director compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward individuals who contribute to our long-term success.

Executive Compensation

Our policies with respect to the compensation of our executive officers are administered by our Board in consultation with our Compensation Committee. Our compensation policies are designed to provide for compensation that is sufficient to attract, motivate and retain our executives and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

In addition to the guidance provided by our Compensation Committee, our Board may utilize the services of third parties from time to time in connection with the hiring and determination of compensation awarded to executive employees. We are currently negotiating the terms of new employment agreements with our executive officers.

Director Compensation

In 2020, no director received cash retainers, equity or other compensation for service on NextGen’s or Legacy Xos’ boards of directors.

On August 26, 2021, our Board adopted an amended and restated non-employee director compensation policy. Pursuant to this policy, each member of our Board who is not our employee receives the following compensation for his or her service as a member of our Board:

•        For directors that join our Board before December 31, 2021, an initial equity grant equal to $270,000, which vests ratably over a three-year period, with one-third vesting on each anniversary of the grant date, subject to the Board member’s continued service on our Board; and

•        An annual equity grant equal to $200,000, which fully vests one year following the date of grant, subject to the Board member’s continued service on our Board.

The lead independent director will receive a cash retainer of $25,000 for his or her service in that role. The chairs of the audit committee, compensation committee and nominating and corporate governance committee will receive cash retainers of $20,000, $15,000 and $10,000, respectively, for his or her respective committee service.

Our policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. Messrs. Semler and Sordoni do not receive additional compensation for their services as a director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2018, to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, managers, promoters, beneficial holders of more than 5% of our membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section entitled “Executive Compensation.”

Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, Xos, NextGen Sponsor and certain other parties entered into the Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Common Stock and other equity securities of Xos that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The A&R Registration Rights Agreement amends and restates that certain Registration Rights Agreement by and among NextGen, NextGen Sponsor and the other parties thereto, dated October 6, 2020 and entered into in connection with NextGen’s initial public offering and that certain Investor Rights Agreement by and among Legacy Xos and the other parties thereto, dated December 31, 2020. The A&R Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the A&R Registration Rights Agreement or (ii) with respect to any party thereto, on the date that such party no longer holds any Registrable Securities (as defined therein).

Lock-Up Agreements

In connection with the Business Combination, certain stockholders, officers and directors of Legacy Xos entered into lock-up agreements pursuant to which they will be contractually restricted from selling or transferring any of (i) their shares of our Common Stock held immediately following the Closing and (ii) any of their shares of our common stock that result from converting securities held immediately following the Closing (the “Lock-up Shares”). Such restrictions begin at Closing and end on the date that is 180 days after the Closing.

Additionally, Dakota Semler and Giordano Sordoni (the “Founders”) agreed to additional lock-up restrictions beyond those described above. During the term beginning on the 180th day after the Closing Date and ending two years following the Closing Date, the Founders are only permitted to sell their Lock-Up Shares via written trading plans in compliance with Rule 10b5-1 under the Exchange Act.

NextGen Sponsor entered into a letter agreement, dated October 6, 2020, by and among NextGen, NextGen Sponsor and the other parties thereto, pursuant to which NextGen Sponsor is subject to a lock-up ending on the earlier of (i) the date that is one year after the Closing Date and (ii) the date on which the last reported sale price of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date.

However, following the expiration of such lock-ups, NextGen Sponsor and the holders subject to lock-up agreements will not be restricted from selling shares of our Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Stock. As of August 20, 2021, NextGen Sponsor and the holders subject to lock-up agreements collectively beneficially own approximately 71.8% of the outstanding shares of our Common Stock.

The shares held by NextGen Sponsor and the holders subject to lock-up agreements may be sold after the expiration of their applicable lock-up periods. As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

NextGen Related Transactions and Agreements

Founder Shares

In July 2020, NextGen Sponsor purchased 10,062,500 NextGen Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.0025 per share (the “founder shares”). NextGen Sponsor agreed to forfeit up to an aggregate of 1,312,500 founder shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters of NextGen’s initial public offering, so that the founder shares will represent 20% of NextGen’s issued and outstanding shares after NextGen’s initial public offering. On November 17, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,500,000 NextGen units and forfeited the remaining option; thus, an aggregate of 687,500 shares of founder shares were forfeited accordingly. In connection with the Business Combination, upon the Domestication, 9,375,000 founder shares converted automatically, on a one-for-one basis, into a share of our Common Stock.

Private Placement Warrants

Simultaneously with the consummation of the initial public offering of NextGen, NextGen Sponsor purchased 6,000,000 Private Placement Warrants at a price of $1.50 per warrant, or $9.0 million in the aggregate, in a private placement. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, simultaneously with the closing of the over-allotment, NextGen consummated the second closing of the private placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by NextGen Sponsor, generating gross proceeds to the NextGen of $500,000. Each Private Placement Warrant entitles the holder to purchase one share of our Common Stock for $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was placed in the trust account of NextGen. The Private Placement Warrants may not be redeemed by us so long as they are held by NextGen Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than NextGen Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. NextGen Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants: (i) are not redeemable by NextGen, (ii) may be exercised for cash or on a cashless basis so long as they are held by NextGen Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon the exercise of the Private Placement Warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the shares of our Common Stock issuable upon the exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the Closing.

Subscription Agreements

Concurrently with the execution of the Merger Agreement, NextGen entered into a Subscription Agreement with Stuart Bernstein, an advisor to NextGen and the sole PIPE Investor that is an affiliate of NextGen Sponsor, pursuant to which he subscribed for shares of our Common Stock in connection with the PIPE Investment. Mr. Bernstein funded $500,000 of the PIPE Investment, for which he received 50,000 shares of our Common Stock.

Related Party Note and Advances

On July 31, 2020, NextGen issued an unsecured promissory note to NextGen Sponsor, pursuant to which NextGen borrowed an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) December 31, 2020, and (ii) the completion of the initial public offering. The borrowings outstanding under the note in the amount of $300,000 were repaid on October 8, 2020.

On March 29, 2021, NextGen issued a promissory note, pursuant to which NextGen may borrow up to an aggregate principal amount of $1,000,000. The promissory note is non-interest bearing and payable on the earlier of (i) October 9, 2022 and (ii) the completion of our initial business combination. The promissory note was repaid in full at the Closing.

Administrative Services Agreement

NextGen entered into an agreement whereby, commencing on October 7, 2020 through the earlier of the consummation of a business combination or NextGen’s liquidation, NextGen will pay an affiliate of NextGen Sponsor a monthly fee of $10,000 for office space, administrative and support services. As of the Closing, NextGen incurred $110,000 of such fees.

Legacy Xos Transactions and Agreements

Related Party Promissory Note

In June 2019, Legacy Xos recorded a note receivable for $364.3 thousand (the “Note”) due from Giordano Sordoni, who is the Chief Operating Officer, Co-Founder and director of Legacy Xos and one of Legacy Xos’ greater than 5% stockholders. The Note was entered into with Mr. Sordoni in connection with his exercise of an option to purchase 12,390,023 shares of Legacy Xos common stock at a purchase price of $0.03 per share. Interest on the unpaid principal of the Note accrued at a rate of 2.38% per annum, compounded annually and was to be paid annually in arrears, starting on June 24, 2020. As of December 31, 2020, the outstanding balance of the Note was $381 thousand, including principal of approximately $364 thousand and total accrued unpaid interest of approximately $17 thousand. All of the principal and interest under the Note was forgiven by Legacy Xos on March 25, 2021. In connection with the forgiveness of the Note, Mr. Sordoni will receive a bonus to be applied against taxes on the forgiveness of the Note in an amount sufficient to cover all such taxes on a grossed-up basis.

Related Party Financings

Series A Financing

In December 2020, Legacy Xos completed the initial closing of its Series A Financing (the “Series A Financing”) and issued an aggregate of 16,172,793 shares of series of the Legacy Xos’ Series A Preferred Stock to Dakota Semler, Giordano Sordini, the Emerald Green Trust, one of Xos’ greater than 5% stockholders, The Sunseeker Trust and Aljomaih Automotive Co. (“Aljomaih”), one of Xos’ greater than 5% stockholders, as well as a warrant exercisable for 319,411 shares of Series A Preferred Stock (the “Series A Warrant”) to Aljomaih for an aggregate purchase price of $18.8 million. In connection with the Series A Financing, Legacy Xos received $5.0 million in cash from Aljomaih and converted $11.8 million aggregate principal amount of Convertible Notes (as defined below) held by Dakota Semler, Giordano Sordini, the Emerald Green Trust, The Sunseeker Trust and Aljomaih. In August 2021, the Series A Warrant was exercised for shares of Legacy Xos Series A Preferred Stock at a per-share price of $8.50.

Convertible Notes

In 2019 and 2020, Xos issued convertible promissory notes to Giordano Sordini, the Emerald Green Trust, The Sunseeker Trust and Aljomaih for an aggregate purchase price of $11.8 million (the “Convertible Notes”). The Convertible Notes converted into an aggregate of 10,768,799 shares of series of Series A Preferred Stock in connection with the Series A Financing.

Related Party Lease

In April 2018, Legacy Xos entered into a lease for Legacy Xos’ headquarters in North Hollywood, California, with Valley Industrial Properties, Inc., which is owned by The Sunseeker Trust who was a stockholder of Legacy Xos. The Sunseeker Trust is an irrevocable trust whose beneficiary is the mother of Dakota Semler, a Co-Founder, Chief Executive Officer and director of Legacy Xos. This lease term is three years commencing on April 1, 2018 and expired on April 1, 2021. The lease had a monthly fixed rent of $7,600 per month until December 2019 when it was increased to $11,740 per month in connection with an increase in the square footage leased and remained at $11,740 for the remainder of the term of the lease.

Related-Person Transactions Policy

Our Board adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of related-person transactions. For purposes of our policy, a related-person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are, were or will be participants, in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related-person transactions under this policy.

Under the policy, a related person is any executive officer, director, nominee to become a director or a security holder known by us to beneficially own more than 5% of any class of our voting securities (a “significant stockholder”), including any of their immediate family members and affiliates, including entities controlled by such persons or such person has a 5% or greater beneficial ownership interest.

Each director and executive officer shall identify, and we shall request each significant stockholder to identify, any related-person transaction involving such director, executive officer or significant stockholder or his, her or its immediate family members and inform our audit committee pursuant to this policy before such related person may engage in the transaction.

In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances, which may include, but are not limited to:

•        the risk, cost and benefits to us;

•        the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the terms of the transaction; and

•        the availability of other sources for comparable services or products.

Our audit committee shall approve only those related-party transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and our stockholders, as our audit committee determines in the good faith exercise of its discretion.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of the Common Stock as of August 20, 2021, after giving effect to the Closing, by:

•        each person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock;

•        each of our current named executive officers and directors; and

•        all of our current executive officers and directors, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on 162,184,621 shares of Common Stock issued and outstanding as of the Closing Date and do not take into account the issuance of any shares of Common Stock upon the exercise of the Warrants to purchase 18,883,298 shares of Common Stock, or the exercise of options to purchase 2,034,572 shares of Common Stock, in each case subject to any applicable vesting conditions. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Dakota Semler(2)	57,132,178	35.2%
Giordano Sordoni	23,253,816	14.3%
Robert Ferber(3)	611,386	*
Kingsley Afemikhe(4)	310,717	*
Burt Jordan	—	*
S. Sara Mathew	—	*
George N. Mattson(5)	9,375,000	5.8%
Ed Rapp(6)	230,169	*

All Directors and Executive Officers of the Company as a Group (eight individuals)	90,904,267	56.0%

Five Percent Holders:
Aljomaih Automotive Co.(7)	19,301,251	11.9%
Emerald Green Trust(8)	53,745,903	33.1%
NextGen Sponsor LLC(5)	9,375,000	5.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Suite 100, Los Angeles, California 90065.

(2)      Consists of (i) 2,884,155 shares of Common Stock held directly by Mr. Semler, (ii) 53,745,903 shares of Common Stock held by Emerald Green Trust and (iii) 502,120 shares of Common Stock held by GenFleet, LLC. Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust and GenFleet, LLC by virtue of his shared control over such entities.

(3)      Consists of (i) 427,971shares of Common Stock held by Mr. Ferber and (ii) 183,415 shares of Common Stock issuable upon the exercise of options within 60 days of August 20, 2021.

(4)      Consists of 258,615 shares of Common Stock and 43,103 shares of Common Stock issuable upon the exercise of options within 60 days of August 20, 2021.

(5)      Mr. Mattson is deemed to beneficially own securities held by NextGen Sponsor by virtue of his shared control over NextGen Sponsor. The business address of Mr. Mattson and NextGen Sponsor is c/o NextGen Acquisition Corporation, 2255 Glades Road, suite 324A, Baca Raton, FL 33431 and post-Business Combination is 3550 Tyburn Street, Suite 100, Los Angeles, CA 90065.

(6)      Consists of 117,647 shares of Common Stock held by Edward Joseph Rapp TTEE U/A DTD 02/07/2005.

(7)      The shares of Common Stock reported herein are directly owned by Aljomaih Automotive Co. (“Aljomaih Automotive”). Aljomaih Automotive is wholly owned by Aljomaih Holding Co. (“Aljomaih”). The board of directors of Aljomaih has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Aljomaih Automotive. Mohammed Al-Abdullah Aljomaih, Mohammed Abdulaziz Aljomaih, Abdulrahman Abdulaziz Aljomaih, Hamad Abdulaziz Aljomaih are each a shareholder and a director of Aljomaih and may be deemed to beneficially own securities held by Aljomaih Automotive. The business address of the reporting person is P.O Box 224, Dammam Postal Code 31411, Saudi Arabia.

(8)      Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust by virtue of his shared control over Emerald Green Trust and thus such securities are included above for Mr. Semler’s ownership. The business address of the reporting person is 32111 Mulholland Hwy, Malibu, CA 90265.

SELLING SECURITYHOLDERS

The Selling Securityholders acquired the Private Placement Warrants and shares of our Common Stock from us in private offerings pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act in connection with a private placement concurrent with the IPO and in connection with the Business Combination. Pursuant to the Registration Rights Agreement, the Subscription Agreements and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale (i) the Private Placement Warrants (and the shares of Common Stock issuable upon the exercise of the Private Placement Warrants), (ii) the shares of our Common Stock issued to the Selling Securityholders pursuant to the Subscription Agreements, Merger Agreement.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the Selling Securityholders, certain information as of August 20, 2021 regarding the beneficial ownership of our Common Stock and Warrants by the Selling Securityholders and the shares of Common Stock and Warrants being offered by the Selling Securityholders (“Registrable Securities”). The applicable percentage ownership of Common Stock is based on approximately 162,184,621 shares of our Common Stock outstanding as of August 20, 2021. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Information with respect to shares of our Common Stock and the Private Placement Warrants owned beneficially after the offering assumes the sale of all of the shares of our Common Stock and the Private Placement Warrants offered and no other purchases or sales of shares of our Common Stock or Private Placement Warrants. The Selling Securityholders may offer and sell some, all or none of their shares of our Common Stock or Private Placement Warrants, as applicable. The number of Earnout Shares is calculated assuming no forfeiture by holders eligible to receive Earnout Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock and Warrants that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Up to 12,499,964 shares of Common Stock issuable upon the exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

Name of Selling Securityholder(1)	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Aljomaih Automotive Co.(2)	21,784,804	—	21,784,804	—	—	*	—	*
Alyeska Master Fund, L.P.(3)	1,000,000	333,334	1,000,000	—	—	*	333,334	1.8%
Antara Capital Master Fund LP(4)	500,000	—	500,000	—	—	*	—	*
Anthony McDevitt(5)	30,000	—	30,000	—	—	*	—	*
Bernstein Investment Partners LLC(6)	128,013	50,002	124,013	50,002	4,000	*	—	*
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV(7)	1,024,120	—	1,000,000	—	24,120	*	—	*
Citadel Multi-Strategy Equities Master Fund Ltd.(8)	1,000,000	294,998	1,000,000	—	—	*	294,998	1.6%
CVI Investments, Inc.(9)	500,000	201,304	500,000	—	—	*	201,304	1.1%
Certain entities within the D. E. Shaw group(10)	1,000,000	—	1,000,000	—	—	*	—	*
Entities affiliated with Dakota Semler(11)	64,612,222	—	64,612,222	—	—	*	—	*
Entities affiliated with DSAM Partners (London) Ltd.(12)	863,000	—	863,000	—	—	*	—	*
Ed Rapp(13)	259,785	20,000	259,785	—	—	*	20,000	*
Empyrean Capital Overseas Master Fund, Ltd.(14)	400,000	333,334	400,000	—	—	*	333,334	1.8%
Ghisallo Master Fund LP(15)	400,000	—	400,000	—	—	*	—	*
Giordano Sordoni(16)	26,374,629	—	26,374,629	—	—	*	—	*
Gregory A. Mattson 2007 Trust(17)	121,863	82,324	121,863	82,324	—	*	—	*
Gregory L. Summe Irrevocable Trust 2008(18)	3,937,525	2,660,020	3,937,525	2,660,020	—	*	—	*

Name of Selling Securityholder(1)	Number of Shares of Common Stock Beneficially Owned	Warrants Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Warrants Beneficially Owned After the Offered Warrants are Sold
					Number	Percent	Number	Percent
Hartree Partners, LP(19)	350,000	—	350,000	—	—	*	—	*
HBK Master Fund L.P.(20)	400,000	—	400,000	—	—	*	—	*
Jacob Mathew 2020 Irrevocable Trust(21)	296,053	199,997	296,053	199,997	—	*	—	*
Entities affiliated with Janus Capital Management LLC(22)	5,316,904	—	3,200,000	—	2,116,904	1.3%	—	*
John Glynn(23)	10,000	—	10,000	—	—	*	—	*
Karen Restaino	10,000	—	10,000	—	—	*	—	*
Kenneth A. Goldman	29,605	20,002	29,605	20,002	—	*	—	*
Kingsley Afemikhe(24)	391,521	—	391,521	—	—	*	—	*
Kristin M. Lynch	9,117	6,159	9,117	6,159	—	*	—	*
Legend Capital Partners(25)	2,003,253	—	300,000	—	1,703,253	1.1%	—	*
Leon G. Cooperman	296,053	199,997	296,053	199,997	—	*	—	*
Lowey Family Investment LLC(26)	140,000	—	140,000	—	—	*	—	*
Certain entities affiliated with Luxor Capital(27)	800,000	—	800,000	—	—	*	—	*
Entities affiliated with Millennium Management LLC(28)	1,210,032	552,970	1,137,000	—	73,032	*	552,970	2.9%
MMF LT, LLC(29)	500,000	—	500,000	—	—	*	—	*
Entities affiliated with Monashee Investment Management LLC(30)	300,000	—	300,000	—	—	*	—	*
NGAC GNM Feeder LLC(31)	3,937,525	2,660,020	3,937,525	2,660,020	—	*	—	*
Palestra Capital Master Fund, L.P.(32)	1,000,000	—	1,000,000	—	—	*	—	*
Entities affiliated with Park West(33)	1,000,000	—	1,000,000	—	—	*	—	*
Patrick T. Ford	81,140	54,819	81,140	54,819	—	*	—	*
PFMO4 LLC(34)	700,000	—	700,000	—	—	*	—	*
RC XOS HOLDINGS, LLC(35)	2,000,000	—	2,000,000	—	—	*	—	*
Rob Ferber(36)	553,701	—	553,701	—	—	*	—	*
Robert Stevens(37)	7,500	—	7,500	—	—	*	—	*
Seth P. Platt(38)	2,500	—	2,500	—	—	*	—	*
South Lake One LLC(39)	500,000	—	500,000	—	—	*	—	*
Sterling Lane LLC(40)	296,053	199,997	296,053	199,997	—	*	—	*
stetvision LLC(41)	296,053	199,997	296,053	199,997	—	*	—	*
Tech Opportunities LLC(42)	500,000	—	500,000	—	—	*	—	*
Topia Ventures, LLC(43)	200,000	—	200,000	—	—	*	—	*
Entities managed by UBS(44)	400,000	400,366	400,000	—	—	*	400,366	2.1%
Funds advised by Weiss Asset Management LP(45)	400,000	—	400,000	—	—	*	—	*
ZP Master Utility Fund, Ltd.(46)	1,025,000	—	1,000,000	—	25,000	*	—	*

____________

*        Less than one percent

(1)      Unless otherwise noted, the business address of those listed in the table above is 3550 Tyburn Street, Suite 100, Los Angeles, California 90065.

(2)      Consists of 19,301,251 shares of Common Stock and 2,483,553 Earnout Shares directly owned by Aljomaih Automotive Co. (“Aljomaih Automotive”). Aljomaih Automotive is wholly owned by Aljomaih Holding Co. (“Aljomaih”). The board of directors of Aljomaih has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by Aljomaih Automotive. Mohammed Al-Abdullah Aljomaih, Mohammed Abdulaziz Aljomaih, Abdulrahman Abdulaziz Aljomaih, Hamad Abdulaziz Aljomaih are each a shareholder and a director of Aljomaih and may be deemed to beneficially own securities held by Aljomaih Automotive. The business address of the reporting person is P.O Box 224, Dammam Postal Code 31411, Saudi Arabia.

(3)      Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (the “Selling Securityholder”), has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by the Selling Securityholder. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(4)      Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Fund GP LLC , a Delaware limited liability company, serves as the general partner of Antara Capital Onshore Fund LP (the “Onshore Fund”) and Antara Capital Master Fund LP (the “Master Fund”). Antara Capital Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the ordinary shares held by the Antara Funds except to the extent of any pecuniary interest. The business address of the foregoing persons is 500 5th Avenue, Suite 2320, New York, New York 10110.

(5)      Each of Anthony McDevitt, John Glynn, Robert Stevens, and Seth P. Platt is an employee of Brownstone Investment Group, LLC, which is a registered broker-dealer. The Selling Securityholders acquired the securities in their respective, individual capacities. Based on information provided by each Selling Securityholder, the Selling Securityholder acquired the Registrable Securities for investment purposes, and at the time of the acquisition of the Registrable Securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such Registrable Securities.

(6)      Stuart Bernstein is the Managing Member of Bernstein Investment Partners LLC, and has sole voting and dispositive power with respect to the securities held by Bernstein Investment Partners LLC. The business address of Bernstein Investment Partners LLC is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle, Delaware, 19801.

(7)      Reflects securities held directly by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of each of the entities listed is c/o Blackstone Inc., 345 Park Avenue, New York, New York. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(8)      Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisors Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the shares through their control of CAL and/or certain other affiliated entities. The address of these entities is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(9)      Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The principal business address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, California 94111. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(10)    Consists of 250,000 shares held by D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and 750,000 shares held by D. E. Shaw Valence Portfolios, L.L.C. (“Valence,” and such shares held by Oculus and Valence, the “Subject Shares”). Oculus and Valence each have the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Subject Shares directly owned by it. D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc. or DESCO II Inc. owns any shares of the Common Stock directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any shares of the Common Stock directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. The business address of the Selling Securityholders is c/o D. E. Shaw & Co., L.P., 1166 Avenue of the Americas, 9th Floor, New York, New York 10036. Based on information provided to us by the Selling Securityholders, the Selling Securityholders may be deemed to be affiliates of a broker-dealer. Based on such information, the Selling Securityholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares.

(11)    Consists of (i) 2,884,155 shares of Common Stock and 499,785 Earnout Shares held by directly Mr. Semler, (ii) 53,745,903 shares of Common Stock and 6,915,651 Earnout Shares held by Emerald Green Trust and (iii) 502,120 shares of Common Stock and 64,608 Earnout Shares held by GenFleet, LLC. Mr. Semler is deemed to beneficially own securities held by Emerald Green Trust and GenFleet, LLC by virtue of his shared control over such entities.

(12)    Consists of (i) 95,600 shares of common stock held by LMA SPC-MAP 112 Segregated Portfolio; (ii) 258,600 shares of common stock held by DSAM Alpha+ Master Fund; (iii) 200,000 shares of common stock held by DSAM Co-Invest Ltd; and (iv) 308,800 shares of common stock held by DSAM+ Master Fund. DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to such funds and as such may be deemed to have voting and investment power over the shares held by the funds. The Investment Advisor is ultimately controlled by Mr. Guy Shahar. The funds and Mr. Shahar disclaim beneficial ownership of the shares listed above. The address of LMA SPC-MAP 112 Segregated Portfolio is Walkers Corporate Services Limited, 190 Elgin Avenue, Grand Cayman KY1-9001. The address of all other entities is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104.

(13)    Consists of 230,169 shares of Common Stock and 29,616 Earnout Shares held by Edward Joseph Rapp TTEE U/A DTD 02/07/2005.

(14)    Empyrean Capital Partners, LP (“Empyrean”) serves as investment manager to Empyrean Capital Overseas Master Fund, Ltd. (“ECOMF”), and has voting and investment control of the shares held by ECOMF. Empyrean Capital, LLC serves as the general partner to Empyrean. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares held by ECOMF. The address of each of ECOMF, Empyrean, Empyrean Capital, LLC, and Amos Meron is c/o Empyrean Capital Partners, LP, 10250 Constellation Boulevard, Suite 2950, Los Angeles, California. 90067.

(15)    Michael Germino is the managing member of Ghisallo Capital Management LLC, the Investment Manager of Ghisallo Master Fund LP. The address of Ghisallo Master Fund LP is 190 Elgin Road, George Town, Grand Cayman, Cayman Islands KY 1-9008.

(16)    Consists of 23,253,816 shares of Common Stock and 3,120,813 Earnout Shares.

(17)    Gregory L. Mattson is the Trustee of Gregory A. Mattson 2007 Trust, and has sole dispositive power with respect to the securities held by Gregory A. Mattson 2007 Trust. The business address of Gregory A. Mattson 2007 Trust is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(18)    Susan Summe is the Trustee of Gregory L. Summe Irrevocable Trust 2008, and has sole dispositive power with respect to the securities held by Gregory L. Summe Irrevocable Trust 2008. The business address of Gregory L. Summe Irrevocable Trust 2008 is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(19)    As Managing Directors of Hartree Partners, LP, Stephen M. Semlitz, Stephen M. Hendel and Jonathan G. Merison may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by Hartree Partners, LP. The business address for Hartree Partners, LP is 1185 Avenue of the Americas, New York, New York 10036.

(20)    HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over the Common Stock pursuant to an Investment Management Agreement between HBK Investments L.P. and the Selling Securityholder. HBK Investments L.P. has delegated discretion to vote and dispose of the Common Stock to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P. and HBK Services LLC: Jamiel A. Akhtar, David C. Haley, Jon L. Mosle III and Matthew F. Luth. Each of HBK Services LLC and the individuals listed above disclaim beneficial ownership of any of the securities reported. The address of HBK Master Fund L.P. is C/O HBK Services LLC, 2300 North Field Street, Suite 2200, Dallas, Texas 75201.

(21)    S. Sara Mathew is the Trustee of Jacob Mathew 2020 Irrevocable Trust, and has sole dispositive power with respect to the securities held by Jacob Mathew 2020 Irrevocable Trust. The business address of Jacob Mathew 2020 Irrevocable Trust is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(22)    Consists of (i) 5,066,340 shares of Common Stock held of record by BNP Paribas New York Branch on behalf of Janus Henderson Triton Fund, (ii) 42,383 shares of Common Stock held of record by Banque Pictet & Cie SA Geneva on behalf of Migros Pensionskasse Fonds — Aktien Welt, (iii) 38,554 shares of Common Stock held of record by Hare & Co on behalf of LIUNA Staff & Affiliates Pension Fund, (iv) 36,902 shares of Common Stock held of record by Hare & Co on behalf of LIUNA National (Industrial) Pension Fund, (v) 25,360 shares of Common Stock held of record by Hare & Co on behalf of National Elevator Industry Health Benefit Plan, and (vi) 107,365 shares of Common Stock held of record by M. GARDINER & CO. on behalf of Nationwide Savings Plan. Based on information provided to the Company by the Selling Stockholder. Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Fund and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Fund. Under the terms of its management contract with the Fund, Janus has overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objective, policies and limitations. Each Fund has one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the Shares. The address for Janus is 151 Detroit Street, Denver, Colorado 80206. Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(23)    Each of Anthony McDevitt, John Glynn, Robert Stevens, and Seth P. Platt is an employee of Brownstone Investment Group, LLC, which is a registered broker-dealer. The Selling Securityholders acquired the securities in their respective, individual capacities. Based on information provided by each Selling Securityholder, the Selling Securityholder acquired the Registrable Securities for investment purposes, and at the time of the acquisition of the Registrable Securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such Registrable Securities.

(24)    Consists of 258,615 shares of Common Stock and 132,906 Earnout Shares.

(25)    DeWitt C. Thompson, V is Managing Partner of Legend Capital Partners, and has sole voting and dispositive power with respect to the securities held by Legend Capital Partners. The business address of Legend Capital Partners is 1245 Bridgestone Blvd., LaVergne, Tennessee 37086.

(26)    Douglas Lowey is the Managing Member of Lowey Family Investment LLC and exercises investment and voting power over the shares offered hereby, on behalf of the funds and accounts which are the registered holders of the shares. The business address of Lowey Family Investment LLC is 269 W 87th St, TH2, New York, NY 10024.Based on information provided to us by the Selling Securityholder, the Selling Securityholder may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Securityholder did not have any agreements or understandings with any person to distribute such shares.

(27)    Securities hereby offered consist of (i) 394,054 shares held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard; (ii) 2,019 shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (iii) 6,047 shares held by Luxor Capital Partners Long, LP (“Luxor Long”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 117,673 shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 188,325 shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; (vi) 79,414 shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront; and (vii) 12,468 ordinary shares held by Luxor Gibraltar, LP — Series 1 (“Luxor Gibraltar”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Gibraltar. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, Luxor Wavefront, and Luxor Gibraltar. Jonathan Green, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Floor New York, New York 10036.

(28)    Consists of (i) 1,191,724 shares of Common Stock held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“Integrated Core Strategies”); (ii) 2,902 Public Warrants held by Integrated Core Strategies, (iii) 193,402 Public Warrants held by Riverview Group LLC, a Delaware limited liability company (“Riverview Group”); (iv) 356,666 Public Warrants held by ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands (“ICS Opportunities”); and (iv) 18,308 shares of Common Stock held by ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS Opportunities II”). Riverview Group, ICS Opportunities and ICS Opportunities II are affiliates of Integrated Core Strategies. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be. The address of these entities is 399 Park Avenue, New York, New York 10022.

(29)    Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(30)    Consists of (i) 77,677 shares held by BEMAP Master Fund Ltd (“BEMAP”), (ii) 59,221 shares held by Monashee Solitario Fund LP (“Monashee Solitario”), (iii) 46,169 shares held by Monashee Pure Alpha SPV I LP (“Monashee Pure Alpha”), (iv) 13,182 shares held by SFL SPV I LLC (“SFL”), (v) 10,053 shares held by Bespoke Alpha MAC MIM LP (“Bespoke Alpha”) and (vi) 93,698 shares held by DS Liquid Div RVA MON LLC (“DS Liquid”). Monashee Investment Management LLC is the investment advisor for BEMAP, Monashee Solitario, Monashee Pure Alpha, SFL, Bespoke Alpha and DS Liquid. Jeff Muller is an officer of Monashee Investment Management LLC, and may be deemed to have voting and investment power of the shares of Common Stock held by BEMAP, Monashee Solitario, Monashee Pure Alpha, SFL, Bespoke Alpha and DS Liquid. The address of the foregoing entities is c/o Monashee Investment Management, LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusetts 02116.

(31)    George N. Mattson is the Manager of NGAC GNM Feeder LLC, and has sole voting and dispositive power with respect to the securities held by NGAC GNM Feeder LLC. The business address of NGAC GNM Feeder LLC is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(32)    The securities are held by Palestra Capital Master Fund, L.P. (“Fund”), a Cayman Islands exempted limited partnership. Palestra Capital Management LLC (“PCM”) is the investment manager of the Fund, and as a result, has voting and investment power over the shares held by the Fund. Jeremy Schiffman and Andrew Immerman, through one or more affiliated entities, own PCM. Mr. Schiffman and Mr. Immerman each disclaim any beneficial ownership of these shares. The business address of the entities and persons named herein is c/o Palestra Capital Management LLC, 888 Seventh Avenue, 23rd Floor, New York, New York 10019.

(33)    Consists of (i) 910,000 shares of common stock held by Park West Investors Master Fund, Limited and (ii) 90,000 shares of common stock held by Park West Partners International, Limited (collectively, the “PW Funds”). Park West Asset Management LLC is the investment manager to the PW Funds. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC. The business address for the PW Funds is c/o Park West Asset Management LLC, 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(34)    PFMO4 LLC is the direct holder and beneficial owner of the securities. Richard Perry, as manager of PFMO4 LLC, may be deemed to have voting and investment power over the securities and thus may be deemed to indirectly beneficially own the securities. The address of PFMO4 LLC is c/o 2912 Advisors LP, 405 Lexington Ave., 34th floor, New York, New York 10174.

(35)    M. Ashton Hudson is Manager of RC XOS HOLDINGS, LLC, and has sole voting and dispositive power with respect to the securities held by RC XOS HOLDINGS, LLC. The business address of RC XOS HOLDINGS, LLC is 241 Atlantic Boulevard, Suite 201, Neptune Beach, Florida 32266.

(36)    Consists of 427,971 shares of Common Stock and 125,730 Earnout Shares.

(37)    Each of Anthony McDevitt, John Glynn, Robert Stevens, and Seth P. Platt is an employee of Brownstone Investment Group, LLC, which is a registered broker-dealer. The Selling Securityholders acquired the securities in their respective, individual capacities. Based on information provided by each Selling Securityholder, the Selling Securityholder acquired the Registrable Securities for investment purposes, and at the time of the acquisition of the Registrable Securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such Registrable Securities.

(38)    Each of Anthony McDevitt, John Glynn, Robert Stevens, and Seth P. Platt is an employee of Brownstone Investment Group, LLC, which is a registered broker-dealer. The Selling Securityholders acquired the securities in their respective, individual capacities. Based on information provided by each Selling Securityholder, the Selling Securityholder acquired the Registrable Securities for investment purposes, and at the time of the acquisition of the Registrable Securities, the Selling Securityholder did not have any agreements or understandings with any person to distribute such Registrable Securities.

(39)    Each of Isidoro Quiroga Cortés, María Victoria Quiroga Moreno, Martín Guiloff Salvador and Felipe Correa González may be deemed have voting and dispositive power (acting jointly Isidoro Quiroga Cortés or María Victoria Quiroga Moreno with any of between Martín Guiloff Salvador and Felipe Correa González) with respect to the securities held by South Lake One LLC. The address for South Lake One LLC is Avenida Presidente Riesco 5711, Office 1603, Las Condes, Santiago, Chile.

(40)    Jeffrey Moslow is the Manager of Sterling Lane LLC, and has sole voting and dispositive power with respect to the securities held by Sterling Lane LLC. The business address of Sterling Lane LLC is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(41)    Josef von Rickenbach is the Manager of stetvision LLC, and has sole voting and dispositive power with respect to the securities held by stetvision LLC. The business address of stetvision LLC is c/o 2255 Glades Road, Suite 324A, Boca Raton, Florida 33431.

(42)    Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The business address of the entities and persons named herein is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich Connecticut 06830.

(43)    Consists of 200,000 shares of common stock held by Topia Ventures, LLC. Topia Ventures Management, LLC is the managing member of Topia Ventures, LLC. Mr. David Broser is the managing member of Topia Ventures Management, LLC. The address for Topia Ventures, LLC is c/o Topia Ventures Management, LLC, 104 W. 40th Street, 19th Floor, New York, New York 10018.

(44)    Consists of (i) 183,960 shares of Common Stock and 152,884 Public Warrants held by Nineteen77 Global Multi-Strategy Alpha Master Limited; (ii) 183,960 shares of Common Stock and 219,666 Public Warrants held by Nineteen77 Global Merger Arbitrage Master Limited; (iii) 30,720 shares of Common Stock and 26,250 Public Warrants held by Nineteen77 Global Merger Arbitrage Opportunity Fund; and (iv) 1,360 shares of Common Stock and 1,566 Public Warrants held by IAM Investments ICAV — O’Connor Event Driven UCITS Fund (together, the “UBS Entities”). Kevin Russell, the chief investment officer of UBS O’Connor LLC, the investment manager of the UBS Entities, has voting and/or investment control over the shares held by the UBS Entities. Mr. Russell disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities. The business address for the UBS Entities is c/o UBS O’Connor LLC, One North Wacker Drive, 31st Floor, Chicago, Illinois 60606.

(45)    Consists of (i) 148,000 shares held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 252,000 shares held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the securities held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein. The business address of the foregoing entities is c/o Weiss Asset Management, 222 Berkeley Street, 16th Floor, Boston, Massachusetts 02116.

(46)    ZP Master Utility Fund, Ltd. (the “Fund”) has delegated to Zimmer Partners, LP, as investment manager (the “Investment Manager”), sole voting and investment power over the securities held by the Fund pursuant to its investment management agreement with Zimmer Partners, LP. As a result, each of the Investment Manager, Zimmer Partners GP, LLC, as the general partner of the Investment Manager, Sequentis Financial LLC, as the sole member of Zimmer Partners GP, LLC, and Stuart J. Zimmer, as the managing member of Sequentis Financial LLC, may be deemed to exercise voting and investment power over the securities held by the Fund and thus may be deemed to beneficially own such securities. The business address of the entities and persons named herein is c/o Zimmer Partners, LP, 9 West 57th Street, 33rd floor, New York, New York 10019.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The descriptions below are qualified by reference to the actual text of our Certificate of Incorporation. We urge you to read our Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our Certificate of Incorporation authorizes the issuance of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of Closing, there were 162,184,621 shares of our Common Stock no shares of preferred stock outstanding.

Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of our Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on common stock unless the shares of Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our Common Stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Holders of our Common Stock have no conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to our Common Stock .

Election of Directors

Our Board will remain divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term and Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Preferred Stock

Our Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of our management.

Redeemable Warrants

Public Warrants

Each whole warrant will entitle the registered holder to purchase one share of our Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after 30 days following the Closing, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of our Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. There are no fractional warrants and only whole warrants will trade. The warrants will expire on August 20, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of our Common Stock issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. During any period in which shares of our Common Stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of our Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of our Common Stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of our Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00. Once the Public Warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of our Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”).

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of our Common Stock issuable upon the exercise of the Public Warrants is then effective and a current prospectus relating to those Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. We have established the second to last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00. Once the Public Warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Common Stock (as defined below) except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under “Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon the exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Warrants — Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon the exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon the exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon the exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Shares of Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for our Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when our Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of our Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Public Warrants when the shares of our Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when our Common Stock is trading at a price below the exercise price of the public warrants, this could result in the warrant holders receiving fewer shares of our Common Stock than they would have received if they had chosen to wait to exercise their warrants for our Common Stock if and when such our Common Stock was trading at a price higher than the exercise price of $11.50.

No fractional shares of our Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of our Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than our Common Stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than our Common Stock, we (or surviving company) will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Public Warrants.

Redemption Procedures.    A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of our Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments.    If the number of issued and outstanding Common Stock is increased by a capitalization or share dividend payable in our Common Stock, or by a split-up of our Common Stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in our issued and outstanding Common Stock. A rights offering made to all or substantially all holders of our Common Stock entitling holders to purchase our Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of New Xos common stock equal to the product of (1) the number of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock ) and (2) one minus the quotient of (x) the price per share of our Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our Common Stock during the 10 trading day period ending on the trading day prior to the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay to all or substantially all of the holders of our Common Stock a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on our Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of issued and outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of our issued and outstanding Common Stock (other than those described above or that solely affects the par value of such Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of our issued and outstanding Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the New Xos common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The warrants will be issued in registered form under a Warrant Agreement between the warrant agent and us. The Warrant Agreement provides that (a) the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Public Warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or working capital warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants, forward purchase warrants or working capital warrants, at least 65% of the then outstanding Private Placement Warrants or working capital warrants, respectively.

The warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of our Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See the section entitled “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

So long as they are held by NextGen Sponsor or its permitted transferees, the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the Closing Date (except, among other limited exceptions, to our directors and officers and other persons or entities affiliated with NextGen Sponsor) and they will not be redeemable by us (except as described above under “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00”) so long as they are held by NextGen Sponsor or its permitted transferees. NextGen Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and have certain registration rights described herein. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than NextGen Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described under “— Redeemable Warrants — Public Warrants — Redemption of warrants when the price per share of our Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the Public Warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the Public Warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the shares of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section entitled “Certain Relationships and Related Party Transactions — Lock-Up Agreements” for additional information.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may be called by such persons as provided in the Bylaws. The Bylaws provide that special meetings of our stockholders may be called only, for any purpose as is a proper matter for stockholder action under Delaware, by (i) our Chairperson of the Board of Directors, (ii) our Chief Executive Officer or the President if the Chairperson of the Board of Directors is unavailable, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely under the Bylaws, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than 30 days before or after the anniversary date of the previous year’s annual meeting, notice by the stockholder must be received by the secretary no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the latter of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our Certificate of Incorporation and the Bylaws specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers and employees for breach of fiduciary duty, other similar actions, any other action as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware and any action or proceeding concerning the validity of our Certificate of Incorporation or the Bylaws may be brought only in the Court of Chancery in the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, any state court located in the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable. In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable.

Section 203 of the Delaware General Corporation Law

We do not opt out of Section 203 of the DGCL under our Certificate of Incorporation.

Limitation on Liability and Indemnification of Directors and Officers

Our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and our Certificate of Incorporation and Bylaws provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in our Certificate of Incorporation and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the Closing, we ceased to be a shell company.

When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of shares of Common Stock then outstanding; or

•        the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Common Stock and Warrants is American Stock Transfer & Trust Company, LLC.

Listing of Securities

Our Common Stock and Public Warrants are listed on The Nasdaq Capital Market under the symbols “XOS” and “XOSWW,” respectively.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our Common Stock and the purchase, exercise, disposition and lapse of our Warrants. The Common Stock and the Warrants are collectively referred to herein as our securities. All prospective holders of our securities should consult their tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our securities.

This discussion is not a complete analysis of all potential U.S. federal income tax consequences relating to the purchase, ownership and disposition of our securities. This summary is based upon current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, which we refer to as the IRS, and judicial decisions, all as in effect as of the date of this prospectus. These authorities are subject to change and differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to holders described in this discussion. There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a holder of the purchase, ownership or disposition of our securities. We assume in this discussion that a holder holds our securities as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances, nor does it address the special tax accounting rules under Section 451(b) of the Code, any alternative minimum, Medicare contribution, estate or gift tax consequences, or any aspects of U.S. state, local or non-U.S. taxes or any other U.S. federal tax laws. This discussion also does not address consequences relevant to holders subject to special tax rules, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, governmental organizations, banks, financial institutions, investment funds, insurance companies, brokers, dealers or traders in securities, commodities or currencies, regulated investment companies or real estate investment trusts, persons that have a “functional currency” other than the U.S. dollar, tax- qualified retirement plans, holders who hold or receive our securities pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our securities as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our securities under the constructive sale provisions of the Code, passive foreign investment companies, controlled foreign corporations, and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our securities through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds our securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of our securities.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of our securities (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. Holder” is a beneficial owner of our securities that is neither a U.S. Holder nor a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Tax Considerations Applicable to U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

In certain circumstances, the Warrants may be exercised on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to their holding period and tax basis in the Common Stock received upon exercise of the Warrant.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption, or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration.

If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Because the term of the Warrants is more than one year, a U.S. Holder’s capital loss from the expiration of an unexercised Warrant will be treated as a long-term capital loss. The deductibility of capital losses is subject to certain limitations.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section entitled “Description of our Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our shares of Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number (or furnishes an incorrect taxpayer identification number) or a certification of exempt status, or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Taxpayers should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Considerations Applicable to Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares on our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see the section entitled “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or Warrants and, in the case where shares of our Common Stock are regularly traded on an established securities market, (i) the non-U.S. Holder is disposing of our Common Stock and has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock or (ii), in the case where our Warrants are regularly traded on an established securities market, the non-U.S. Holder is disposing of our Warrants and has owned, directly or constructively, more than 5% of our Warrants at any time within the within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Warrants. There can be no assurance that our Common Stock will be treated as regularly traded or not regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or Warrants, as applicable, will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of our Securities — Warrants — Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or an adjustment to the exercise price of the Warrant) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

We are registering the issuance by us of an aggregate of up to 18,833,298 shares of our Common Stock, which consists of up to (i) 6,333,334 shares of Common Stock issuable upon the exercise of 6,333,334 Private Placement Warrants by the holders thereof other than the initial holder and (ii) 12,499,964 shares of Common Stock issuable upon the exercise of 12,499,964 Public Warrants by the holders thereof. We are also registering the resale by the Selling Securityholders or their permitted transferees from time to time of up to (i) 154,334,253 shares of Common Stock (including (A) up to 6,333,334 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, (B) up to 16,421,919 shares of Common Stock issuable as Earnout Shares and (C) 21,600,000 shares of Common Stock issued in the PIPE Investment) and (ii) 6,333,334 Private Placement Warrants.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•        through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 or another exemption from registration under the Securities Act or other such exemption may be sold under Rule 144 or such exemption rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker- dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, LLC, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Cooley LLP.

EXPERTS

The financial statements of NextGen as of December 31, 2020, and for the period from July 29, 2020 (inception) through December 31, 2020, included in this prospectus have been audited by Marcum LLP (“Marcum”), an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Legacy Xos as of December 31, 2020, 2019 and 2018 and for the years then ended December 31, 2020, 2019 and 2018 included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC (“Withum”), an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

On August 20, 2021, the Audit Committee approved the engagement of Withum as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2021, subject to execution of the engagement letter. Withum served as the independent registered public accounting firm of Legacy Xos prior to the Business Combination. Accordingly, Marcum, NextGen’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it would be dismissed and replaced by Withum as our independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read our SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

Our website address is www.xostrucks.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4, and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not a part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

NEXTGEN ACQUISITION CORPORATION

AUDITED FINANCIAL STATEMENTS

UNAUDITED FINANCIAL STATEMENTS

Condensed Balance Sheet as of June 30, 2021(Unaudited) and December 31, 2020	F-24
Unaudited Condensed Statement of Operations for the six months ended June 30, 2021	F-25
Unaudited Condensed Statement of Changes in Shareholders’ Equity for the six months ended June 30, 2021	F-26
Unaudited Condensed Statement of Cash Flows for the six months ended June 30, 2021	F-27
Notes to Unaudited Condensed Financial Statements	F-28

Xos, Inc. (NOW KNOWN AS XOS FLEET, INC.) and Subsidiary

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

NextGen Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NextGen Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 29, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 29, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the financial statements have been restated for the accounting and related disclosure of the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

Houston, Texas

March 31, 2021 except for the effects of the restatement discussed in Notes 2 and 10 as to which the date is May 14, 2021

NEXTGEN ACQUISITION CORPORATION
BALANCE SHEET
As Restated — See Note 2

December 31, 2020
Assets:
Current assets:
Cash	$821,331
Prepaid expenses	443,165
Total current assets	1,264,496
Investments held in Trust Account	375,007,974
Total Assets	$376,272,470

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,497
Accrued expenses	117,238
Total current liabilities	122,735
Derivative warrant liabilities	28,500,590
Deferred underwriting commissions in connection with the initial public offering	13,125,000
Total liabilities	41,748,325

Commitments and Contingencies

Class A ordinary shares subject to possible redemption; 32,952,414 shares at $10.00 per share	329,524,140

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 4,547,586 shares issued and outstanding (excluding 32,952,414 shares subject to possible redemption)	455
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,375,000 shares issued and outstanding	937
Additional paid-in capital	11,672,764
Accumulated deficit	(6,674,151)
Total shareholders’ equity	5,000,005
Total Liabilities and Shareholders’ Equity	$376,272,470

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORPORATION
STATEMENT OF OPERATIONS
As Restated — See Note 2
For The Period From July 29, 2020 (inception) through December 31, 2020
(Restated)

Operating expenses
General and administrative expenses	$330,420
General and administrative expenses – related party	30,000
Total operating expenses	(360,420)
Other (expense) income:
Change in fair value of derivative warrant liabilities	(5,458,920)
Financing cost – derivative warrant liabilities	(862,785)
Net gain from cash equivalents held in Trust Account	7,974
Net loss	$(6,674,151)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	32,831,343

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$—

Weighted average shares outstanding of non–redeemable ordinary shares, basic and diluted	11,002,709

Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.61)

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORPORATION
STATEMENT OF CHANGE IN SHAREHOLDERS’ EQUITY
As Restated — See Note 2
For The Period From July 29, 2020 (inception) through December 31, 2020
(Restated)

	Ordinary Shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 29, 2020 (inception)	—	$—	—	$—	—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	10,062,500	1,006	23,994	—	25,000
Sale of units in initial public offering, less derivative liabilities for public warrants	37,500,000	3,750	—	—	359,871,250	—	359,875,000
Offering costs	—	—	—	—	(20,285,036)	—	(20,285,036)
Excess cash received over the fair value of the private warrants	—	—	—	—	1,583,332	—	1,583,332
Shares subject to possible redemption	(32,952,414)	(3,295)	—	—	(329,520,845)	—	(329,524,140)
Forfeiture of Class B shares	—	—	(687,500)	(69)	69	—	—
Net loss	—	—	—	—	—	(6,674,151)	(6,674,151)
Balance – December 31, 2020	4,547,586	$455	9,375,000	$937	11,672,764	$(6,674,151)	$5,000,005

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORPORATION
STATEMENT OF CASH FLOWS
As Restated — See Note 2
For The Period From July 29, 2020 (inception) through December 31, 2020
(Restated)

Cash Flows from Operating Activities:
Net loss	$(6,674,151)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
Net gain from investments held in Trust Account	(7,974)
Change in fair value of derivative warrant liabilities	5,458,920
Financing cost – derivative warrant liabilities	862,785
Changes in operating assets and liabilities:
Prepaid expenses	(443,165)
Accounts payable	5,497
Accrued expenses	47,238
Net cash used in operating activities	(725,850)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(375,000,000)
Net cash used in investing activities	(375,000,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	300,000
Repayment of note payable to related party	(300,000)
Proceeds received from initial public offering, gross	375,000,000
Proceeds received from private placement	9,500,002
Offering costs paid	(7,952,821)
Net cash provided by financing activities	376,547,181

Net increase in cash	821,331

Cash – beginning of the period	—
Cash – ending of the period	$821,331

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$70,000
Deferred underwriting commissions in connection with the initial public offering	$13,125,000
Initial value of Class A ordinary share subject to possible redemption	$312,603,060
Change in value of Class A ordinary share subject to possible redemption	$16,921,080

The accompanying notes are an integral part of these financial statements.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

NextGen Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 29, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is NextGen Sponsor LLC, a Cayman Island exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 6, 2020. On October 9, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.3 million in deferred underwriting commissions (Note 7). On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $25.0 million, and incurred additional offering costs of approximately $1.4 million in underwriting fees (inclusive of $875,000 in deferred underwriting fees) (the “Over-Allotment”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.0 million (Note 5). Simultaneously with the closing of the Over-Allotment on November 17, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of $500,000.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $375.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering, the Over-Allotment and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares are recognized at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides for a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 9, 2022, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020, and for the period from July 29, 2020 (inception) through December 31, 2020 (collectively, the “Affected Periods”), are restated in this proxy statement/prospectus to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $821,000 in its operating bank account and working capital of approximately $1.2 million. To date, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of $300,000 (see Note 6) to the Company and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on October 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 6).

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Restatement of Previously Issued Financial Statements

On May 12, 2021, the audit committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its Public Warrants and Private Placement Warrants to purchase Class A ordinary shares that the Company issued in October 2020 (collectively, the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this proxy statement/prospectus.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 9, 2020, the Company’s Warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the Warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for the Warrants in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period.

Therefore, the Company, in consultation with its audit committee, concluded that its previously issued financial statements as of December 31, 2020 and for the period from July 29, 2020 (inception) through December 31, 2020, should be restated because of a misapplication in the guidance around accounting for the Warrants and should no longer be relied upon.

Impact of the Restatement

The impact of the Restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The Restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$376,272,470	$—	$376,272,470
Liabilities and Shareholders’ Equity
Total current liabilities	$122,735	$—	$122,735
Deferred underwriting commissions	13,125,000	—	13,125,000
Derivative warrant liabilities	—	28,500,590	28,500,590
Total liabilities	13,247,735	28,500,590	41,748,325
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	358,024,730	(28,500,590)	329,524,140
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	170	285	455
Class B ordinary shares – $0.0001 par value	937	—	937
Additional paid-in-capital	5,351,344	6,321,420	11,672,764
Accumulated deficit	(352,446)	(6,321,705)	(6,674,151)
Total shareholders’ equity	5,000,005	—	5,000,005
Total liabilities and shareholders’ equity	$376,272,470	—	$376,272,470

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	Period From July 29, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(360,420)	$—	$(360,420)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(5,458,920)	(5,458,920)
Financing cost – derivative warrant liabilities		(862,785)	(862,785)
Net gain from cash equivalents held in Trust Account	7,974	—	7,974
Total other (expense) income	7,974	(6,321,705)	(6,313,731)
Net loss	$(352,446)	$(6,321,705)	$(6,674,151)
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	35,001,205	(2,169,862)	32,831,343
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$—	—	$—
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	9,819,148	1,183,561	11,002,709
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.04)	$(0.57)	$(0.61)
	Period From July 29, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(352,446)	$(6,321,705)	$(6,674,151)
Adjustment to reconcile net loss to net cash used in operating activities	(373,404)	5,458,920	5,085,516
Net cash used in operating activities	(725,850)	—	(725,850)
Net cash used in investing activities	(375,000,000)	—	(375,000,000)
Net cash provided by financing activities	376,547,181	—	376,547,181
Net change in cash	$821,331	$—	$821,331

In addition, the impact to the balance sheet dated October 9, 2020, filed on Form 8-K on October 15, 2020 related to the impact of accounting for the Warrants as liabilities at fair value resulted in an $21.6 million increase to the derivative warrant liabilities line item as of October 9, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	As of October 9, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$351,797,538	$—	$351,797,538
Liabilities and shareholders’ equity
Total current liabilities	$327,799	$—	$327,799
Deferred underwriting commissions	12,250,000	—	12,250,000
Derivative warrant liabilities	—	21,616,670	21,616,670
Total liabilities	12,577,799	21,616,670	34,194,469
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	334,219,730	(21,616,670)	312,603,060
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	158	216	374
Class B ordinary shares – $0.0001 par value	1,006	—	1,006
Additional paid-in-capital	5,038,954	806,726	5,845,680
Accumulated deficit	(40,109)	(806,942)	(847,051)
Total shareholders’ equity	5,000,009	—	5,000,009
Total liabilities and shareholders’ equity	$351,797,538	—	$351,797,538

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, $375.0 million of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in the Trust Account and invested in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. The estimated fair values of investments held in Trust Account are determined using available market information.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and cash equivalents held in Trust Account. On December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accrued expenses and accrued expenses — related party approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. Of the total offering costs of the Initial Public Offering, approximately $0.9 million is included in financing cost-derivative warrant liabilities in the statement of operations and $20.3 million is included in shareholders’ equity.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, on December 31, 2020, 32,952,414 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Derivative Warrant liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market, or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 12,500,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 6,333,334 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The estimated fair value of the warrants issued in connection with the Initial Public Offering and Private Placement Warrants initially were and subsequently have been measured using a Monte Carlo simulation model when a listed price in an active market is not available for such warrants. Beginning in December 2020, the fair value of warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the period from July 29, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. An aggregate of 32,952,414 Class A ordinary shares subject to possible redemption on December 31, 2020 has been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 18,833,334 shares of the Company’s ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

For The Period From July 29, 2020 (inception) through December 31, 2020
Class A ordinary shares subject to possible redemption
Numerator:
Net gain from investments held in Trust Account	$7,007
Net income attributable to Class A ordinary shares subject to possible redemption	$7,007
Denominator:
Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	32,831,343
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Non-redeemable ordinary shares
Numerator:
Net loss	$(6,674,151)
Less: Net income attributable to Class A ordinary shares subject to possible redemption	7,007
Net loss attributable to non-redeemable ordinary shares	$(6,681,158)
Denominator:
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	11,002,709
Basic and diluted net loss per share, non-redeemable ordinary shares	$(0.61)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the Company’s financial statements.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 4 — Initial Public Offering

On October 9, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units, at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Over-Allotment Units, generating gross proceeds of $25.0 million, and incurred additional offering costs of approximately $1.4 million in underwriting fees (inclusive of $875,000 in deferred underwriting fees).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

Note 5 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.0 million. Simultaneously with the closing of the Over-allotment on November 17, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of $500,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 6 — Related Party Transactions

Founder Shares

On July 31, 2020, the Sponsor paid an aggregate of $25,000 to cover for certain expenses on behalf of the Company in exchange for issuance of 10,062,500 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,500,000 Units and forfeited the remaining option; thus, an aggregate of 687,500 shares of Class B ordinary shares were forfeited accordingly.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 6 — Related Party Transactions (cont.)

Related Party Loans

On July 31, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed $300,000 under the Note and fully repaid the Note on October 8, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company executed an Administrative Services Agreement with an affiliate of the Sponsor, pursuant to which the Company will pay a total of $10,000 per month for office space, administrative, financial and support services to such affiliate. Payments under the agreement cease upon completion of the initial Business Combination or liquidation of the Company.

Note 7 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 5,250,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Over-Allotment Units.

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.00 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $12.25 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 7 — Commitments and Contingencies (cont.)

In connection with the consummation of the Over-Allotment on November 17, 2020, the underwriters were entitled to an additional fee of $500,000 paid upon closing, and $875,000 in deferred underwriting commissions.

Deferred Legal Fees

The Company’s legal counsel agreed to defer their fees in excess of $250,000 until the consummation of the Company’s initial Business Combination. In the event, either (x) the initial Business Combination is not consummated within two years of the Initial Public Offering and the proceeds of the Initial Public Offering are returned to investors, or (y) the legal counsel declined to represent the Company in the initial Business Combination due to a conflict, the legal counsel will write off such deferred amounts.

The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of December 31, 2020.

Note 8 — Warrants

The Company issued 12,500,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 6,333,334 Private Placement Warrants.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Shareholders’ Equity

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On December 31, 2020, there were 37,500,000 Class A ordinary shares issued or outstanding, including 32,952,414 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On July 31, 2020, the Company issued 10,062,500 Class B ordinary shares, including an aggregate of up to 1,312,500 Class B ordinary shares that are subject to forfeiture, to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,500,000 Units and forfeited the remaining option; thus, an aggregate of 687,500 shares of Class B ordinary shares were forfeited accordingly.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there were no preference shares issued or outstanding.

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements

The following table presents information about the Company’s financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liabilities – Public Warrants (Restated)	$18,683,920	$—	$—	$18,683,920
Derivative warrant liabilities – Private Warrants (Restated)	$—	$—	$9,816,670	$9,816,670
Total fair value	$18,683,920	$—	$9,816,670	$28,500,590

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in December 2020, when the Public Warrants were separately listed and traded in an active market.

The estimated fair value of the warrants issued in connection with the Initial Public Offering and Private Placement Warrants initially were and subsequently have been measured using a Monte Carlo simulation model when a listed price in an active market is not available for such warrants. Beginning in December 2020, the fair value of warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. For the period from July 29, 2020 (inception) through December 31, 2020, the Company recognized an unrealized loss resulting from an increase in the fair value of liabilities of approximately $5.5 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of October 09, 2020	As of December 31, 2020
Exercise price	11.50	11.50
Stock Price	9.60	10.07
Option term (in years)	6.67	6.44
Volatility	19.8%	21.0%
Risk-free interest rate	0.52%	0.57%

NEXTGEN ACQUISITION CORPORATION
NOTES TO FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

This reconciles the change in the fair value of the derivative warrant liabilities using Level 3 inputs for the period from July 29, 2020 (inception) through December 31, 2020:

Level 3 – Derivative warrant liabilities at July 29, 2020 (inception)	$—
Level 3 – Derivative warrant liabilities at September 30, 2020	—
Issuance of Public and Private Warrants	23,041,670
Transfer to Level 1 measurement – Public Warrants	(18,683,920)
Change in fair value of derivative warrant liabilities	5,458,920
Level 3 – Derivative warrant liabilities at December 31, 2020	$9,816,670

Note 11 — Subsequent Events

On February 21, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (“Xos”). The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”):

(i)     at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law, as amended (“DGCL”), Merger Sub will merge with and into Xos, the separate corporate existence of Merger Sub will cease and Xos will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”);

(ii)    as a result of the Merger, among other things, all outstanding shares of common stock of Xos (after giving effect to the Company Recapitalization (as defined in the Merger Agreement)) will be cancelled in exchange for the right to receive, in the aggregate, a number of shares of the Company’s Common Stock (as defined below) equal to the quotient obtained by dividing (x) $1,276,261,160.00 by (y) $10.00; and

(iii)   upon the effective time of the Domestication (as defined below), the Company will immediately be renamed “Xos, Inc.” or such other name as agreed to by NextGen and Xos prior to Closing.

On February 21, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 22,000,000 shares of the Company’s Common Stock for an aggregate purchase price equal to $220,000,000 (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of NextGen Sponsor LLC (the “Sponsor”) and certain additional investors (which may include mutual funds and existing shareholders of NextGen). 2,000,000 of the shares of the NextGen Common Stock to be sold in the PIPE Investment are shares owned by certain Xos officers. The PIPE Investment will be consummated substantially concurrently with the Closing.

On March 29, 2021, the Company issued a promissory note to Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $1,000,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) October 9, 2022 and (ii) the completion of the Business Combination. To date, there was $0 outstanding under the Promissory Note.

The Company evaluated events that have occurred after the balance sheet date through the date on which the financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

NEXTGEN ACQUISITION CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$25,413	$821,331
Prepaid expenses	362,076	443,165
Total current assets	387,489	1,264,496
Investments held in Trust Account	375,029,850	375,007,974
Total Assets	$375,417,339	$376,272,470

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$69,752	$5,497
Due to related party	1,135	—
Accrued expenses	80,452	117,238
Note payable	440,000	—
Total current liabilities	591,339	122,735
Derivative warrant liabilities	34,841,670	28,500,590
Deferred underwriting commissions in connection with the initial public offering	13,125,000	13,125,000
Total liabilities	48,558,009	41,748,325

Commitments and Contingencies

Class A ordinary share, $0.0001 par value; 32,185,932 and 32,952,414 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	321,859,320	329,524,140

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 5,314,068 and 4,547,586 shares issued and outstanding (excluding 32,185,932 and 32,952,414 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	532	455
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 9,375,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	937	937
Additional paid-in capital	19,337,507	11,672,764
Accumulated deficit	(14,338,966)	(6,674,151)
Total shareholders’ equity	5,000,010	5,000,005
Total Liabilities and Shareholders’ Equity	$375,417,339	$376,272,470

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
	(unaudited)	(unaudited)
Operating expenses
General and administrative expenses	$531,773	$1,285,611
General and administrative expenses – related party	30,000	60,000
Total operating expenses	(561,773)	(1,345,611)
Other income (expense):
Change in fair value of derivative warrant liabilities	1,282,520	(6,341,080)
Net gain from cash equivalents held in Trust Account	12,628	21,876
Net income (loss)	$733,375	$(7,664,815)

Weighted average shares outstanding of Class A ordinary shares subject to possible redemption, basic and diluted	32,113,401	32,525,950
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.00
Weighted average shares outstanding of non-redeemable ordinary shares, basic and diluted	14,761,599	14,349,050
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.05	$(0.54)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	4,547,586	$455	9,375,000	$937	$11,672,764	$(6,674,151)	$5,000,005
Shares subject to possible redemption	839,819	84	—		8,398,105	—	8,398,189
Net loss	—	—	—	—	—	(8,398,190)	(8,398,190)
Balance – March 31, 2021 (unaudited)	5,387,405	539	9,375,000	937	20,070,869	(15,072,341)	5,000,004
Shares subject to possible redemption	(73,337)	(7)	—	—	(733,362)	—	(733,369)
Net loss	—	—	—	—	—	733,375	733,375
Balance – June 30, 2021 (unaudited)	5,314,068	$532	9,375,000	$937	$19,337,507	$(14,338,966)	$5,000,010

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORPORATION
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(7,664,815)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain from investments held in Trust Account	(21,876)
Change in fair value of derivative warrant liabilities	6,341,080
Changes in operating assets and liabilities:
Prepaid expenses	81,089
Accounts payable	64,255
Due to related party	1,135
Accrued expenses	(36,786)
Net cash used in operating activities	(1,235,918)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	440,000
Net cash provided by financing activities	440,000

Net decrease in cash	(795,918)

Cash – beginning of the period	821,331
Cash – end of the period	$25,413

Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary share subject to possible redemption	$(7,664,820)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

NextGen Acquisition Corporation (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 29, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from July 29, 2020 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is NextGen Sponsor LLC, a Cayman Island exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 6, 2020. On October 9, 2020, the Company consummated its Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.3 million in deferred underwriting commissions (Note 6). On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Units (the “Over-Allotment Units”), generating gross proceeds of $25.0 million, and incurred additional offering costs of approximately $1.4 million in underwriting fees (inclusive of $875,000 in deferred underwriting fees) (the “Over-Allotment”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.0 million (Note 4). Simultaneously with the closing of the Over-Allotment on November 17, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of $500,000.

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $375.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States government treasury bills with a maturity of 185 days or less or in money market funds investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 under the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering, the Over-Allotment and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company will provide its holders of Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.

Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provides for a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 9, 2022, (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements contained in Amendment No. 1 to the Company’s Annual Report on Form 10-K/A filed with the SEC on May 14, 2021 (“Form 10-K/A”).

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $25,000 in its operating bank account and a working capital deficit of approximately $204,000.

To date, the Company’s liquidity needs were satisfied through a payment of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of $300,000 (see Note 5) to the Company and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on October 8, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5).

On March 29, 2021, the Company issued a promissory note, pursuant to which the Company may borrow up to an aggregate principal amount of $1,000,000. The promissory note is non-interest bearing and payable on the earlier of (i) October 9, 2022 and (ii) the completion of the Company’s initial Business Combination. As of June 30, 2021, there was $440,000 outstanding under the promissory note.

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of June 30, 2021, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing.

Proposed Business Combination

On February 21, 2021, the Company entered into an Agreement and Plan of Merger, as amended on May 14, 2021 (the “Merger Agreement”) with Sky Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of NextGen (“Merger Sub”), and Xos, Inc., a Delaware corporation (“Xos”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Xos Business Combination”):

(i)     at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub will merge with and into Xos, the separate corporate existence of Merger Sub will cease and Xos will be the surviving corporation and the Company’s wholly-owned subsidiary (the “Merger”);

(ii)    as a result of the Merger, among other things and after giving effect to the Company Recapitalization (as defined in the Merger Agreement), all outstanding shares of Xos common stock or resulting from the conversion of preferred stock of Xos into common stock of Xos, together with shares of Xos common stock reserved in respect of (a) options to purchase shares of Xos common stock (“Xos Options”), (b) restricted

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

stock units based on shares of Xos common stock (“Xos RSUs”) and (c) restricted shares of Xos common stock (“Xos Restricted Stock Awards”) outstanding as of immediately prior to the Merger (together, the “Xos Awards”) that will be converted into awards based on new Xos common stock, will be cancelled in exchange for the right to receive an aggregate of 127,626,116 shares of new Xos common stock (at a deemed value of $10.00 per share), which, in the case of Xos Awards, will be shares underlying awards based on new Xos common stock representing a pre-transaction equity value of Xos of $1,276,261,160 (the “Aggregate Merger Consideration”). The portion of the Aggregate Merger Consideration reflecting the conversion of the Xos Awards is calculated assuming that all new Xos Options are net-settled (although new Xos Options may by their terms be cash exercised, resulting in additional dilution); and

(iii)   upon the effective time of the Domestication (as defined below), the Company will immediately be renamed “Xos, Inc.” or such other name as agreed to by us and Xos prior to Closing.

Prior to the Closing, subject to the approval of the Company’s shareholders, and in accordance with the DGCL, Cayman Islands Companies Act, as revised (the “CICA”) and the Company’s amended and restated memorandum and articles of association, the Company will effect a deregistration under the CICA and a domestication under Section 388 of the DGCL (by means of filing a certificate of domestication with the Secretary of State of Delaware), pursuant to which its jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”).

In connection with the Domestication, (i) each of the Company’s then issued and outstanding Class A ordinary shares, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001, per share of the Company (following its Domestication) (the “NextGen Common Stock”), (ii) each of the Company’s then issued and outstanding Class B ordinary shares, par value $0.0001 per share, will convert automatically, on a one-for-one basis, into a share of NextGen Common Stock, (iii) each of the Company’s then issued and outstanding warrant will convert automatically into a warrant to acquire one share of NextGen Common Stock (“Domesticated NextGen Warrant”), pursuant to the Warrant Agreement, dated October 6, 2020, between us and Continental Stock Transfer & Trust Company, as warrant agent, and (iv) each of the Company’s then issued and outstanding unit of NextGen (the “Cayman NextGen Units”), if any, will be cancelled and will entitle the holder thereof to one share of NextGen Common Stock and one-third of one Domesticated NextGen Warrant.

On February 21, 2021, concurrently with the execution of the Merger Agreement, NextGen entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 22,000,000 shares of the NextGen Common Stock for an aggregate purchase price equal to $220,000,000 (the “PIPE Investment”), a portion of which is expected to be funded by one or more affiliates of the Sponsor and certain additional investors (which may include mutual funds and existing shareholders). 2,000,000 of the shares of the NextGen Common Stock to be sold in the PIPE Investment are shares owned by certain Xos officers. The PIPE Investment will be consummated substantially concurrently with the Closing.

The consummation of the proposed Xos Business Combination is subject to certain conditions as further described in the Merger Agreement.

For more information about the Merger Agreement and the proposed Xos Business Combination, see the Company’s Current Reports on Form 8-K filed with the SEC on February 22, 2021 and on May 14, 2021, and the prospectus/proxy statement included in the Registration Statement on Form S-4 that the Company has filed with the SEC relating to our proposed business combination with Xos (the “Xos Disclosure Statement”). Unless specifically stated, this Quarterly Report does not give effect to the proposed Xos Business Combination and does not contain the risks associated with the proposed Xos Business Combination. Such risks and effects relating to the proposed Xos Business Combination are included in the Xos Disclosure Statement.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in Net gain from cash equivalents held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. As of June 30, 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of June 30, 2021 and December 31, 2020, the carrying values of cash, accrued expenses and accrued expenses — related party approximate their fair values due to the short-term nature of the instruments. As of June 30, 2021 and December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised entirely of investments in money market funds that invest in U.S. government securities.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021, and December 31, 2020, 32,185,932 and 32,952,414 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred in connection with the preparation for the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the six months ended June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period excluding ordinary shares subject to forfeiture. An aggregate of 32,185,932 Class A ordinary shares subject to possible redemption on June 30, 2021 has been excluded from the calculation of basic loss per ordinary share, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 18,833,334 shares of the Company’s ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.

The Company applies the two-class method in calculating income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on Investment held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of shares of Class A ordinary shares subject to possible redemption outstanding since original issuance.

The Company’s net loss is adjusted for the portion of income (loss) that is attributable to Class A ordinary shares subject to redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares subject to possible redemption
Numerator: Earnings allocable to ordinary shares subject to possible redemption
Income from investments held in Trust Account	$10,839	$18,776
Less: Company’s portion available to be withdrawn to pay taxes	—	—
Net income attributable to Class A ordinary shares subject to possible redemption	$10,839	$18,776
Denominator: Weighted average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	32,113,401	32,525,950
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00	$0.00

Non-redeemable ordinary shares
Numerator: Net income (loss) minus Net Earnings
Net income (loss)	$733,375	$(7,664,815)
Net income allocable to Class A ordinary shares subject to possible redemption	10,839	18,776
Non-redeemable net income (loss)	$722,536	$(7,683,591)
Denominator: Weighted average non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, non-redeemable ordinary shares	14,761,599	14,349,050
Basic and diluted net income (loss) per share, non-redeemable ordinary shares	$0.05	$(0.54)

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Initial Public Offering

On October 9, 2020, the Company consummated its Initial Public Offering of 35,000,000 Units, at $10.00 per Unit, generating gross proceeds of $350.0 million, and incurring offering costs of approximately $19.8 million, inclusive of approximately $12.3 million in deferred underwriting commissions. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Over-Allotment Units, generating gross proceeds of $25.0 million, and incurred additional offering costs of approximately $1.4 million in underwriting fees (inclusive of $875,000 in deferred underwriting fees).

Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,000,000 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $9.0 million. Simultaneously with the closing of the Over-Allotment on November 17, 2020, the Company consummated the second closing of the Private Placement, resulting in the purchase of an aggregate of an additional 333,334 Private Placement Warrants by the Sponsor, generating gross proceeds to the Company of $500,000.

Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5 — Related Party Transactions

Founder Shares

On July 31, 2020, the Sponsor paid an aggregate of $25,000 in exchange for issuance of 10,062,500 Class B ordinary shares (the “Founder Shares”). The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,312,500 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

outstanding shares after the Initial Public Offering. On November 17, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,500,000 Units and forfeited the remaining option; thus, an aggregate of 687,500 Class B ordinary shares were forfeited accordingly.

The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination; and (B) subsequent to the initial Business Combination (x) if the last reported sale price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Related Party Loans

On March 29, 2021, the Company issued a promissory note to Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $1,000,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) October 9, 2022 and (ii) the completion of the Business Combination. As of June 30, 2021, there was $440,000 outstanding under the Promissory Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021, the Company had no borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 5,250,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. On November 13, 2020, the underwriters partially exercised the over-allotment option and on November 17, 2020, purchased an additional 2,500,000 Over-Allotment Units.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $7.00 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or $12.25 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on November 17, 2020, the underwriters were entitled to an additional fee of $500,000 paid upon closing, and $875,000 in deferred underwriting commissions.

Deferred Legal Fees

The Company’s legal counsel agreed to defer their fees in excess of $250,000 until the consummation of the Company’s initial Business Combination. In the event, either (x) the initial Business Combination is not consummated within two years of the Initial Public Offering and the proceeds of the Initial Public Offering are returned to investors, or (y) the legal counsel declined to represent the Company in the initial Business Combination due to a conflict, the legal counsel will write off such deferred amounts.

The deferred amount is an unrecognized contingent liability, as closing of a potential business combination was not considered probable as of June 30, 2021. As of June 30, 2021, there was approximately 5.0 million in deferred legal fees.

Note 7 — Shareholders’ Equity

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2021, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On June 30, 2021 and December 31, 2020, there were 37,500,000 Class A ordinary shares issued or outstanding, including 32,185,932 and 32,592,414 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, the Company had 9,375,000 Class B ordinary shares issued and outstanding.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders, except as required by law. Each ordinary share will have one vote on all such matters.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Warrants

As of June 30, 2021, the Company had 12,500,000 Public Warrants and 6,333,334 Private Placement Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, requires holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described under “Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (including both Public Warrants and Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

	Fair Value Measured as of June 30, 2021
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account	$375,029,850	$—	$—
Liabilities:
Derivative warrant liabilities Public Warrants	$23,125,000	$—	$—
Derivative warrant liabilities Private Warrants	$—	$—	$11,716,670

December 31, 2020

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3
Assets:
Investments held in Trust Account	$375,007,974	$—	$—
Liabilities:
Derivative warrant liabilities Public Warrants	$18,683,920	$—	$—
Derivative warrant liabilities Private Warrants	$—	$—	$9,816,670

Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for the six months ended June 30, 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Private Placement Warrants was measured using a Monte Carlo simulation model. The fair value of Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a Level 1 measurement. For the six months ended June 30, 2021, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $6.3 million presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

NEXTGEN ACQUISITION CORPORATION
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of June 30, 2021	As of March 31, 2021
Exercise price	$11.50	$11.50
Stock Price	$9.94	$9.92
Option term (in years)	5.09	5.34
Volatility	26.00%	29.10%
Risk-free interest rate	0.88%	1.00%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2021 is summarized as follows:

Warrant liabilities at January 1, 2021	$9,816,668
Change in fair value of derivative warrant liabilities	2,913,334
Derivative warrant liabilities at March 31, 2021	$12,730,001
Change in fair value of derivative warrant liabilities	(1,013,331)
Derivative warrant liabilities at June 30, 2021	$11,716,670

Note 10 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date that the financial statements were issued, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders,
Xos, Inc. and Subsidiary:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xos, Inc. and Subsidiary (the “Company”) as of December 31, 2020, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

Irvine, California
March 4, 2021

Xos, Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2020;
December 31, 2019, and December 31, 2018 (in thousands)

	December 31,
	2020	2019	2018
Assets
Cash	$10,359	$19	$860
Accounts receivable, net	408	179	—
Inventory	1,867	1,569	317
Other current assets	56	16	—
Total current assets	12,690	1,783	1,177
Property and equipment, net	1,084	973	897
Total assets	$13,774	$2,756	$2,074

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Accounts payable	$1,168	$1,478	$719
Current portion of equipment loans payable	142	81	70
Current portion of convertible notes payable	18,360	1,000	—
Current portion derivative liability	6,394	—	—
Current portion of SAFE notes payable	30	—	—
Warrant liability	1,707	—	—
Other current liabilities	5,142	3,451	563
Total current liabilities	32,943	6,010	1,352
Equipment loans payable, net of current portion	166	188	273
Convertible notes payable, net of current portion	—	6,402	5,912
Derivative liability, net of current portion	—	690	427
Total liabilities	33,109	13,290	7,964

Commitment and Contingencies
Redeemable convertible preferred stock – $0.0001 par value Series A – 25,794 shares Authorized, 1,412 shares issued and outstanding at December 31, 2020	7,862	—	—

Stockholders’ Equity
Common stock $0.0001 stated value, Authorized 65,794 shares; 23,610 shares issued and outstanding at December 31, 2018, 36,822 issued and outstanding at December 31, 2019, 36,943 shares issued and outstanding at December 31, 2020	4	4	2
Additional paid in capital – common stock, net of subscription receivable	293	289	2
Accumulated deficit	(27,494)	(10,827)	(5,894)
Total stockholders’ deficit	(27,197)	(10,534)	(5,890)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$13,774	$2,756	$2,074

See Notes to Consolidated Financial Statements

Xos, Inc. and Subsidiary
Consolidated Statements of Operations
For the Years Ended December 31, 2020;
December 31, 2019 and December 31, 2018 (in thousands)

	For the Years Ended December 31,
	2020	2019	2018
Revenues	$2,641	$1,147	$308
Cost of Goods Sold	2,341	806	92
Gross Profit	300	341	216

Costs and Expenses
General, and administrative expense	7,112	3,907	1,944
Research and development	4,577	362	1,544
Depreciation	296	239	121
Sales and marketing expenses	187	207	204
Total Costs and Expenses	12,172	4,715	3,813

Loss from Operations	(11,872)	(4,374)	(3,597)

Interest expense	3,285	559	351
Change in fair value of derivative instruments	1,510	—	—
Total Other Expenses	4,795	559	351
Net Loss	$(16,667)	$(4,933)	$(3,948)

See Notes to Consolidated Financial Statements

Xos, Inc. and Subsidiary
Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
For the Years Ended December 31, 2020;
December 31, 2019 and December 31, 2018 (in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		APIC	Accumulated Deficit	Total Stockholder’s Equity (Deficit)
	Shares	Amount	Shares	Amount
December 31, 2017	—	$—	23,610	$2	$—	$(1,946)	$(1,944)
Stock based compensation expense	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(3,948)	(3,948)
December 31, 2018	—	—	23,610	2	2	(5,894)	(5,890)
Stock options exercised	—	—	13,212	2	8	—	10
Stock based compensation expense	—	—	—	—	279	—	279
Net loss	—	—	—	—	—	(4,933)	(4,933)
December 31, 2019	—	—	36,822	4	289	(10,827)	(10,534)
Interest on subscription receivable	—	—	—	—	(15)	—	(15)
Preferred shares	1,412	9,570	—	—	—	—	—
Redeemable warrant issued	—	(1,708)	—	—	—	—	—
Stock options exercised	—	—	223	—	10	—	10
Shares repurchased and retired	—	—	(102)	—	(3)	—	(3)
Stock based compensation expense	—	—	—	—	12	—	12
Net loss	—	—	—	—	—	(16,667)	(16,667)
December 31, 2020	1,412	$7,862	36,943	$4	$293	$(27,494)	$(27,197)

See Notes to Consolidated Financial Statements

Xos, Inc. and Subsidiary
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020;
December 31, 2019 and December 31, 2018 (in thousands)

	For the Years Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net Loss	$(16,667)	$(4,933)	$(3,948)
Adjustments to reconcile net income to net cash used in operating activities
Depreciation	296	239	121
Interest on subscription receivable	(16)	—	—
Non-cash interest expense	1,712	—	—
Change in fair value of derivative instruments	1,510	—	—
Stock compensation expense	12	279	2
Increase in accounts receivable	(229)	(179)	—
Increase in inventory	(297)	(1,252)	(317)
Increase in other current assets	(41)	(17)	(29)
Increase/(decrease) in accounts payable	(310)	759	719
Increase in other current liabilities	1,692	2,890	448
Net cash used in operating activities	(12,338)	(2,214)	(3,004)

Investing activities
Acquisition of property and equipment	(407)	(314)	(784)
Net cash used in investing activities	(407)	(314)	(784)

Financing activities
Convertible notes payable – gross borrowings	13,440	1,753	4,323
Equipment loans payable – gross borrowings	190	—	243
Equipment loans payable – gross payments	(152)	(74)	—
SAFE notes – gross borrowings	30	—	—
Stock options exercised	10	8	—
Shares repurchased and retired	(3)	—	—
Proceeds from preferred equity	9,570	—	—
Net cash provided by financing activities	23,085	1,687	4,566

Change in cash	10,340	(841)	778
Cash at the beginning of the year	19	860	82
Cash at the end of the year	$10,359	$19	$860

Supplemental disclosure of non-cash financing activities
Redeemable warrant issued for redeemable convertible preferred shares	$1,707	$—	$—
Redeemable convertible preferred shares issued and stock options exercised for subscription receivable	$(2,446)	$(364)	$—

See Notes to Consolidated Financial Statements

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 1. Description of Business and Basis of Presentation

Description of Business and Organization

Xos, Inc. and subsidiary (together, the “Company” or “Xos”), designs and develops fully electric battery mobility systems specifically for commercial fleets. Its primary focus is on Class 3 - 8 vehicles that travel on ‘Last Mile’ routes (that is less than 200 miles a day and on predictable routes). Rivordak, Inc. (“Rivordak”) is the sole subsidiary of Xos, Inc. and holds a dealership license to re-sell Xos vehicles to fleet customers. Combined, Xos and Rivordak make up 100% of the operations of the Company.

The Company provides commercial fleets zero emission vehicles that are easier to maintain and cost less on a total cost of ownership basis than their internal combustion engine equivalent. The Company achieves this through its proprietary technology stack, including Xos’ vehicle controls software suite, and its internally developed battery system designed specifically for commercial fleet applications.

The Company’s goal is to develop a connected, intelligent platform that thrives at the intersection between energy and software, and offers medium and small fleet owners a complete solution to their mobility needs.

The Company is working to deliver on these needs by building partnerships with established companies who support customer infrastructure, servicing and financing requirements. This partnership approach has started to enable the Company to get to market with vehicles on the road supplementing major global fleets.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Rivordak. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity

The Company’s financial statements have been prepared on a going concern basis, which contemplates the Company’s ability to meet its obligations over the next twelve months of operations in the normal course of business. As an early-stage company, the Company has experienced negative cash flows from its operations since inception. The Company will require additional capital raises in order to continue the research and development of its electric vehicle products and scale its manufacturing operations to meet anticipated demand. Management is working to raise additional capital through various potential options, including but not limited to, equity and debt financings, and strategic alliances.

In December 2020, the Company executed a Series A financing, resulting in the receipt of $12 million in cash and subscription receivables as of year-end, with an additional $31.8 million received in January and February 2021. As part of this financing, the Company also converted all of its convertible debt and accrued interest to additional shares of preferred stock in January 2021.

Management notes that additional equity financing may not be available on favorable terms and could be dilutive to current stockholders. Debt financing, if available, may involve restrictive covenants and dilutive financing instruments.

Should the Company not be able to raise additional financing to its forecasted cash requirements, management notes that certain projected expenses could be eliminated including certain capital expenditures, research and development projects, and currently scheduled scaling of staffing would be reduced or eliminated. Management has projected that these options, along with the cash raised from the 2020 Series A financing and the reduced debt load from the debt conversion, would provide the Company enough liquidity to operate for at least the next twelve months from the date that these financial statements were available to be issued. See Note 17 Subsequent Events for additional discussion of subsequent financing events.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 2. Summary of significant accounting policies

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Risks and Uncertainties

Global Pandemic and Coronavirus Response:    On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the areas in which the Company operates.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although the Company has used the best current information available in its estimates, actual results could materially differ from the estimates and assumptions developed by management.

Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The Company’s most significant estimates and judgments involve valuation of share-based compensation, including the fair value of common stock, and the valuation of the convertible notes payable, SAFE note, and derivative liability. Management bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 2. Summary of significant accounting policies (cont.)

Reclassification

Certain amounts for 2019 and 2018 had been reclassified for comparative purposes with 2020. Such amounts had no impact on prior reported loss.

Cash

Cash includes cash deposits at financial institutions and highly liquid investments with original maturities of three months or less. Cash overdrafts are reflected as a component of accounts payable.

Revenue Recognition

The Company generates revenue from the sale of its electric battery fleet of commercial vehicles and electric battery drive systems, the licensing of its software systems, and warranty contracts. There were no warranty contracts during 2020, 2019, or 2018. See Note 3 — Revenue Recognition for discussion of the Company’s significant accounting policies related to revenue recognition.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash, accounts receivable, and convertible notes payable. The fair value of cash and accounts receivable approximates carrying value due to their short term maturity. The fair value of the convertible notes payable is disclosed in detail at Note 6. ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. (Level I) observable inputs such as quoted prices in active markets; (Level II) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level III) unobservable inputs in which there is little or no market data which requires management to develop its own assumptions. This hierarchy requires the use of observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Accounts Receivable, Net

The Company records unsecured and non-interest bearing accounts receivable at the gross invoice amount, net of any allowance for doubtful accounts. The Company maintains its allowance for doubtful accounts at a level considered adequate to provide for potential account losses on the balance based on management’s evaluation of past losses, current customer conditions, and the anticipated impact of current economic conditions. As of December 31, 2020, December 31, 2019, and December 31, 2018, there was no allowance for doubtful accounts required based on management’s evaluation. Accounts are considered delinquent when 180 days overdue.

Inventories and Inventory Valuation

Inventories are stated at the lower of cost or net realizable value. Cost is computed using average cost. Inventory write-downs are based on reviews for obsolescence determined primarily by future demand forecasts.

Other current assets

Other current assets consist primarily of prepaid insurance, which is expected to be recognized or realized within the next 12 months.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 2. Summary of significant accounting policies (cont.)

Fixed Assets

Fixed assets represent property and equipment stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method, based upon the following estimated useful lives:

Equipment	7 years
Vehicles	5 years
Leasehold improvements	shorter of lease term or 15 years
Furniture and fixtures	7 years
Computers, Software and related equipment	3 to 5 years

The Company capitalizes additions, renewals, and improvements greater than $1, while repairs and maintenance are expensed as incurred. When property and equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss on the disposition is recorded in the statement of operations as a component of other (expense) income, net.

Research and Development Costs

Research and development costs are expensed as incurred, and consist primarily of design and development activities, costs related to design tools, and supplies. The Company is investing in the continued development and improvement of its battery systems and technology as well as its chassis design.

Advertising

Advertising costs are expensed as incurred and are included within selling and marketing expenses in the consolidated statement of operations. Advertising expenses for the years ended December 31, 2020, 2019 and 2018 totaled approximately $18, $42, and $23, respectively.

Convertible Notes

The Company has issued convertible notes, which are convertible upon the Company obtaining additional equity financing, or in some cases, a change in control. At such time, the note holder will receive a calculated number of shares based on the additional equity financing. Certain notes provide a conversion discount to the share price at the time of the additional equity financing. The Company carries the convertible note liability at the outstanding principal balance, net of debt discounts, which approximates fair value.

The convertible notes are principally a debt financial instrument host containing embedded features and for options which would otherwise be required to be bifurcated from the debt hosts and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. To the extent it is meaningful, the “other income (expense) component” of the convertible note fair value adjustment is presented in a single line in the consolidated statement of operations, as provided for by ASC 82510-50-30(b).

SAFE Note

The Company issued Simple Agreement for Future Equity (“SAFE”) Note in the amount of $30,000.

Conversion or cash-out events:    In the event of an equity financing in which the Company issues and sells preferred stock for the purpose of raising capital, the SAFE note will convert into a series of preferred stock of the Company. The SAFE will convert into the number of shares of preferred stock equal to $30 divided by 80% of the per share price of the equity financing event. SAFE note holder will either receive cash for their note, or common stock if a liquidity event were to occur before the expiration or termination of the SAFE note. In the

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 2. Summary of significant accounting policies (cont.)

event of a dissolution, SAFE note holder will receive the purchase amount, due and payable immediately prior to, or concurrent with, the consummation of the dissolution event. The SAFE note will terminate or expire upon either the issuance of capital stock to the investor, or payment of the amount due to the investor.

Preference upon dissolution:    Should the Company dissolve or wind-up operations prior to a conversion or cash-out event, SAFE note holder will be paid back their purchase amount prior to the distribution of assets to common stock investors and concurrent with payments for other Convertible Securities and/or Preferred Stock.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Share-based compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation, under which shared based payments that involve the issuance of common stock to employees and nonemployees and meet the criteria for equity-classified awards are recognized in the financial statements as salaries expense based on the fair value on the date of grant. The Company issues stock option awards to employees and nonemployees.

The Company utilizes the fair value method of accounting for stock options granted to employees which requires the recognition of compensation expense for costs related to all share-based payments, including stock options. The fair value method requires companies to estimate the fair value of share-based payment awards on the grant date using an option pricing model. The Company adopted the guideline of comparable publicly traded company methodology within the market approach. This method requires nonpublic entities to develop relevant market multiples and ratios, using metrics such as earnings before interest and taxes, earnings before interest taxes, depreciation and amortization, net income and/or tangible book value. These multiples and values are then applied to the Company’s corresponding financial metrics. Since no two companies are perfectly comparable, premiums or discounts may be applied to the subject company’s metrics if its position in its industry is significantly different from the position of the guideline companies, or if its intangible attributes are significantly different.

Recent accounting pronouncements issued and adopted:

ASC 606 Revenue Recognition:    As of January 1, 2019, the Company has adopted the new accounting standard ASC 606, Revenue from Contracts with Customers using the modified retrospective method. ASC 606 is designed to have companies recognize revenue when goods or services are provided to customers in amounts that reflect the consideration to which an entity would normally expect to receive for similar goods or services. ASC 606 provides for a five-step process to define and quantify this goal and, in so doing, requires management to use judgment and estimates which may differ from previous U.S. GAAP. The 5-steps (1) identify the contract(s) with a customer, (2) identify the performance obligations in the contract(s), (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract(s), (5) recognize revenue when (or as) the entity satisfies a performance obligation. Such differences may include the identification of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each performance obligation. ASC 606 also provides for the capitalization of cost to obtain and fulfill a contract with a customer, which is codified as ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 2. Summary of significant accounting policies (cont.)

As the Company has only started to recognize revenue during the period presented, the adoption of ASC 606 did not have an impact on the Company’s revenue recognition, and therefore, the Company was not required to reflect a cumulative effect adjustment to retained earnings at January 1, 2018.

ASC 718 Compensation — Stock Compensation:    In June 2018, the FASB issued ASC 718, Compensation — Stock Compensation, as part of its simplification initiative to identify and refine areas where cost and complexity can be refined while providing more useful information to users of financial statements. The new guidance requires equity classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the previous guidance.

The Company adopted ASC 718 as part of its issuance and implementation of its 2018 Employee Stock Option Plan.

Recent accounting pronouncements issued, not yet adopted:

ASC 842 Leases:    In February 2016, the Financial Accounting Standards Board (FASB) issued a new lease accounting standard ASC 842: Leases. This new standard requires lessees to record assets and liabilities on the balance sheet for all leases with a lease term of 12 months or longer. Subsequently, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, ASU No. 2018-11, Targeted Improvements, ASU No. 2018-20, Narrow-Scope Improvements for Lessors, and ASU 2019-01, Codification Improvements, to clarify and amend the guidance in ASC 842. The new standard increases transparency and comparability by requiring the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet.

The new standard requires organizations to recognize the ROU asset and lease liabilities by lessees for those classified as an operating lease under ASC 840. Organizations will also need to consider the effect deferred rent will have on the calculation. Under ASC 840, the Company identified deferred rent to be immaterial. As such, the Company has determined that deferred rent is immaterial under ASC 842. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company will be required to recognize and measure leases existing at, or entered into after, the beginning of the earliest comparative period presented using a modified retrospective approach, with certain practical expedients available.

The Company plans to adopt ASC 842 as of January 1, 2021 using the modified retrospective approach. Under this approach the Company anticipates electing the package of practical expedients permitted under the transition guidance within the new standard, which will allow it to carry forward the historical determination of contracts as leases, the associated lease classifications and not need to reassess the initial direct costs for historical lease arrangements. In addition, the Company plans to implement internal controls and leverage new system functionality provided through the NetSuite Enterprise Resource Planning (“ERP”) software to enable faster preparation of financial information.

The adoption of the new lease standard on January 1, 2021 will likely have a material impact on the Company’s consolidated financial statements; the most significant of which would be the recognition of ROU assets of $95 and lease liabilities of $95 for operating leases on the consolidated balance sheet.

Note 3. Revenue

The Company recognizes revenue consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. All revenue is recognized when the Company satisfies its performance obligations under the contract. The Company recognizes revenue by transferring the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. The Company recognizes revenue for shipping and handling charges at the time the products are delivered to or picked up by the customer. The majority of its contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes to the customer, and are short term in nature.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 4. Inventory

Inventory consisted of Parts and Work-in-Progress as of December 31, 2020, 2019 and 2018 of $1,867, $1,569, and $317, respectively. The Company had no finished goods inventory as of these dates.

Note 5. Convertible Debt

At various times from 2016 through the present, the Company has issued approximately $21,540 of convertible notes payable, with maturities ranging from ten years to less than a year at issuance. The convertible notes are convertible upon the Company obtaining additional equity financing, or in some cases, a change in control. Proceeds from the convertible notes’ issuances were primarily used to fund the Company’s operations during these periods.

At December 31, 2020, 2019 and 2018, the carrying value of debt, which approximates fair value, was as follows:

	December 31,
	2020	2019	2018
Convertible notes, current portion	$21,540	$1,000	$—
Debt discount recognized	(4,884)	—	—
Debt discount amortized	1,704	—	—
Net convertible notes, current portion	$18,360	$1,000	$—
	December 31,
	2020	2019	2018
Convertible notes, non-current portion	$—	$7,064	$6,333
Debt discount recognized	—	(690)	(427)
Debt discount amortized	—	28	6
Net convertible notes, non-current portion	$—	$6,402	$5,912

The Company’s convertible notes have been classified as short-term and converted in January 2021. All of the convertible notes bear simple interest at a rate of 8%. Interest on the notes is accumulated until the earlier of maturity or a transaction that triggers exercise of the conversion feature. All of the notes are unsecured and have varying maturity dates, as described below.

For disclosure purposes, management has divided the convertible notes into three groups: Group 1 notes, Group 2 notes, and a Group 3 note.

Group 1 Convertible notes

Group 1 convertible notes consists of notes with an aggregated issue amount of $6,413, with ten year maturities at each of varying issuance dates ranging from December 2026 to July 2029, and that provide for two distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, or (b) conversion to a form of equity interest in the Company at the lesser of ( i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap divided by a fully diluted capitalization. Principal and accrued interest is payable at the maturity date. The valuation cap ranges from $10,000,000 to $200,000,000 and varies by issuance. The conversion at a discount to the subsequent qualified financing was evaluated as an embedded put feature requiring bifurcation as a separately recorded derivative instrument. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The bifurcated

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 5. Convertible Debt (cont.)

derivative feature of the Group 1 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective convertible note. The Company incurred debt discounts totaling $489 related to the conversion feature. Accordingly, the Company recognized the following with respect to the Group 1 notes:

Group 1 notes

	12 Months Ended December 31,
	2020	2019	2018
Debt discount recognized	$—	$62	$259
Debt discount amortized	$15	$10	$5

Group 2 Convertible notes

Group 2 convertible notes consists of notes with an aggregated issue amount of $14,127, with varying maturities ranging from March 2021 to August 2030, and of varying issuance dates that provide for four distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, (b) conversion to a form of equity interest in the Company issued in a subsequent qualified financing at the lesser of (i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap of $60,000,000 divided by the fully diluted capitalization, or (c) following certain corporate transactions, including a change in control a settlement in cash at an amount equal to the accrued interest plus three times the principal balance of the note or converted into common stock at a price per share equal to a valuation cap of $60,000,000 divided by the fully diluted capitalization, or (d) optionally converted into common stock at maturity at a per share price obtained by dividing $30,000,000 valuation cap by the fully diluted capitalization. Principal and accrued interest is payable at the maturity date. The conversion at a discount to the subsequent qualified financing, and the cash settlement following certain corporate transactions were evaluated as embedded put features requiring bifurcation as a separately recorded derivative instruments. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The fair value of the bifurcated derivatives of the Group 2 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective convertible note. The Company incurred debt discounts totaling $4,395. Accordingly, the Company recognized the following with respect to the Group 2 notes:

Group 2 notes

	12 Months Ended December 31,
	2020	2019	2018
Debt discount recognized	$4,194	$201	$—
Debt discount amortized	$1,661	$11	$—

Group 3 Convertible Note

The Group 3 convertible note is a single note with a $1,000 issue amount in December 2018, maturing in December 2020. This note was converted in the first quarter of fiscal year 2021 and the noteholder elected to wait for conversion rather than collect the principal and accrued interest amounts. The Group 3 note allows for payment in cash at maturity or, in the event of a conversion event, a conversion of the principal and accrued interest of the note into two percent (2%) of the outstanding equity of the Company after the conversion transaction. The conversion into 2% of the outstanding equity was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date, accordingly, no discount on the debt issuance was recorded and no discount had been amortized during the periods under presentation.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 6. Derivative Liability

Fair Value Considerations

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

Level 1 valuations

Quoted prices in active markets for identical assets and liabilities.

Level 2 valuations

Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

Level 3 valuations

Significant inputs to the valuation model are unobservable.

The Company follows the provisions of ASC 820 with respect to its financial instruments. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis under ASC 815 are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

At December 31, 2020 the Company recognized a Warrant on convertible Preferred Series A as a new financial instrument requiring a Level 3 valuation and determined its fair value to be $1,708. The offset to this Warrant was to Redeemable Convertible Preferred Stock.

Existing financial instruments requiring Level 3 valuation consisted of the derivative liabilities from the Group 1 and Group 2 Convertible Notes. The Company determined that, with the anticipated 2020 Series A Financing (see Note 8), the likelihood of the Group 1 and Group 2 Convertible Notes converting had risen to a near certainty. Accordingly, the related derivative liabilities for these notes were revalued assuming a probability of 100% for conversion according to the Notes’ terms, causing the associated derivative liability to be valued at $6,394. The increase in the derivative liability during the 4th quarter of 2020 of $1,510 caused by the reassessment of Group 1 and Group 2 Convertible Notes was reflected on the statement of operations.

The carrying value of the derivative financial instruments is recorded as derivative liability on the balance sheet. The embedded derivative liabilities are entirely related to the issuance of convertible notes, and carry the following balances for the periods under presentation:

	December 31,
	2020	2019	2018
Group 1 notes	$1,223	$489	$427
Group 2 notes	5,171	201	—
Total derivative liability	$6,394	$690	$427

At December 31, 2020, the derivative liability was recorded entirely as a current liability, reflecting the Company’s anticipation of a convertible note exercise. See Note 8, 2020 Series A Financing.

The fair value of the derivative liabilities are estimated using a probability weighted assessment of the settlement value. The significant unobservable inputs to the fair value calculation are the estimated probability that settlement will occur as well as the timing of such settlement. These are subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, these

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 6. Derivative Liability (cont.)

techniques are highly volatile and sensitive to changes in inputs. Because derivative financial instruments are initially and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimate and assumption changes. The Company’s management has determined that as a result of the conversion described in Note 8, 2020 Series A Financing, the probability of settlement occurring increased to 100% and have adjusted the fair value of derivative liability accordingly.

Note 7. Share-based compensation

On November 27, 2018, the Company adopted the 2018 Stock Plan (“the Plan”), which authorized the issuance of up to 16,390,023 shares of common stock to employees, directors, and consultants of the Company, in the form of restricted stock, stock appreciation rights, and stock options. As of December 31, 2020, there were 1,318,550 shares available for issuance pursuant to future grants under the Plan.

The amount and terms of grants are determined by the Board. The stock options granted under the Plan generally expire within 10 years from the date of grant and generally vest over 4 years, at the rate of 25% on the first anniversary of the date of grant and ratably on a monthly basis over the remaining 36-month period thereafter based on continued service.

The Company allows employees to exercise options prior to vesting. The Company records a liability for shares exercised but not vested. The liability is relieved when the options vest. If the employee leaves the Company before vesting, the unvested shares can be repurchased.

The following table summarizes stock option activity for the period ended December 31, 2020:

	Options	Weighted Average Option Price (Fair Value)	Weighted Average Exercise Price	Weighted Average Remaining Contracts
December 31, 2017 –
Options outstanding	—	$0.02	$0.03	—
Granted	728,000	0.02	0.03
Exercised	—	—	—
Expired or canceled	80,000	0.02	0.03
December 31, 2018 –
Options outstanding	648,000	$0.02	$0.03	9.9
Granted	13,316,623	0.02	0.03
Exercised	13,211,689	0.02	0.03
Expired or canceled	57,867	0.02	0.03
December 31, 2019 –
Options outstanding	695,067	$0.02	$0.03	9.4
Granted	1,026,850	0.02	0.03
Exercised	223,375	0.02	0.03
Expired or canceled	132,930	0.02	0.03
December 31, 2020 –
Options outstanding	1,365,612	$0.05	$0.07	9.24

The Company recognized stock-based compensation expense for the years ended December 31, 2020, 2019 and 2018 totaling approximately $15, $279 and $2, respectively. As of December 31, 2020, the Company has $52 of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 3.9 years.

The aggregate intrinsic value of options exercised during the year ended December 31, 2020 was $4, and the aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2020 was $27.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 7. Share-based compensation (cont.)

The Company estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. Each of the Black-Scholes inputs generally require significant judgement, including the assumptions discussed below.

•        Given the absence of a publicly traded market, the Board considers various subjective factors to determine the fair value of the Company’s common stock at each meeting awards were approved. These factors include but are not limited to contemporaneous third-party valuations of its common stock, the lack of marketability of common stock and the likelihood of achieving a liquidity event such as an IPO or sale of the Company.

•        The expected term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (SAB) No. 107. The expected term of nonemployee options is equal to the contractual term.

•        The risk-free interest rate is based on the interest rate payable on the U.S. Treasury securities with an equivalent expected term of the options.

•        The Company determines the price volatility factor based on the historical volatilities of several publicly listed peer companies as the Company does not have trading history for its common stock.

•        The expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The valuation of the options was calculated using the Black-Sholes option pricing model using the following assumptions:

Expected dividend yield	0%
Stock price volatility	55% – 80%
Expected term	6 to 7 years
Risk-free interest rate	0.60% – 3.06%
Grant-date fair value (estimated)	$ 0.02 – $ 0.05

Note 8. Redeemable Convertible Preferred Stock

During the fourth quarter of 2020, the Company executed a financing round and issued Series A preferred shares (the “2020 Series A Financing”). The 2020 Series A Financing included the authorization of 25,794,475 shares of preferred stock in classes A through A-10. Class A was allocated to investors who contributed new money to the Company, while Class A-1 through A-10 were issued in exchange to convertible note holders. As part of this raise, 1,411,764 preferred shares Class A and one warrant exercisable for 319,411 of preferred Class A shares were issued for aggregate cash proceeds of $9,570 and a subscription receivable for $2,430. As a result of this transaction and other transactions with the Company’s common stock, the Company had outstanding subscription receivable balances of $2,810, $364 and none as of December 31, 2020, 2019 and 2018, respectively. Such subscription receivable balances have been presented net of additional paid in capital in these financial statements. Subsequent to year-end, the Company issued an additional 3,739,846 Class A shares raising $31,759 in cash proceeds, and the conversion of the $30 SAFE Note. This transaction triggered a contractual conversion of all of the convertible debt and accrued interest into preferred stock issuing shares in Class A-1 through A-10.

Each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC)

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 8. Redeemable Convertible Preferred Stock (cont.)

transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis). Each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC) transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis).

The preferred shares issued as part of this financing include shares in Class A through A-10 shares. All of these preferred classes include an 8% dividend rate and include preferential treatment to common shares upon liquidation. Only Class A, A-2, and A-10 contain voting rights.

The Company had one warrant outstanding at December 31, 2020. The warrant has a five-year expiration and allows for the call of 319,411 shares of Preferred A stock at an exercise price of $8.50 per share. The valuation of the warrant was calculated using a Black-Scholes option pricing model using the following assumptions:

Expected dividend yield	0%
Standard deviation of share price	0.80
Expected term	5 years
Risk-free interest rate	0.36%
Grant-date fair value (estimated)	$ 8.50

The above factors calculate the value of one option at $5.35, with a resulting value for the 319,411 options of $1,707. The Company has classified this warrant as a liability based on the guidance of ASC 480-10-55-33.

Since the preferred shares may be redeemed concurrent with deemed liquidation events, but are not mandatorily redeemable, the redeemable preferred shares have been classified as outside permanent equity. The preferred shares have a liquidation preference and ranks senior to the Company’s Common Stock, with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The holders of the preferred shares issued (A, A-2, and A-10) have voting rights.

None of the preferred shares issued are registered under the Securities Act. Each of the Stockholders who received shares of Series A Preferred Shares are an accredited investor. The issuance of the shares to Stockholders is exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act.

Based on the terms of the Series A preferred shares, if certain fundamental transactions were to occur, the Series A Preferred Shares would require redemption, which precludes permanent equity classification on the accompanying consolidated Balance Sheet.

Note 9. SAFE Note

On October 30,2020, the Company entered into a SAFE agreement (Simple Agreement for Future Equity) totaling $30 issued to Elemental Excellerator.

Conversion or cash-out events:    In the event of an equity financing in which the Company issues and sells preferred stock for the purpose of raising capital and upon approval by the Company’s Board of Directors, the SAFE note will convert into a series of preferred stock of the company. The SAFE note will convert into a number of shares of preferred stock equal to the quotient obtained by dividing (x) the principal amount of the SAFE note by (y) the product of (A) the applicable price per share in the then-applicable financing round and (B) 80%.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 9. SAFE Note (cont.)

SAFE note holder will either receive cash for their note, or common stock if a liquidity event were to occur before the expiration or termination of the SAFE note. In the event of a dissolution, SAFE note holder will receive the purchase amount, due and payable immediately prior to, or concurrent with, the consummation of the dissolution event. The SAFE note will terminate or expire upon either the issuance of capital stock to the investor, or payment of the amount due to the investor.

Preference upon dissolution:    Should the Company dissolve or wind-up operations prior to a conversion or cash-out event, SAFE note holder will be paid back their purchase amount prior to the distribution of assets to common stock investors and concurrent with payments for other Convertible Securities and/or Preferred Stock.

Note 10. Prepaid expenses

Prepaid expenses consist of insurance premiums that have been paid and are being amortized over the policy year.

Note 11. Property and equipment, net

Property and equipment, net consisted of the following at December 31, 2020, 2019 and 2018:

Property and Equipment	December 31, 2020	December 31, 2019	December 31, 2018
Equipment	$957	$846	$764
Furniture & Fixtures	11	12	8
Company Vehicles	320	74	37
Leasehold Improvements	29	29	5
Computers, Software and related equipment	444	393	226
	1,761	1,354	1,040
Accumulated Depreciation	(677)	(381)	(143)
Property and Equipment, Net	$1,084	$973	$897

Depreciation expense for the year ended December 31, 2020, 2019 and 2018 totaled approximately $296, $239 and $121, respectively.

Note 12. Accrued expenses and other current liabilities

Other current liabilities consisted of the following at December 31, 2020, 2019 and 2018:

Other Current Liabilities	December 31, 2020	December 31, 2019	December 31, 2018
Customer Deposits	$1,837	$1,920	$50
Accrued Expenses	468	341	124
Accrued Interest	2,453	897	341
Other	384	293	48
Total other current liabilities	$5,142	$3,451	$563

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 13. Commitments and Contingencies

Operating Leases

The Company leases office space, certain facilities and other equipment under operating lease agreements that expire at various dates. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of December 31:

2020	$45
2021	98
2022	—
2023	—
2024	—
Thereafter	—
Total Future minimum lease payment	$143

Rent expense totaled $234 for the year ended December 31, 2020. Certain of the Company’s lease agreements contain escalation clauses, and accordingly, the Company straight-lines the rent expense over the lease term.

Litigation

As of the date of the audited consolidated financial statements, the Company was not a party to any legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Cal Savers Legislation

On September 26, 2016, California governor Jerry Brown signed Senate Bill 1234 implementing a program to address the growing problem of workers not being adequately prepared for retirement. Senate bills 1234 and 923 provided the framework for a state sponsored program that allowed for employees to contribute to a retirement savings program at jobs that did not offer a retirement plan. The legislation required employers to allow employees to contribute to a state sponsored retirement plan or similarly comparable retirement plan or else have the employee opt-out of participating in the plan.

On July 1, 2019 the plan officially launched state-wide with a tiered effective date based on the number of employees. As of December 31, 2020, the Company had less than 100 employees and was therefore required to implement compliance by June 30, 2021. The Company is currently evaluating various retirement savings options to implement in order to be compliant with the state legislation.

Note 14. Supplemental cash flow information

In 2020, the Company had non-cash financing activity in the form of the issuance of a warrant for preferred stock as part of the 2020 Series A Financing, resulting in $1,707 related to the valuation of the warrant. The Company paid $17, $2, and $68 in interest for the years ended December 31, 2020, 2019 and 2018, respectively. The Company did not have any income tax payments for the periods presented.

Note 15. Related Party Transactions

The Company leases property in North Hollywood, California from the Valley Industrial Properties which is owned by the Sunseeker Trust. The Sunseeker Trust is an irrevocable Trust with the beneficiary being the mother of the CEO, Dakota Semler.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 15. Related Party Transactions (cont.)

The Company’s trucks utilize Metalsa, a Mexico-based automotive supplier, to provide parts and manufacturing services. Metalsa has an investment in the Company in the form of a convertible note payable.

The Company has a partial recourse promissory note in the amount of $364 due from the COO, Giordano Sordoni. The note was utilized to exercise options provided to him by the Company. Interest is compounded annually at a rate of 2.38%. The note was issued in the amount of $364 on June 24, 2019 and the full balance remained outstanding at December 31, 2020.

The Company purchased four used vehicles from an entity owned by the CEO. The Company utilizes these vehicles to assist in servicing customer vehicles.

Note 16. Income Taxes

On December 31, 2020, the Company converted from an S-Corporation to a C-Corporation. This change was made as part of the 2020 Series A Financing (see Note 8) where a foreign entity became a shareholder of the Company. The Company is subject to federal and state income taxes in the state of California. The Company’s income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. Significant judgments and estimates are required in the determination of the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating its ability to recover its deferred tax assets in the jurisdiction from which they arise, The Company considers all available positive and negative evidence in evaluating its ability to recover its deferred tax assets in the jurisdiction in which they arise. These include scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results adjusted for the results of discontinued operations and incorporates assumptions about the amount of future state and federal pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company is using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company will consider the last two years and interim period of operating income (loss).

As of December, 31, 2020, we have federal and state income tax net operating loss (NOL) carryforwards of $3,955, $4,990, and $16,667; which will expire over the next twenty years in California.

The Company believes that it is more likely than not that the benefit from NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a valuation allowance of $7,483 on the remaining deferred tax assets related to these NOL carryforwards. If our assumptions change and the Company determines that it will be able to realize these NOLs, the tax benefits related to any reversal of valuation allowance will be adjusted in the same period.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across its global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company (1) records unrecognized tax benefits as liabilities in accordance with ASC 740 and (2) adjust these liabilities when its judgment changes as a result of the evaluation of new information not previously available.

Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

Xos, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, except share and per share data)

Note 17. Subsequent events

The Company evaluated all events or transactions that occurred through March 4, 2021, the date the financial statements were available to be issued. There are no subsequent events other than disclosed herein.

2020 Series A Financing    As described in Note 8 Series A Financing subsequent to year-end, the Company raised an additional $30,474 of Preferred A shares. As part of this transaction, the Company converted $21,540 of convertible notes and $2,454 in accrued interest to Preferred shares of Company stock.

Conversion of SAFE Note    As part of its February 2021 meeting, the Company’s Board approved the conversion of the SAFE note to Class A Preferred shares. The note holder contributed an additional $620 in cash and the $30 note in exchange for 76,471 preferred shares.

SPAC Transaction    On February 22, 2021 the Company announced that it had entered into a definitive business combination agreement with NextGen Acquisition Corporation, a special purpose acquisition company. The result of the transaction will transform the Company into a publicly traded entity on the NASDAQ stock exchange.

Xos, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2021 (Unaudited)	December 31, 2020 (Audited)
Assets
Cash and cash equivalents	$23,617	$10,359
Accounts receivable, net	800	408
Inventories	6,808	1,867
Other current assets	1,753	56
Total current assets	32,978	12,690
Property and equipment, net	1,406	1,084
Total Assets	$34,384	$13,774

Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit

Accounts payable	$587	$1,168
Current portion of equipment loans payable	130	142
Current portion of convertible notes payable	—	18,360
Current portion derivative liability	—	6,394
Current portion of SAFE notes payable	—	30
Warrant liability	3,138	1,707
Other current liabilities	3,251	5,142
Total current liabilities	7,106	32,943
Equipment loans payable, net of current portion	101	166
Total Liabilities	7,207	33,109
Commitment and Contingencies

Convertible Preferred Stock – $0.0001 par value Series A – 27,041 shares authorized, 26,722 and 1,412 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	76,998	7,862

Stockholders’ Deficit
Common stock $0.0001 par value, 65,794 authorized shares, 37,002 and 36,943 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively.	4	4
Additional paid in capital	677	293
Accumulated deficit	(50,502)	(27,494)
Total Stockholders’ Deficit	(49,821)	(27,197)
Total Liabilities, Convertible Preferred Stock, and Stockholders’ Deficit	$34,384	$13,774

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary
Unaudited Condensed Consolidated Statements of Operations
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$596	$397	$1,389	$573
Cost of Goods Sold	585	190	1,257	478
Gross Profit	11	207	132	95

Operating Expenses
Research and development	1,406	1,613	3,630	1,713
Sales and marketing	106	22	151	77
General and administrative	6,062	1,120	9,369	1,924
Depreciation	291	148	380	148
Total Operating Expenses	7,865	2,903	13,530	3,862

Loss from Operations	(7,854)	(2,696)	(13,398)	(3,767)

Other Income (Expenses)
Interest expense	(5)	(1,153)	(13)	(1,319)
Change in fair value of derivatives	(1,430)	—	4,964	—
Write-off of subscription receivable	—	—	(379)	—
Realized loss on debt extinguishment	—	—	(14,104)	—
Miscellaneous	131	4	(78)	4
Total Other Income (Expenses)	(1,304)	(1,149)	(9,610)	(1,315)

Net Loss	$(9,158)	$(3,845)	$(23,008)	$(5,082)

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019 (audited)	—	$—	36,822	$4	$289	$(10,827)	$(10,534)
Net loss	—	—	—	—	—	(1,237)	(1,237)
Balance at March 31, 2020 (unaudited)	—	—	36,822	4	289	(12,064)	(11,771)
Stock options exercised	—	—	40	—	2	—	2
Stock based compensation expense	—	—	—	—	4	—	4
Net loss	—	—	—	—	—	(3,845)	(3,845)
Balance at June 30, 2020 (unaudited)	—	$—	36,862	$4	$295	$(15,909)	$(15,610)

Balance at December 31, 2020 (audited)	1,412	7,862	36,943	4	293	(27,494)	(27,197)
Payment of subscription receivable	—	2,430	—	—	379	—	379
Issuance of preferred shares	3,740	31,788	—	—	—	—	—
Conversion of notes payable	21,570	34,918	—	—	—	—	—
Stock options exercised	—	—	105	—	3	—	3
Shares repurchased and retired	—	—	(48)	—	(1)	—	(1)
Stock based compensation expense	—	—	—	—	2	—	2
Net loss	—	—	—	—	—	(13,850)	(13,850)
Balance at March 31, 2021 (unaudited)	26,722	76,998	37,000	4	676	(41,344)	(40,664)
Stock based compensation expense	—	—	—	—	1	—	1
Stock options exercised	—	—	2	—	—	—	—
Net loss	—	—	—	—	—	(9,158)	(9,158)
Balance at June 30, 2021 (unaudited)	26,722	$76,998	37,002	$4	$677	$(50,502)	$(49,821)

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES:
Net loss	$(23,008)	$(5,082)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	380	148
Non-cash interest expense	—	1,319
Change in fair value of derivatives	(4,964)	—
Write-off of subscription receivable	379	—
Realized loss on extinguishment of debt	14,104	—
Stock-based compensation expense	3	8
Changes in operating assets and liabilities:
Accounts receivable	(392)	(322)
Inventories	(4,941)	319
Other current assets	(1,697)	(315)
Other assets	—	(383)
Accounts payable	(581)	(715)
Other current liabilities	564	983
Net cash used in operating activities	(20,153)	(4,040)

INVESTING ACTIVITY:
Purchases of property and equipment	(702)	(143)
Net cash used in investing activity	(702)	(143)

FINANCING ACTIVITIES:
Proceeds from issuance of convertible preferred shares	31,757	—
Collection of subscription receivable on preferred shares	2,430	—
Proceeds from issuance of convertible notes	—	13,076
Principal payment of equipment loans	(77)	(40)
Proceeds from stock option exercises	3	—
Net cash provided by financing activities	34,113	13,036

Net increase in cash and cash equivalents	13,258	8,853
Cash and cash equivalents, beginning of period	10,359	19
Cash and cash equivalents, end of period	$23,617	$8,872

Supplemental disclosure of non-cash financing activities:
Conversion of notes payable to redeemable convertible preferred stock:
Issuance of redeemable convertible preferred stock	$34,918	$—
Conversion of interest payable on convertible notes	$2,453	$—
Fair value adjustment of related party debt at conversion	$3,763	$—
Conversion of notes payable into preferred stock	$21,540	$—

See Notes to Unaudited Condensed Consolidated Financial Statements

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Description of Business

Xos, Inc. and Subsidiary (collectively, the “Company” or “Xos”) designs and develops fully electric battery mobility systems specifically for commercial fleets. The Company’s primary focus is on Class 5 — 8 vehicles that travel on ‘last mile’ routes (ie. less than 200 miles a day and on predictable routes). Rivordak, Inc. (“Rivordak”) is the sole subsidiary of Xos, Inc. and holds a dealership license to re-sell Xos vehicles to fleet customers. In combination, Xos and Rivordak made up 100% of the operations of the Company.

On February 22, 2021, the Company announced its definitive business combination agreement (“BCA”) with NextGen Acquisition Corporation (“NextGen”), a special purpose acquisition company (“SPAC”). This transaction, which was consummated on August 20, 2021, will result in a reverse merger whereby the Company becomes a publicly traded entity on the NASDAQ stock exchange.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (ie, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard, until such time the Company is no longer considered to be an emerging growth company. At times, the Company may elect to early adopt a new or revised standard.

Risks and Uncertainties

Global Pandemic and Coronavirus Response:    On January 30, 2020, the World Health Organization declared the coronavirus outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. The coronavirus and actions taken to mitigate the spread of it have had and are expected to continue to have an adverse impact on the economies and financial markets of many countries, including the areas in which the Company operates.

As the coronavirus pandemic continues to evolve, the Company believes the extent of the impact to its business, operating results, cash flows, liquidity and financial condition will be primarily driven by the severity and duration of the coronavirus pandemic, the pandemic’s impact on the U.S. and global economies and the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic. Those primary drivers are beyond the Company’s knowledge and control, and as a result, at this time the Company is unable to predict the cumulative impact, both in terms of severity and duration, that the coronavirus pandemic will have on its business, operating results, cash flows and financial condition, but it could be material if the current circumstances continue to exist for a prolonged period of time. Although the Company has used the best current information available in its estimates, actual results could materially differ from the estimates and assumptions developed by management.

Accordingly, it is reasonably possible that the estimates made in the financial statements have been, or will be, materially and adversely impacted in the near term as a result of these conditions, and if so, the Company may be subject to future impairment losses related to long-lived assets as well as changes to recorded reserves and valuations.

Semiconductor Chip Shortage:    As a result of the global pandemic, the silicon semiconductor industry has experienced a shortage in supply and ability to meet customer demand. This shortage has led to lead-times of semiconductor chips and components to increase since the beginning of 2020. Should shortages continue to be experienced, the Company may not be able to find suitable alternative vendors and will experience issues procuring inventory to meet production schedules and demand.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying unaudited condensed consolidated financial statements:

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. They do not include all of the information and footnotes required by U.S. GAAP for complete audited financial statements. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Rivordak. All significant intercompany accounts and transactions have been eliminated in consolidation.

In the opinion of management, all adjustments (primarily consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of and for the years ended December 31, 2020, 2019 and 2018.

Liquidity

The Company’s unaudited condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the Company’s ability to meet its obligations over the next twelve months of operations in the normal course of business from expected issuance of these financial statements. As an early-stage company, the Company has experienced negative cash flows from its operations since inception. The Company will require additional capital raises in order to continue the research and development of its electric vehicle products and scale its manufacturing operations to meet anticipated demand. Management is working to raise additional capital through various potential options, including but not limited to, equity and debt financings, and strategic alliances.

In December 2020, the Company executed a Series A financing, resulting in the receipt of $12 million in cash and subscription receivables as of year-end, with an additional $31.8 million received in January and February 2021. As part of this financing, the Company also converted all of its convertible debt and related accrued interest to additional shares of preferred stock in January 2021.

Also, as discussed previously, the Company’s merger with its SPAC partner, NextGen, was consummated on August 20, 2021. The completion of the Business Combination generated the combined Company in $216.7 million cash, net of actual transaction costs and redemptions.

Should the Company not be able to raise additional financing to address its forecasted cash requirements, management notes that certain projected expenses could be eliminated including certain capital expenditures, research and development projects, and currently scheduled scaling of staffing would be reduced or eliminated.

Management has projected that these options, along with the cash raised from the 2020 Series A financing and the reduced debt load from the debt conversion, would provide the Company enough liquidity to operate for at least the next twelve months from the date that these financial statements were available to be issued.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenues and expenses during the reporting periods. The areas with significant estimates and judgments include, among others, share-based compensation, the fair value of the Company’s common and preferred stock, valuation of the convertible notes and the related embedded derivative, SAFE note and warrant liability on Series A preferred stock. Management bases its estimates on historical

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates, and such differences could be material to the Company’s financial statements.

Revenue Recognition

The Company generates revenue from the sale of its electric battery fleet of commercial vehicles and electric battery drive systems, the licensing of its software systems, and warranty contracts. There were no warranty contracts as of June 30, 2021.

The Company recognizes revenue consisting of product sales, inclusive of shipping and handling charges, net of estimates for customer allowances. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring products. All revenue is recognized when the Company satisfies its performance obligations under the contract. Any deposits from customers represent contract liabilities. The Company recognizes revenue by transferring the promised products to the customer, with the revenue recognized at the point in time the customer takes control of the products. The Company recognizes revenue for shipping and handling charges at the time the products are delivered to or picked up by the customer. The majority of its contracts have a single performance obligation, which is met at the point in time that the product is delivered, and title passes to the customer, and are short term in nature.

Inventories

Inventories consisted of parts and work-in-progress inventories. As of June 30, 2021 and December 31, 2020, inventory balance amounted to $6.8 million and $1.9 million, respectively. The Company had no finished goods inventory as of these dates.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based upon assumptions that market participants would use in pricing an asset or liability.

U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. As presented in the tables below, this hierarchy consists of three broad levels:

•        Level 1:    Quoted prices in active markets for identical assets and liabilities.

•        Level 2:    Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable.

•        Level 3:    Significant inputs to the valuation model are unobservable.

The Company’s financial instruments consist primarily of cash, accounts receivable, warrant associated with convertible preferred stock, convertible notes and the associated derivative liability. The fair value of cash and accounts receivable approximates carrying value due to their short-term maturity.

As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Derivative financial instruments which are required to be measured at fair value on a recurring basis are measured at fair value using Level 3 inputs for all periods presented. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

There were no transfers into or out of Level 3 during the three and six months ending June 30, 2021 and 2020.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes, under which deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Share-based Compensation

The Company accounts for share-based compensation in accordance with ASC 718, Compensation — Stock Compensation, under which shared based payments that involve the issuance of common stock to employees and non-employees and meet the criteria for equity-classified awards are recognized in the financial statements as compensation expense based on the fair value on the date of grant.

The Company issues stock option awards to both employees and non-employees. The Company allows employees to exercise options prior to vesting. The Company records a liability for options exercised but not vested. The liability is relieved when the options vest. If the employee leaves the Company before vesting, the unvested shares can be repurchased.

The Company estimates the fair value of stock options on the date of the grant using the Black-Scholes option pricing model. Each of the Black-Scholes inputs generally require significant judgement, including the assumptions discussed below.

•        Fair value of common stock — given the absence of a publicly traded market, the Board considers various subjective factors to determine the fair value of the Company’s common stock at each meeting awards were approved. These factors include but are not limited to contemporaneous third-party valuations of its common stock, the lack of marketability of common stock and the likelihood of achieving a liquidity event such as an IPO or sale of the Company.

•        Expected term — the expected term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the “simplified” method, as prescribed in SEC Staff Accounting Bulletin (SAB) No. 107. The expected term of nonemployee options is equal to the contractual term.

•        Risk-free rate — the risk-free interest rate is based on the interest rate payable on the U.S. Treasury securities with an equivalent expected term of the options.

•        Expected volatility — the Company determines the price volatility factor based on the historical volatilities of several publicly listed peer companies as the Company does not have trading history for its common stock.

•        Expected dividend yield — the expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

Recent accounting pronouncements issued and adopted:

ASC 718 Compensation — Stock Compensation:    In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation, as part of its simplification initiative to identify and refine areas where cost and complexity can be refined while providing more useful information to users of financial statements. The new guidance requires equity classified share-based payment awards issued to nonemployees to be measured on the grant date, instead of being re-measured through the performance completion date under the previous guidance.

The Company adopted ASU 2018-07 as part of its issuance and implementation of its 2018 Employee Stock Option Plan.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Recent accounting pronouncements issued and not yet adopted:

ASC 842, Leases: In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as subsequently amended, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors), and replaces the existing guidance in ASC 840, Leases. The new standard also requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from leasing arrangements. The Company is required to adopt the standard on January 1, 2022 and is currently evaluating the full impact that ASU 2016-02 will have on the financial statements and related disclosures.

The adoption of the new lease standard on January 1, 2022 will likely have a material impact on the Company’s consolidated financial statements; the most significant of which would be the recognition of ROU assets and lease liabilities for operating leases on the consolidated balance sheet.

Note 3. Convertible Notes

During the calendar years 2016 through 2020, the Company issued approximately $21.5 million of convertible notes, with maturities ranging from less than year to ten years from issuance date. These convertible notes were to be automatically converted upon the Company obtaining additional equity financing, or in some cases, a change in control. Proceeds from the converted notes’ issuances were primarily used to fund the Company’s operations. As of June 30, 2021, the Company converted all of the convertible notes to the Company’s preferred stock.

At December 31, 2020, the carrying value of the convertible debt, which approximates fair value, was as follows (in thousands):

Convertible notes, current portion	$21,540
Debt discount recognized	(4,884)
Debt discount amortized	1,704
Net convertible notes, current portion	$18,360

All of the converted notes bore simple interest at a rate of 8%. Interest on the notes was accumulated until the earlier of maturity or a transaction that triggered exercise of the conversion feature. All of the notes were unsecured and had varying maturity dates, as described below.

For disclosure purposes, management has divided the convertible notes into three groups:

Group 1 Converted notes

Group 1 converted notes consisted of notes with an aggregated issue amount of $6.4 million, with ten year maturities ranging from December 2026 to July 2029, and that provide for two distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, or (b) conversion to a form of equity interest in the Company at the lesser of (i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap divided by a fully diluted capitalization. Principal and accrued interest is payable at the maturity date. The valuation cap ranges from $10,000 to $200,000 and varies by issuance.

The conversion at a discount to the subsequent qualified financing was evaluated as an embedded put feature requiring bifurcation as a separately recorded derivative liability instrument. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The bifurcated derivative feature of the Group 1 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective converted note. The Company incurred debt discounts totaling $489,000 related to the conversion feature. The unamortized debt discounts at conversion, equaled $1.2 million at conversion and were eliminated upon conversion in accordance with ASC 470.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 3. Convertible Notes (cont.)

Group 2 Converted notes

Group 2 converted notes consisted of notes with an aggregated issue amount of $14.1 million, with varying maturities ranging from March 2021 to August 2030, and of varying issuance dates that provide for four distinct resolutions: (a) payment of principal and accrued interest in cash at maturity, (b) conversion to a form of equity interest in the Company issued in a subsequent qualified financing at the lesser of (i) eighty percent (80%) to ninety percent (90%) of the per share price of the equity issued in the qualified financing or (ii) a valuation cap of $60.0 million divided by the fully diluted capitalization, or (c) following certain corporate transactions, including a change in control a settlement in cash at an amount equal to the accrued interest plus three times the principal balance of the note or converted into common stock at a price per share equal to a valuation cap of $60.0 million divided by the fully diluted capitalization, or (d) optionally converted into common stock at maturity at a per share price obtained by dividing $30.0 million valuation cap by the fully diluted capitalization. Principal and accrued interest is payable at the maturity date.

The conversion at a discount to the subsequent qualified financing, and the cash settlement following certain corporate transactions were evaluated as embedded put features requiring bifurcation as a separately recorded derivative instruments. The conversion based upon the stated valuation cap and fully diluted capitalization was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date. The fair value of the bifurcated derivatives of the Group 2 notes was recorded as a debt discount which is amortized to interest expense over the life of the respective converted note. The Company incurred debt discounts totaling $5.2 million. The unamortized debt discounts at conversion, equaled $4.0 million at conversion and were eliminated upon conversion in accordance with ASC 470.

Group 3 Converted Note

The Group 3 converted note is a single note with a $1.0 million issue amount in December 2018, maturing in December 2020. This note was converted in the first quarter of fiscal year 2021 and the noteholder elected to wait for conversion rather than collect the principal and accrued interest amounts. The Group 3 note allowed for payment in cash at maturity or, in the event of a conversion event, a conversion of the principal and accrued interest of the note into two percent (2%) of the outstanding equity of the Company after the conversion transaction.

The conversion into 2% of the outstanding equity was evaluated as a conversion feature and did not require bifurcation as an embedded derivative. This conversion feature had zero intrinsic value on the commitment date, accordingly, no discount on the debt issuance was recorded and no discount had been amortized during the periods under presentation. However, during the fourth quarter of 2020, it became evident that all the converted notes were likely to be exercised and it was possible to determine an intrinsic value of the conversion feature. Accordingly, as of June 30, 2021, the Company recognized a discount on the converted note of $645,000 and an offsetting derivative liability in the same amount. Due to the immediacy of conversion, the discount on the Group 3 note was not amortized.

Note 4. Convertible Preferred Stock

During the fourth quarter of 2020, the Company executed a financing round and issued Series A preferred shares (the “2020 Series A Financing’’). The 2020 Series A Financing included the authorization of 25,794,475 shares of preferred stock in classes A through A-10. Class A was allocated to investors who contributed new money to the Company, while Class A-1 through A-10 were issued in exchange to convertible note holders. As part of this raise, 1,411,764 of preferred Class A shares and one warrant exercisable for 319,411 of preferred Class A shares were issued for aggregate cash proceeds of $9.6 million and a subscription receivable for $2.4 million. During the 1st half of 2021, the Company issued an additional 3,739,846 Class A shares raising $31.8 million in incremental cash proceeds, and the conversion of the $30,000 SAFE Note.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Convertible Preferred Stock (cont.)

As part of this transaction, the Company converted $21.5 million of convertible notes in principal and $2.5 million in accrued interest into 21,570,308 Preferred shares of Class A-1 through A-10 Company stock. These exchanges from convertible notes into convertible preferred shares included transactions with both related and third parties. The differences between the total carrying value of the converted notes held by third parties and the fair value of the issued preferred shares was recorded as realized loss on debt extinguishment in the condensed consolidated statement of operations.

We have determined the fair value of the issued preferred shares in connection with the note conversion using market rates experienced in other non-related party transactions, through the issuance of Series A shares. As some of the converted third party notes have voting rights and others do not, the fair value of non-voting shares were reduced by 3%.

The rights, preferences and privileges of the convertible preferred stock as of June 30, 2021 were as follows:

•        Conversion — each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC) transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis). Each share of Company Preferred Stock is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the original issue price for the applicable share series by (ii) the conversion price applicable to such series of Preferred Stock, as may be adjusted as set forth in the Company’s Restated Certificate of Incorporation. Each share of Preferred Stock is automatically converted into shares of Common Stock at the conversion rate in effect for such series immediately upon the earlier of (i) a qualified public offering, (ii) a special-purpose acquisition vehicle (SPAC) transaction or (iii) the date or occurrence of an event specified by vote, written consent, or agreement of the majority of holders of then-outstanding shares of preferred stock (voting together as a single class on an as-converted basis).

•        Dividends and voting rights — all preferred classes include an 8% non-cumulative dividend rate and include preferential treatment to common shares upon liquidation. Only Class A, A-2, and A-10 contain voting rights. No dividends have been declared or accrued to date.

The total liquidation preference of the issued preferred shares as of June 30, 2021 was $68.1 million.

Since the preferred shares may be redeemed concurrent with deemed liquidation events, but are not mandatorily redeemable, the redeemable preferred shares have been classified as mezzanine equity. The preferred shares have a liquidation preference and ranks senior to the Company’s Common Stock, with respect to any distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary. The holders of the preferred shares issued (A, A-2, and A-10) have voting rights.

None of the preferred shares issued are registered under the Securities Act. Each of the Stockholders who received shares of Series A Preferred Shares are an accredited investor. The issuance of the shares to Stockholders is exempt from the registration requirements of the Act in reliance on an exemption from registration provided by Section 4(2) of the Act.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 4. Convertible Preferred Stock (cont.)

Based on the terms of the Series A preferred shares, if certain fundamental transactions were to occur, the Series A Preferred Shares would require redemption, which precludes permanent equity classification on the accompanying consolidated balance sheet.

Note 5. Derivative Instruments

Warrant Liability on Convertible Preferred Stock

In connection with the Series A Financing (see Note 4), the Company issued one warrant to a Series A preferred shareholder, which allows a purchase of up to 319,411 shares of Preferred A stock at an exercise price of $8.50. The warrant is exercisable for 5 years from issuance date and expires on 2025 or earlier upon the consummation of a liquidation event or a SPAC transaction. The Company has classified this Level 3 derivative instrument as a liability, with fair value changes flowing through the consolidated statements of operations.

The Company recognized a warrant liability on its convertible preferred Series A based on its current fair value of $3.1 million and $1.7 million as of June 30, 2021 and December 31, 2020, respectively.

As of June 30, 2021, due to proximity of the expected consummation of the SPAC merger, the valuation of the warrant was determined using the probability weighted expected return method (“PWERM”) framework, incorporating the weighting of likely two (2) scenarios, as described more fully below:

•        Merger/public scenario:    75% probability of occurrence with per share value determined on a discounted basis using post-merger equity value of existing Xos shareholders less expected proceeds from the exercise of the warrant.

•        Private scenario:    25% probability of occurrence with per share value determined based on equal 50-50 weighting of the (i) market approach (ie. average revenue multiples derived from our peer group under the guideline public company method) and (ii) income approach (ie. utilizing the company’s projections under the discounted cashflow method).

As of December 31, 2020, the valuation of the warrant was determined based on Black-Scholes option pricing model utilizing the following assumptions:

Expected dividend yield	0%
Standard deviation of share price	0.80
Expected term	5 years
Risk-free interest rate	0.36%
Grant-date fair value (estimated)	$8.50

Embedded Derivative Liability on Convertible Notes

The convertible notes were principally a debt financial instrument host containing embedded features and for options which would otherwise be required to be bifurcated from the debt hosts and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815. The Company determined that, with the 2020 Series A Financing (see Note 4), the likelihood of the notes converting had risen to a near certainty as of December 31, 2020. Accordingly, the related derivative liability for these notes were revalued assuming a probability of 100% for conversion according to the notes’ terms, causing the associated derivative liability to be valued at $6.4 million as of December 31, 2020.

The fair value of the derivative liability was estimated using a probability weighted assessment of the settlement value. The significant unobservable inputs to the fair value calculation are the estimated probability that settlement will occur as well as the timing of such settlement. These are subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors. In addition, these techniques are highly volatile and sensitive to changes in inputs. Because derivative financial instruments are initially

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 5. Derivative Instruments (cont.)

and subsequently carried at fair values, the Company’s income will reflect the volatility in these estimates and assumption changes. The Company has determined that as a result of the conversion, the probability of settlement occurring increased to 100% and adjusted the fair value of derivative liability accordingly.

The carrying value of the embedded derivative on the convertible notes was recorded as a derivative liability on the consolidated balance sheet. As of December 31, 2020, the embedded derivative liability was presented in the current classification, reflecting the Company’s anticipation of a conversion exercise. As of June 30, 2021, there was no associated balance in the derivative liability as a result of the conversion in conjunction with the Series A Financing. See Note 4 for further details.

Note 6. Share-based Compensation

On November 27, 2018, the Company adopted the 2018 Stock Plan (“the Plan”), which authorized the issuance of up to 16,390,023 shares of common stock to employees, directors, and consultants of the Company, in the form of restricted stock, stock appreciation rights, and stock options. As of June 30, 2021, there were 1,803,165 shares available for issuance pursuant to future grants under the Plan.

The amount and terms of grants are determined by the Board. The stock options granted under the Plan generally expire within 10 years from the date of grant and generally vest over 4 years, at the rate of 25% on the first anniversary of the date of grant and ratably on a monthly basis over the remaining 36-month period thereafter based on continued service.

The Company recognized stock-based compensation expense for the six months ended June 30, 2021, and 2020 totaling approximately $3,000 and $8,000, respectively.

Note 7. SAFE Notes

On October 30, 2020, the Company entered into a SAFE agreement (Simple Agreement for Future Equity) totaling $30,000 issued to Elemental Excelerator.

Conversion or cash-out events:    In the event of an equity financing in which the Company issues and sells preferred stock for the purpose of raising capital and upon approval by the Company’s Board of Directors, the SAFE notes will convert into a series of preferred stock of the company. The SAFE Note will convert into a number of shares of preferred stock equal to the quotient obtained by dividing (x) the principal amount of the SAFE by (y) the product of (A) the applicable price per share in the then-applicable financing round and (B) 80%.

SAFE note holders will either receive cash for their notes, or common stock if a liquidity event were to occur before the expiration or termination of the SAFE note. In the event of a dissolution, SAFE note holders will receive the purchase amount, due and payable immediately prior to, or concurrent with, the consummation of the dissolution event. The SAFE note will terminate or expire upon either the issuance of capital stock to the investor, or payment of the amount due to the investor.

Preference upon dissolution:    Should the Company dissolve or wind-up operations prior to a conversion or cash-out event, SAFE note holders will be paid back their purchase amount prior to the distribution of assets to common stock investors and concurrent with payments for other Convertible Securities and/or Preferred Stock.

As part of its February 2021 meeting, the Company’s Board approved the conversion of the SAFE note to Class A Preferred shares. The note holder contributed an additional $620,000 in cash and the $30,000 note in exchange for 76,471 preferred shares.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 8. Property and Equipment, net

Property and equipment, net consisted of the following at June 30, 2021 and December 30, 2020 (in thousands):

	June 30, 2021	December 31, 2020
Equipment	$1,147	$957
Furniture & fixtures	91	11
Company vehicles	344	320
Leasehold improvements	251	29
Computers, software and related equipment	626	444
Property and equipment, gross	2,459	1,761
Accumulated depreciation	(1,053)	(677)
Property and equipment, net	$1,406	$1,084

Depreciation expense during the three months ended June 30, 2021 and 2020 totaled approximately $291,000 and $148,000, respectively. Depreciation expense during the six months ended June 30, 2021 and 2020 totaled approximately $380,000 and $148,000, respectively.

Note 9. Other Current Liabilities

Other current liabilities consisted of the following at June 30, 2021 and December 30, 2020 (in thousands):

	June 30, 2021	December 31, 2020
Customer deposits	$1,464	$1,837
Accrued expenses	1,461	468
Accrued interest	—	2,453
Others	326	384
Total other current liabilities	$3,251	$5,142

Note 10. Commitments and Contingencies

Operating Leases

The Company leases office space, certain facilities and other equipment under operating lease agreements that expire at various dates. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consisted of the following as of June 30, 2021 (in thousands):

2021 (remaining six months)	$268
2022	1,124
2023	1,158
2024	1,192
2025	1,228
Thereafter	1,370
Total Future Minimum Lease Payments	$6,340

Rent expense totaled $279,000 and $58,000 for the six months ended June 30, 2021 and 2020, respectively. Certain of the Company’s lease agreements contain escalation clauses, and accordingly, the Company straight-lines the rent expense over the lease term.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 10. Commitments and Contingencies (cont.)

Legal Contingencies

Legal claims may arise from time to time in the normal course of business, the results of which may have a material effect on the Company’s accompanying consolidated financial statements. As of June 30, 2021, the Company was not a party to any legal proceedings, that individually or in the aggregate, are reasonably expected to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Cal Savers Legislation

On September 26, 2016, California governor Jerry Brown signed Senate Bill 1234 implementing a program to address the growing problem of workers not being adequately prepared for retirement. Senate bills 1234 and 923 provided the framework for a state sponsored program that allowed for employees to contribute to a retirement savings program at jobs that did not offer a retirement plan. The legislation required employers to allow employees to contribute to a state sponsored retirement plan or similarly comparable retirement plan or else have the employee opt-out of participating in the plan.

On July 1, 2019, the plan officially launched state-wide with a tiered effective date based on the number of employees. As of June 30, 2021, the Company had more than 100 employees and was therefore required to implement compliance. The Company has finalized the implementation of a standard 401(k) plan for all employees to meet the requirements of Cal Savers. The Company’s Board approved the plan during its June 2021 meeting, and the plan became effective during the month ended June 30, 2021.

Note 11. Related Party Transactions

The Company leases property in North Hollywood, California from the Valley Industrial Properties which is owned by the Sunseeker Trust. The Sunseeker Trust is an irrevocable Trust with the beneficiary being the mother of the CEO, Dakota Semler.

The Company’s trucks utilize Metalsa, a Mexico-based automotive supplier, to provide parts and manufacturing services. Metalsa has an investment in the Company in the form of a convertible note payable which was converted as part of the Company’s Series A Financing. (See Note 3 above)

The Company had a promissory note receivable in the amount of $364,000 due from the COO, Giordano Sordoni. The note was utilized to exercise options provided to him by the Company. Interest is compounded annually at a rate of 2.38%. The note was issued in the amount of $364,000 on June 24, 2019, and the full balance and interest as of December 31, 2020 was forgiven by the Company as of June 30, 2021.

The Company purchased two used vehicles from an entity owned by the CEO. The Company utilizes these vehicles to assist in servicing customer vehicles.

The Company converted 34 notes payable with outstanding carrying value of $18.9 million from related parties into 19,664,000 preferred shares as described above in Note 6, Redeemable Convertible Preferred Stock. These related parties consisted of the CEO, COO, board members, board advisors, and various trusts whose beneficiaries are relatives of the CEO.

The Company utilized employees from an entity owned by the CEO in conducting repairs and maintenance at their new headquarters. Amounts charged for these services were at the employees’ current salary rates including benefits and totaled $74,000 through June 30, 2021.

Xos, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements

Note 12. Income Taxes

As a C-Corporation, the Company is subject to federal and state income taxes in the state of California. The Company’s income tax expense, deferred tax assets and liabilities, and liabilities for unrecognized tax benefits reflect management’s best estimate of current and future taxes to be paid. Significant judgments and estimates are required in the determination of the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, which will result in taxable or deductible amounts in the future. In evaluating its ability to recover its deferred tax assets in the jurisdiction from which they arise, The Company considers all available positive and negative evidence in evaluating its ability to recover its deferred tax assets in the jurisdiction in which they arise. These include scheduled reversals of deferred tax liabilities, projected future taxable income, tax-planning strategies, and results of recent operations. In projecting future taxable income, the Company begins with historical results adjusted for the results of discontinued operations and incorporates assumptions about the amount of future state and federal pretax operating income adjusted for items that do not have tax consequences. The assumptions about future taxable income require the use of significant judgment and are consistent with the plans and estimates the Company is using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company will consider the last two years and interim period of operating income (loss).

As of June 30, 2021, the Company has federal and state income tax net operating loss (NOL) carryforwards of $47.1 million, some of which will expire over the next twenty years beginning in the year 2038.

The Company believes that it is more likely than not that the benefit from NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a full valuation allowance of $13.8 million on the remaining deferred tax assets, primarily related to these NOL carryforwards. If assumptions change and the Company determines that it will be able to realize these NOLs, the tax benefits related to any reversal of valuation allowance will be adjusted in the same period.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across its global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company (1) records unrecognized tax benefits as liabilities in accordance with ASC 740 and (2) adjust these liabilities when its judgment changes as a result of the evaluation of new information not previously available. As of June 30, 2021 and December 31, 2020, the Company had not recorded any liabilities related to income tax uncertainties.

Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from its current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

Note 13. Subsequent Events

The Company evaluated all events or transactions that occurred through August 26, 2021, the date the consolidated financial statements were available to be issued.

On July 30, 2021, the Form S-4 filed in relation to the planned merger with NextGen has been declared effective by the Securities and Exchange Commission.

On August 20, 2021, the Company and NextGen consummated the closing of the transactions contemplated by the BCA (see Note 1).